Exhibit 10.2
Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol […***…]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

CONSTRUCTION LOAN AGREEMENT
Dated as of March 18, 2019
Between
SUNSEEKER FLORIDA, INC.,
a Florida corporation,
as Borrower
and
TPG SPECIALTY LENDING, INC.,
a Delaware corporation,
as Agent

TPG SPECIALTY LENDING, INC., a Delaware corporation,
SSPC 1, LLC, a Delaware limited liability company,
SSPC 2, LLC, a Delaware limited liability company,
,
AND THE OTHER LENDERS SIGNATORY HERETO,
collectively, as Lender

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-ii-

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SCHEDULES

Schedule I	Organizational Chart of Borrower
Schedule II	Borrower’s Intellectual Property
Schedule III	Financial Reports and Budgets
Schedule IV	Minimum Passenger Volume
Schedule V	Contracts with Borrower Related Parties
Schedule VI	Organizational Changes
Schedule VII	Litigation
Schedule VIII	Second Written Notice Recipients
Schedule IX	Closing Permitted Encumbrances
Schedule X	Environmental Work
Schedule XI	Zoning Work
Schedule XII	Insurance Requirements
Schedule XIII	Additional Phase Property Description
Schedule XIV	Property Description
EXHIBITS

Exhibit A-1	Project Scope
Exhibit A-2	Construction Schedule
Exhibit A-3	Plans and Specifications
Exhibit A-4	Project Budget
Exhibit B	Substantive Provisions of CLU Endorsement
Exhibit C	Form of Assignment of Contracts
Exhibit D-1	Form of Architect’s Contract
Exhibit D-2	Architect’s Performance Letter
Exhibit D-3	AIA Form G704
Exhibit E-1	Form of Performance Letter
Exhibit E-2	Form of Performance Letter (Other Design Professionals)
Exhibit F	Anticipated Costs Report Forms
Exhibit G	Form of Lien Waivers
Exhibit H	Form of Borrower’s Requisition
Exhibit I	Application and Certificate for Payment (AIA Form G702)

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CONSTRUCTION LOAN AGREEMENT
THIS CONSTRUCTION LOAN AGREEMENT, dated as of March 18, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement” or sometimes “Loan Agreement”), between, TPG SPECIALTY LENDING, INC., a Delaware corporation, SSPC 1, LLC, a Delaware limited liability company, and SSPC 2, LLC, a Delaware limited liability company, each having an address at c/o TPG Sixth Street Partners, LLC, 2100 McKinney Avenue, Suite 1030, Dallas, Texas 75201 (together with their successors and assigns, “TSSP”), and the other lenders signatory hereto (together with TSSP and such other co-lenders as may exist from time to time, collectively, “Lender”), TPG SPECIALTY LENDING, INC., a Delaware corporation, as agent for Lender (together with its successors and assigns, “Agent”), and SUNSEEKER FLORIDA, INC., a Florida corporation, having its principal place of business at 1201 N. Town Center Drive, Las Vegas, Nevada 89144 (together with its permitted successors and assigns, collectively, “Borrower”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Account Control Agreement” shall mean that certain Deposit Account Control Agreement, to be entered into among Borrower, Agent and the Deposit Bank prior to the Initial Advance, to be in form and substance reasonably acceptable to Borrower and Agent.
“Accounts” shall have the meaning specified in Section 7.1 hereof.
“ADA” means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as amended from time to time.
“Additional Phase” means each subsequent phase of development of the Development Property other than the Project which may include all of the Additional Phase Property.
“Additional Phase Property” shall mean that certain 14.1-acre property upon which the Additional Phase(s) of the development are anticipated to be constructed consisting of the property shown on Schedule XIII attached hereto.
“Additional Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.
“Advance” or “Advances” shall mean any disbursement of the proceeds of the Loan by Lender pursuant to the terms of this Agreement.
“Advance Booking Agreements” shall mean all commitments, reservations and agreements regarding the future use of guest rooms, banquet rooms, conference rooms and other facilities constituting part of the Property.
“Advance Deposits” shall mean all deposits, advance payments and similar items made in respect of Advance Booking Agreements.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, or is under common ownership, directly or indirectly, with ten percent (10%) or more of all equity interests of such Person, and/or (ii) such Person owns ten percent (10%) or more of the direct and/or indirect equity interests in, and/or (iii) is in direct and/or indirect control of, is directly and/or indirectly controlled by or is under common direct and/or indirect ownership or control with such Person, and/or (iv) is a direct or indirect member, shareholder, partner, owner, director, officer, manager, trustee or agent of such Person or of an Affiliate of such Person, and/or (v) is the spouse, issue or parent of such Person or of an Affiliate of such Person.
“Affiliate Contracts” shall mean any Contract between Borrower (or otherwise affecting the Mortgaged Property), on the one hand, and a Borrower Related Party, on the other hand, which shall be subject to prior written approval by Agent in its sole discretion exercised in good faith.
“Agent” shall have the meaning set forth in the introductory paragraph hereto.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“ALTA” shall mean American Land Title Association or any successor thereto.
“Alternate Index” means a published index that Agent determines, in its commercially reasonable discretion, is then-currently used in making determinations of the interest rate for variable rate commercial mortgage loans, which the parties hereto acknowledge and agree may be an index that does not yet exist and/or is not commonly being used as of the Closing Date.
“Alternate Rate Loan” means the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Index plus the Alternate Rate Spread.
“Alternate Rate Spread” shall mean, in connection with any conversion of the Loan to an Alternate Rate Loan, with respect to any component, the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread applicable to such component as of the determination date for which LIBOR was last available (or last used) and (b) the Alternate Index as of such determination date; provided, however, that if such difference is a negative number, then the Alternate Rate Spread shall be zero percent (0%).
“Approved Construction Schedule” shall have the meaning as set forth in Section 3.2.3 hereof.
“Approved Operating Budget” shall mean that certain operating budget with respect to the Project, including the preliminary version approved by Agent as of the Closing Date as well as all subsequent updates thereto.
“Approved Plans and Specifications” shall have the meaning as set forth in Section 3.2.2 hereof.
“Approved Project Budget” shall have the meaning as set forth in Section 3.2.4 hereof.
“Architect’s Contract” shall mean that certain AIA Standard Form Agreement between Owner and Architect entered into among Borrower’s Developer Affiliate and Borrower’s Architect, in the form attached as Exhibit D-1 hereto, with such changes as may be approved by Agent in writing.
“Architect’s Performance Letter” shall have the meaning as set forth in Section 2.8.1(x) hereof.
“Assignment of Contracts” shall mean an Assignment of Plans, Specifications, Permits, Contracts, Licenses, Entitlements and Intangibles by Borrower, as assignor, in favor of Agent (for the benefit of Lender), as assignee, in the form attached hereto as Exhibit C.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
“Base Project Documents” shall mean, collectively, (i) the Project Scope, (ii) the Project Budget, (iii) the Plans and Specifications and (iv) the Construction Schedule.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto.
“Borrower Funds” shall mean all amounts expended or to be expended by Borrower or any Borrower Related Party with respect to the Project and/or the Property that are not Advances, including, without limitation, the Required Equity Funds.
“Borrower Group Members” means, collectively and individually as the context may require, Borrower, any subsidiary of Borrower, Pledgor, Guarantor, Sunrise Guarantor and any other guarantor under any guarantee or other credit enhancement delivered in connection with the Loan.
“Borrower Operating Account” shall mean the account with SMBC in the name of Borrower to be created pursuant to and in accordance with the Account Control Agreement.
“Borrower Related Party” means each Borrower Group Member, each of the foregoing Persons’ respective Affiliates, any Person that is a direct or indirect partner, member, shareholder, officer, or director of any of the foregoing Persons, any successor or assign of such Persons, any Person who is a family member of any of the foregoing Persons, and any Person acting at the direction of the foregoing Persons.
“Borrower’s Architect” shall mean L2 Studios, Inc., a Florida corporation.
“Borrower’s Developer Affiliate” shall mean Point Charlotte Development, LLC, a Florida limited liability company.
“Borrower’s Requisition” shall have the meaning set forth in Section 2.12.1(a) hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
“Business Plan” shall mean a compilation of the following items, in each case, subject to Agent’s approval as provided for in this Agreement: (i) the Project Budget and (ii) the Construction Schedule which shall provide that the work on the Project shall be completed by no later than the Final Completion Date.
“Carry Costs” shall mean Taxes, Insurance Premiums, Other Charges, any Construction Consultant costs, the Servicing Fee, fees or expenses and any other costs necessary or reasonably desirable to own and operate the Property as determined by Agent in the reasonable and good faith exercise of its discretion.
“Cash Management Agreement” shall mean that certain Cash Management Agreement to be entered into among Borrower, Agent, and SMBC, in its capacity as Deposit Bank, in form and substance reasonably acceptable to Borrower and Agent.
“Casualty” shall have the meaning set forth in Section 6.2.1 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.2.4(d) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 6.2.4(e) hereof.

“Change Order” means any change in, modification to or deviation from the Plans and Specifications or the Construction Schedule, whether designated as a change order, construction change directive or the like, and whether or not there is a change in the contract sum or contract time under any Contract.
“Class I Phased Building Permit” shall mean a building permit issued by Charlotte County, Florida pursuant to Section 105.13, Florida Building Code, authorizing early commencement of construction of a project before all of the plan reviews have been completed that permits the commencement of full construction of the Project Improvements in accordance with the Plans and Specifications and in accordance with all Legal Requirements for a period of one hundred and eighty (180) days from the issuance thereof, as the same may be extended.
“Class II Phased Building Permit” shall mean a building permit issued by Charlotte County, Florida pursuant to Section 105.13, Florida Building Code authorizing early commencement of construction of a project before all of the plan reviews have been completed that permits the commencement of construction of the foundations and base building structure of the Project Improvements (but not the commencement of any vertical construction activities) in accordance with the Plans and Specifications and in accordance with all Legal Requirements for a period of one hundred and eighty (180) days from the issuance thereof, as the same may be extended.
“Closing Date” shall mean the date of this Agreement.
“Closing Fee” shall mean a non-refundable fee which is fully earned by Lender as of the Closing Date in an amount equal to […***…]% of the Maximum Loan Amount (i.e., $[…***…]) to be paid by Borrower to Lender on the Closing Date.
“Closing Permitted Encumbrances” shall mean the title exceptions set forth on Schedule IX hereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall mean all collateral securing or intended to secure the Debt.
“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code.
“Competitor” shall mean any Person operating a business in the airline industry that is a material competitor to Borrower.
“Completion Guarantor Cash Collateral Account” shall have the meaning set forth in Section 7.5 hereof.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Construction Consultant” shall mean The VERTEX Companies, Inc. or such other Person as Lender may designate and engage as a replacement to review the construction budget and any documents for the Project, inspect the Improvements and the Property as construction progresses, review Draw Requests and consult with and to provide advice to and to render reports to Lender, which Person may be, at Lender’s option upon notice to Borrower, either an officer or employee of Lender or any other person or entity appointed by Lender in its sole discretion.
“Construction Contract” shall mean any agreement, contract, subcontract or purchase order entered into by Borrower (including, without limitation, any such agreement, contract, subcontract or purchase order for the procurement of FF&E), in which the Contractor thereunder agrees to provide labor, equipment, services and/or materials in connection with the construction and development of the Project Improvements. “Construction Contract” shall not include any Operating Contract.
“Construction Costs” shall have the meaning set forth in the defined term “Project Related Costs”.
“Construction Manager” shall mean Suffolk Construction Company, Inc.
“Construction Manager’s Agreement” shall mean that certain agreement to be entered into between Borrower and the Construction Manager in form and substance reasonably acceptable to Agent.
“Construction Schedule” shall mean the schedule described on Exhibit A-2 attached hereto as may be revised from time to time in accordance with the terms of this Agreement and which shall be replaced and superseded by the Approved Construction Schedule upon Agent’s approval thereof on or prior to the date of the Initial Advance, together with any subsequent changes thereto from time to time as approved in writing by Agent.
“Contract” shall mean shall mean any Operating Contract or Construction Contract.
“Contracting Threshold” shall have the meaning as set forth in Section 2.8.1(u) hereof.
“Contractor” shall mean any contractor, subcontractor or other Person (including any subsidiaries and Affiliates of the foregoing), supplying services, labor or materials in connection with the Project Improvements.
“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise, including, without limitation, having approval or consent rights over the actions or conduct of a Person.
“Cost Savings” shall mean either (a) the completion of 100% of the work relating to a Line Item in the Approved Project Budget without the expenditure of all amounts allocated to such Line Item in the Approved Project Budget (whether within a particular phase of construction or between phases of construction), or (b) after completion of at least 51% of the work relating to any Line Item in the Approved Project Budget, demonstration by Borrower to Agent’s reasonable satisfaction that a cost savings has been, or is reasonably likely to be, realized with respect to such uncompleted Line Item in the Approved Project Budget (whether within a particular phase of construction or between phases of construction).
“Debt” shall mean the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement, the Loan Documents and the Note, together with all interest accrued and unpaid thereon, including, without limitation, the Minimum Yield Fee and all other sums and reimbursements due to Agent or Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Pledge Agreement, or any other Loan Documents.
“Debt Service” shall mean, with respect to any particular period, the product of (A) the average outstanding principal amount of the Loan during such period multiplied by (B) the applicable Interest Rate during such period, and which interest shall be calculated in accordance with Section 2.2 hereof.
“Decision Date” shall have the meaning as set forth in Section 7.4.5(c) hereof.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law or (b) six percent (6%) above the Interest Rate.
“Deposit Account” shall mean an Eligible Account at the Deposit Bank that shall be subject to the Account Control Agreement.

“Deposit Bank” shall mean Sumitomo Mitsui Banking Corporation (“SMBC”), or such other bank or banks agreed to by Agent and Borrower to maintain the Deposit Account, provided that, Agent may in its sole discretion exercised in good faith change the Deposit Bank after an Event of Default by Borrower under this Agreement.
“Development” shall mean Borrower’s resort development project currently anticipated to consist of 510 hotel rooms and 189 suites, with meeting and conventions spaces, restaurants, bars, retail facilities and related resort amenities, subject to changes in the development of the Base Project Documents as provided for herein.
“Development Property” shall mean the 22-acre property owned by Borrower to be developed in connection with the Project constituting both the Property and the Additional Phase Property.
“Draw Request” shall mean, with respect to each Advance (or Total Deemed Advance, as applicable), Borrower’s request for such Advance, together with Borrower’s Requisition and all other documents and information required by this Agreement to be furnished to Agent as a condition to such Advance or Total Deemed Advance.
“Easements” shall have the meaning set forth in Section 4.1.17(a) hereof.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account maintained with a federal or state- chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and 00/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Assignee” shall mean (I) any (i) commercial bank organized under the laws of the United States or any other country which is a member of the Organization of Economic Cooperation and Development, (ii) life insurance company licensed as a life insurer within the United States or any other country which is a member of the Organization of Economic Cooperation and Development, (iii) nationally recognized investment banking company or other financial institution that is licensed or qualified to conduct business within the United States or any other country which is a member of the Organization of Economic Cooperation and Development, and (iv) any other Person that is itself or through an Affiliate engaged in the business of making, holding and/or administering construction loans in the ordinary course of its business and is, to the extent so required, licensed or qualified to conduct such business within the United States or any other country which is a member of the Organization of Economic Cooperation and Development, and/or (II) any Person that is Controlled by or under common Control with any Lender.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of letters of credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.
“Embargoed Person” shall have the meaning set forth in Section 5.1.24(c) hereof.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Work” shall mean the testing and other environmental assessment work as set forth on Schedule X hereto.
“Equipment” shall have the meaning as set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning set forth in Section 5.2.8(a) hereof.
“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
“Exit Account “ shall have the meaning set forth in Section 10.12.4 hereof.
“Exit Debt” shall have the meaning set forth in Section 10.12.4 hereof.
“Exit Notice” shall have the meaning set forth in Section 10.12.4 hereof.
“Exit Process” means the decisions and processes provided for in Sections 10.12.2 through 10.1210.
“FF&E” shall mean all machinery, furniture, furnishings, equipment, fixtures, inventory and articles of personal property and accessions, renewals and replacements thereof and substitutions therefor (including, without limitation, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage racks, stools, sofas, dry cleaning facilities, bars, bar fixtures, ice makers, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bells, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washer and dryers), other customary hotel and/or resort equipment and other tangible property of every kind and nature whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located at the Property, or appurtenant thereto, and useable in connection with the present or future operation and occupancy of the Property and all building equipment and material of any nature whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located at the Property, or appurtenant thereto, and useable in connection with the present or future operation, enjoyment and occupancy of the Property, provided, however, that the term “FF&E” shall not include fixtures that are required to be obtained and incorporated into the Improvements by the Contractor as part of the scope of its obligations under the Construction Contract, and the cost of which is within the Project Budget.
“Final Advance” shall mean the Advance whereby the Loan has been fully funded by Lender.
“Final Completion” shall mean that (i) Borrower shall have delivered to Agent a certificate signed by an authorized officer of Borrower that all Punch List Items have been completed in accordance with the Plans and Specifications (in all material respects), all applicable Legal Requirements, and this Agreement, (ii) all Construction Costs have been paid in full and unconditional final Lien waivers substantially in the form set forth in Exhibit G attached hereto (or such other form of lien waiver as is required by applicable Legal Requirements) from all Contractors under Construction Contracts with Borrower (taking into account all Change Orders and aggregating all Contracts with Affiliates of the Contractor) for all work performed, and all equipment, labor or material supplied, (iii) no conditions to the issuance of a permanent certificate of occupancy for the entire Project exist other than those approved by Agent, (iv) the Improvements shall contain all FF&E required for the use and operation of the Improvements for their intended use or which may be required by any Governmental Authority or by any law, regulation or rule of any Governmental Authority for the use or operation of the Improvements for their intended use, (v) all utilities necessary to serve the Property have been connected and are in operation and Borrower shall have paid all outstanding connection charges related thereto, and (vi) Borrower shall obtain a Florida Construction Loan Update Endorsement (CLU) to the Title Insurance Policy containing the substantive provisions set forth in Exhibit B hereto.

“Final Completion Date” shall mean the date for Final Completion set forth in the Approved Construction Schedule subject to Force Majeure and further subject to adjustment through approved changes to the Approved Construction Schedule, provided that such date shall be no later than […***…] under any circumstance, including Force Majeure, except with Agent’s prior written approval which shall be determined by Agent in its sole discretion exercised in good faith.
“Final Project Documents” shall have the meaning as set forth in Section 3.2 hereof.
“Final Project Scope” shall have the meaning as set forth in Section 3.2.1 hereof.
“Final Resolution” shall have the meaning set forth in Section 10.12.4 hereof.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Fixtures” shall have the meaning set forth in the Mortgage.
“Force Majeure” shall mean (a) an act of God, war, strikes or similar labor troubles directly affecting the Project, fire, severe weather, including, without limitation, flood, hurricanes, earthquakes or other casualty directly and materially restricting the performance of the obligations under this Agreement, (b) United States Secretary of Treasury certified domestic “act of terrorism” affecting construction activities in Charlotte County, Florida, or (c) unavailability of materials, to the extent such unavailability is applicable to the construction industry in the Southwest Florida region in general and there are no reasonable substitutes for such materials acceptable to Agent, and that increased cost shall not be deemed to cause materials to be unavailable so long as the same are still available at commercially reasonable rates; provided that, with respect to any of the circumstances described in the foregoing clauses (a) through (c):
(i)    for the purposes of this Agreement, any period of Force Majeure shall apply to the performance of all obligations necessarily affected by such circumstance and shall continue as long as Borrower or such other affected Person is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof, and in no event, for longer than one (1) year from the commencement of the Force Majeure period;
(ii)    notwithstanding anything to the contrary set forth herein, Force Majeure shall not include the unavailability or insufficiency of funds; and
(iii)    Borrower shall notify Agent of any Force Majeure promptly (and in no event later than ten (10) Business Days) following the occurrence thereof and shall keep Agent reasonably and periodically informed of how Borrower is addressing such events.
“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(a) hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Government Lists” shall have the meaning specified in Section 5.1.24(b) hereof.
“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, inspections, signoffs, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the remediation of the Property and/or construction of the Project Improvements (as applicable) and/or the use, occupancy and operation of the Improvements before the commencement and during and following completion of construction of the Project, as the context requires, including, without limitation, all land use, building, subdivision, zoning, environmental and similar ordinances and regulations promulgated by any Governmental Authority, including without limitation, any environmental and conservation approvals or signoffs.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, in each case as applicable with regards to the Property and/or Borrower.
“Gross Revenue” shall, for all purposes herein, be determined in accordance with GAAP.
“Guarantor” shall mean Allegiant Travel Company, a Nevada corporation.
“Guaranty” shall mean that certain Non-Recourse Carve-Out Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Agent (for the benefit of Lender), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Guaranty of Completion” shall mean that certain Guaranty of Completion, dated as of the date hereof, executed by Guarantor and Sunrise Guarantor, jointly and severally, in connection with the Loan to and for the benefit of Agent (for the benefit of Lender), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hard Costs” shall mean those Construction Costs which are for labor, materials, equipment and fixtures.
“Hotel” shall have the meaning set forth in the definition of Project.
“Hotel Opening” shall mean the day the Hotel is first opened for business to the general public as a hotel.
“Impositions” shall mean all taxes, assessments, use and occupancy taxes, charges, excises, license and permit fees, and other charges by any Governmental Authority that are not otherwise Taxes as defined in this Agreement.
“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
“Indebtedness” shall, for all purposes herein, have the meaning established under that certain Credit and Guaranty Agreement dated February 5, 2019 between Guarantor and Barclays Bank PLC as in effect on the date of this Agreement.
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Party” or “Indemnified Parties” shall have the meaning specified in Section 10.13(b) hereof.
“Initial Advance” shall mean the first Advance of the Loan.
“Initial Interest Period” shall mean the period from the date of the Initial Advance to the last day of the calendar month in which the Initial Advance is made.
“Insurance Premiums” shall have the meaning set forth in Section 6.1.1(b hereof.
“Insurance Proceeds” shall mean the net amount of all insurance proceeds received by Agent as a result of a Casualty, after deduction of the reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same.
“Insurance Requirements” shall have the meaning set forth in Section 6.1.1(a) hereof.
“Intellectual Property” shall have the meaning set forth in Section 4.1.33 hereof.
“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement to be given from Borrower to Agent (for the benefit of Lender), after Closing, within thirty (30) days following the license of the Intellectual Property from Guarantor to Borrower, which license shall occur reasonably promptly after

(and in all events within 30 days) after opening of the Development and initial use of the Intellectual Property in commerce and each of such license and security agreement shall be in form and substance reasonably acceptable to Agent.
“Interest Determination Date” shall mean, (A) with respect to the Initial Interest Period, the date that is two (2) Business Days before the date of the Initial Advance and (B) with respect to any other Interest Period, the date which is two (2) Business Days prior to the first (1st) day of each calendar month. When used with respect to an Interest Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.
“Interest Period” shall mean, as applicable, (a) the Initial Interest Period, and (b) in connection with the calculation of interest accrued with respect to any specified Payment Date, the period commencing on the first day of the prior calendar month and ending on the last day of such prior calendar month.
“Interest Rate” shall mean for a particular Interest Period (1) if the Loan is a LIBOR Loan, an interest rate per annum equal to the sum of (a) the greater of (i) LIBOR, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period, and (ii) the Rate Floor, and (b) the Spread, and (2) if the Loan is an Alternate Rate Loan, an interest rate per annum equal to the sum of (a) the greater of (i) the Alternate Index, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period, and (ii) the Rate Floor and (b) the Alternate Rate Spread.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The definition of “Lease” shall exclude all occupancy, event, and other similar agreements entered into in the ordinary course of the business of the Hotel, provided that (i) at any time that the number of executory Long Term Occupancy Agreements exceeds the Long Term Occupancy Agreement Threshold, any additional Long Term Occupancy Agreement shall constitute a Lease hereunder, and (ii) any other agreement that provides for a use of space (A) in excess of 1,000 rentable square feet (excluding any rentals of guest rooms, suites or limited use of event or banquet spaces), or (B) for a term of one (1) year or more shall constitute a Lease hereunder.
“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, Borrower, the Mortgaged Property, the Collateral or any part thereof, or the development, remediation, construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Mortgaged Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto.
“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by Lender as set forth below:
(a)    The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.
(b)    If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, Agent shall request the principal London office of any four major reference banks in the London interbank market selected by Agent to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Agent shall request any three major banks in New York City selected by Agent to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two rates are so provided, LIBOR for such period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.
“LIBOR Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
“LIBOR Unavailability Conditions” means the occurrence of any of the following as determined by Agent in good faith: (a) adequate and reasonable means do not exist for ascertaining LIBOR, (b) LIBOR does not fairly and accurately reflect the costs to Lender of making or maintaining the Loan, (c) LIBOR will no longer be available within the following (3) months, and/or (d) the adoption of any requirement of law or regulation or any change therein or the application thereof shall thereafter make it unlawful for any Lender to maintain a LIBOR Loan as contemplated hereby.
“Licenses” shall mean all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its then-current use.
“Lien” shall mean, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Mortgaged Property, the Collateral, the Sunrise Restricted Assets, any portion of the Mortgaged Property, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Line Item” shall have the meaning set forth in Section 3.5 hereof.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement in the maximum principal amount of up to One Hundred Seventy-Five Million and No/100 Dollars ($175,000,000.00).
“Loan Agreement” shall mean this Agreement.
“Loan Documents” shall mean collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Guaranty, the Payment Guaranty, the Guaranty of Completion, the Assignment of Contracts, the Pledge Agreement, the Cash Management Agreement, the Intellectual Property Security Agreement, the Account Control Agreement, (collectively, the “Specified Loan Documents”), and all other documents executed and/or delivered by a Borrower Group Member in connection with the Loan. Reference herein to any Loan Document shall include the same as it may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Long Term Occupancy Agreement” shall mean any Occupancy Agreement with a term of six (6) months or greater.
“Long Tern Occupancy Agreement Threshold” shall mean a number of executory Long Term Occupancy Agreements which, in the aggregate, are equal to or greater than 35% of the total number of hotel rooms and suites in the Development.

“Major Contractor” shall mean any Contractor hired by Borrower supplying labor or materials, or both, in connection with the Project Improvements which is, when aggregated with all other Contracts with any Affiliate of such Contractor hired by (or on behalf of) Borrower and taking into account all Change Orders under such Contract, for an aggregate contract price equal to or greater than $10,000,000, whether pursuant to one contract or agreement or multiple contracts or agreements; provided that, for each Major Contractor, Agent shall have received evidence in form and substance satisfactory to Agent of such Major Contractor’s construction experience and financial capability and Agent shall have approved such Major Contractor in the reasonable and good faith exercise of its discretion.
“Major Contracts” shall mean (a) any contract with a Major Contractor, or Other Design Professional, including without limitation, the Architect’s Contract, (b) any other contract which is, when aggregated with all other contracts with any Affiliate of such Contractor or Other Design Professional hired by (or on behalf of) Borrower and taking into account all Change Orders under such contract for an aggregate contract price equal to or greater than $10,000,000, (c) any contract relating to the environmental condition of the Mortgaged Property, (d) any contract relating to the management of the Property, (e) any Operating Contract that requires annual payments in excess of $500,000 and is not terminable upon thirty (30) days’ notice from Borrower without the payment of any fee or penalty whatsoever, and (f) any contract with a Borrower Related Party.
“Mandatory NOI Failure Prepayment” shall have the meaning set forth in Section 2.4.2(b) hereof.
“Mandatory Passenger Volume Prepayment” shall have the meaning set forth in Section 2.4.2(c) hereof.
“Matters of Disagreement” shall have the meaning as set forth in Section 7.4.5(a) hereof.
“Maturity Date” shall mean March 17, 2023.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Maximum Loan Amount” shall mean $175,000,000.00.
“Minimum Invested Equity” means the sum of (x) the Required Equity Funds, once fully invested in accordance with the requirements hereof, minus (y) any portion of the Project Costs Contingency Reserve Amount not spent on Project Related Costs and plus (z) any amounts in the Additional Reserve Account used to pay Project Related Costs or Carry Costs prior to the Final Completion Date.
“Minimum Yield Balance” shall have the meaning set forth in Section 10.12.4 hereof.
“Minimum Yield Fee” shall mean a fee, calculated as of the date of any repayment, in whole or in part, of the Loan (including, without limitation, by prepayment or pursuant to an acceleration), equal to the positive amount, if any, equal to (a) $46,667,250.00 minus (b) the sum of (i) the Closing Fee paid as of the Closing Date and (ii) the aggregate amount of interest previously paid by Borrower on the Loan through such date of repayment.
“Monthly Debt Service Payment Amount” shall mean on each Payment Date through and including the Maturity Date, interest accruing on the Outstanding Principal Balance for the immediately preceding Interest Period at the Interest Rate, which interest shall be calculated in accordance with Section 2.2 hereof.
“Monthly REF Status Report” shall have the meaning as set forth in Section 2.1.8(c) hereof.
“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower as security for the Loan, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Mortgaged Property” shall mean the Development Property or portion thereof which shall remain subject to the Mortgage in accordance with the terms of this Agreement which will include as of the Closing Date both the Property and the Additional Phase Property.
“Negotiation Period” shall have the meaning as set forth in Section 7.4.5(a) hereof.
“Net Operating Income” shall, for all purposes hereunder, be determined in accordance with GAAP without deduction for depreciation or amortization.
“Net Proceeds” shall mean: (i) the net amount of all Insurance Proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, incurred in collecting such Insurance Proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, incurred in collecting such Award. For avoidance of doubt, Net Proceeds shall not include any Net Proceeds Deficiency from Borrower.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.2.4(g) hereof.
“Neutral” shall have the meaning as set forth in Section 7.4.5(b) hereof.
“No Release Date” shall mean the date that is fifteen (15) months after the Closing Date.
“NOI Credit” means, for any calendar quarter in which Net Operating Income with respect to the Property is measured, such Net Operating Income is equal to or greater than the projected net operating income set forth in the Approved Operating Budget for such calendar quarter.
“NOI Failure” shall have the meaning set forth in Section 2.4.2(b) hereof.
“Non-Recourse Portion” shall mean the Outstanding Principal Balance less the Recourse Portion.
“Note” shall mean that certain Promissory Note or Notes of even date herewith, in the stated total principal amount of $175,000,000.00 executed by Borrower and payable to the Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time).
“Notice” shall have the meaning specified in Section 10.6 hereof.
“Notice of Disagreement” shall have the meaning as set forth in Section 7.4.5 hereof.
“Obligations” shall mean Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.
“Occupancy Agreement” shall mean those agreements between Borrower and resort guests for occupancy of a hotel room or suite which are entered into in the ordinary course of Borrower’s business.
“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrower, which is signed by an authorized officer of Borrower.
“Operating Contract” shall mean any cleaning, maintenance, service, repair, supply, credit, personnel, staffing or other contract or agreement of any kind relating to the use, development, operation, maintenance, repair or restoration of the Mortgaged Property or otherwise binding on Borrower or any Affiliate of Borrower (on behalf of Borrower), whether written or oral. “Operating Contract” does not include (a) any Construction Contract, or (b) any food and beverage, laundry or linen contract (provided that the same (i) are entered into in the ordinary course of business of Borrower or its Affiliate, (ii) are on arm's length market terms, and (iii) do not account for Borrower costs and expenses in excess of 10% of total budgeted expenses set forth in the Approved Operating Budget for the year in which such contract is entered into).
“Operations Agreements” shall have the meaning set forth in Section 5.1.17 hereof.
“OS&E” shall mean operating supplies and equipment.
“Other Charges” shall mean all use, Service and Maintenance Charges, Impositions, sales taxes, and any other charges, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Design Professionals” shall mean any architect (other than Borrower’s Architect), engineer, interior designer, landscape designer, expediter or other professionals engaged to work on the Project Improvements having compensation which is, when aggregated with all other compensation received by such professional (and any Affiliate of such professional) under any Contract relating to the Project Improvements in excess of $500,000.00.
“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, restatement, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Notes or any other Loan Document.
“Outstanding Principal Balance” means, as of any date, the then outstanding principal balance of the Loan.
“Par Payoff Date” shall have the meaning set forth in Section 10.12.4 hereof.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“Patriot Act Offense” shall have the meaning set forth in Section 5.1.24(b) hereof.
“Payment Date” shall mean the first day of every month during the term of the Loan, beginning with the month immediately following the first full month after the month in which the Initial Advance occurred, until and including the Maturity Date.
“Payment Guaranty” shall mean that certain Guaranty of Payment, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Agent (for the benefit of Lender), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Payoff Statement” shall have the meaning set forth in Section 10.12.4 hereof.
“Performance Letter” shall mean a performance letter substantially in the form attached as Exhibit E-1 or Exhibit E-2 hereto, as applicable.
“Permitted Encumbrances” shall mean, (i) with respect to the Mortgaged Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, unless and to the extent being contested by Borrower in express compliance with the terms of this Agreement, (d) any other documents recorded with Agent’s prior written consent or as otherwise expressly permitted pursuant to this Agreement, and (e) such other title and survey exceptions as Agent has approved or may approve in writing in the reasonable and good faith exercise of Agent’s discretion, provided that the Closing Permitted Encumbrances to be removed after the Closing Date but prior to the date of the Initial Advance shall not constitute Permitted Encumbrances as of or after the date of the Initial Advance and (ii) with respect to the Sunrise Restricted Assets, collectively, (a) all Liens and encumbrances in existence as of the date hereof and securing indebtedness of Sunrise Guarantor and (b) any

Liens and encumbrances in connection with the incurrence of indebtedness which is not the indebtedness of another Person or entity .
“Permitted Investments” shall mean the following, subject to qualifications hereinafter set forth:
(i)    obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;
(ii)    federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies, it being understood that the A-1+ benchmark rating and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P;
(iii)    deposits that are fully insured by the Federal Deposit Insurance Corp.;
(iv)    debt obligations that are rated AA (or the equivalent) by each of the Rating Agencies having maturities of not more than 365 days;
(v)    commercial paper rated A-1+ (or the equivalent) by each of the Rating Agencies; and
(vi)    investment in money market funds rated AAAm or AAAm-G (or the equivalent) by each of the Rating Agencies or AAA rated money market funds registered under the Investment Company Act of 1940.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable without penalty or discount upon the option of the holder thereof on or prior to the earlier of (x) (three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Transfers” shall have the meaning set forth in Section 5.2.9(d) hereof.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.
“Plans and Specifications” shall mean the plans and specifications for the Project Improvements attached hereto as Exhibit A-3 as revised from time to time in accordance with the terms of this Agreement and which shall be replaced and superseded by the Approved Plans and Specifications upon Agent’s approval thereof on or prior to the date of the Initial Advance, together with any subsequent changes thereto from time to time as approved in writing by Agent.
“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof by Pledgor in favor of Agent (for the benefit of Lender).

“Pledged Collateral” shall mean “Collateral” as such term is defined in the Pledge Agreement.
“Pledgor” shall mean Sunseeker Resorts, Inc., a Nevada corporation.
“Policies” shall have the meaning specified in Section 6.1.1(b) hereof.
“Policy” shall have the meaning specified in Section 6.1.1(b) hereof.
“Project” shall mean, collectively, Borrower’s construction and development of its fee interest in the Property together with all Improvements currently located upon or to be constructed upon the Property in accordance with the terms of this Agreement, such Improvements to include, but not be limited to, approximately 510 hotel rooms plus 189 1-, 2- or 3-bedroom suites operated as hotel suites in a planned resort on the Development Property subject to and in accordance with the Plans and Specifications (the “Hotel”).
“Project Budget” shall mean the Project Budget attached hereto as Exhibit A-4 as revised from time to time in accordance with the terms of this Agreement and which shall be replaced and superseded by the Approved Project Budget upon Agent’s approval thereof on or prior to the date of the Initial Advance, together with any subsequent changes thereto from time to time as approved in writing by Agent.
“Project Costs Contingency Reserve Account” shall have the meaning specified in Section 7.3 hereof.
“Project Costs Contingency Reserve Amount” shall have the meaning specified in Section 7.3 hereof.
“Project Improvements” shall mean the Improvements of the Property as the same will be developed, remediated and constructed in accordance with the Plans and Specifications and all Legal Requirements.
“Project Related Costs” shall mean all direct and indirect costs and expenses of (i) designing, inspecting, remediating, constructing, and developing the Project Improvements to Final Completion (collectively, the “Construction Costs”), (ii) closing the Loan, and (iii) operating the Property throughout the term of this Agreement, including, without limitation, Hard Costs, Soft Costs, FF&E, OS&E, contingency, and Carry Costs.
“Project Report” shall mean a report to be prepared by the Construction Consultant, based on its review of the Project Budget, the Plans and Specifications, the Construction Schedule, all in final form, the Contracts, the Major Contracts, inspections of the Project, and such other documents and information required by the Construction Consultant.
“Project Scope” shall mean the Project Scope attached hereto as Exhibit A-1 as revised from time to time in accordance with the terms of this Agreement and which shall be replaced and superseded by the Final Project Scope upon Agent’s approval thereof on or prior to the date of the Initial Advance, together with any subsequent changes thereto from time to time as approved in writing by Agent.
“Property” shall mean that certain 7.9-acre property consisting of the property shown on Schedule XIV attached hereto upon which the Project Improvements will be constructed.
“Punch List Items” shall mean, collectively, minor or insubstantial details of construction, decoration, mechanical adjustment or installation, the non-completion of which do not hinder or impede the use, operation, or maintenance of the Property or the ability to obtain a temporary certificate of occupancy with respect thereto in accordance with this Agreement.
“Rate Floor” shall mean 1.50%.
“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Agent.
“Recourse Portion” shall mean, at any time, 33.33% of the principal amount of the Loan then advanced.

“Remedy Election Notice” shall have the meaning as set forth in Section 10.12.3 hereof.
“Rents” shall mean, all rents, rent equivalents, revenues, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables (including, without limitation, credit card receivables), receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, Advance Deposits, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any Borrower Related Party from any and all sources arising from or attributable to the Property (to the extent Borrower is entitled to the same), and proceeds, if any, from business interruption or other loss of income or insurance.
“Repayment Date” shall mean the date upon which the Debt shall be indefeasibly repaid in full.
“Replenishment” shall have the meaning as set forth in Section 7.4.4 hereof.
“Requested Advance Date” shall have the meaning set forth in Section 2.12.2(a) hereof.
“Required Equity Funds” shall have the meaning set forth in Section 2.1.8(a) hereof.
“Reserve Funds” shall mean, collectively, all amounts in the Accounts, and any other escrow fund established by the Loan Documents.
“Reserve Items” shall have the meaning set forth in Section 7.4.1 hereof.
“Reserve Notice” shall have the meaning as set forth in Section 7.4.5 hereof.
“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation to substantially the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Agent.
“Restoration Threshold” shall have the meaning set forth in Section 6.2.3(b) hereof.
“Retainage” shall mean, (i) for Construction Contracts which account for at least eighty-five percent (85%) of Hard Costs as set forth in the Project Budget, the greater of (A) the actual retainage required under such Contract or (B) retainage of ten percent (10%) of the applicable contract price with the ability to reduce over time to five percent (5%) of the applicable contract price, and (ii) for the remaining Construction Contracts, the actual retainage (if any) required under such Contract.
“RICO” shall have the meaning set forth in Section 9.4.4(a) hereof.
“ROFO Development” shall have the meaning set forth in Article XII hereof.
“ROFO Election Notice” shall have the meaning set forth in Article XII hereof.
“ROFO Notice” shall have the meaning set forth in Article XII hereof.
“ROFO Offer” shall have the meaning set forth in Article XII hereof.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest, whether direct or indirect.
“Secondary Market Transactions” shall have the meaning specified in Section 9.1.1 hereof.

“Section 9.4 Liabilities” shall have the meaning set forth in Section 9.4.4 hereof.
“Section 9.4 Obligations” shall have the meaning set forth in Section 9.4.3 hereof.
“Service and Maintenance Charges” shall mean those fees and charges for routine maintenance, operation, and servicing of building systems and equipment incident to the ownership of the Development, in each case as incurred in the ordinary course of business by Borrower.
“Servicer” shall have the meaning set forth in Section 9.5 hereof.
“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.
“Servicing Fee” shall have the meaning set forth in Section 9.5 hereof.
“Shortfall” shall have the meaning set forth in Section 2.1.6 hereof.
“Soft Costs” shall mean those Project Related Costs set forth in clauses (i), (ii) and (iii) of the definition of “Project Related Costs” which are not otherwise included in the definition of Hard Costs, including but not limited to, architect’s, engineer’s and contractor’s fees, interest on the Loan, marketing costs and expenses, legal fees, recording taxes and title charges in respect of the Mortgage, Taxes and Other Charges, Insurance Premiums and such other non-construction costs as are part of the costs of the Project.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in each case in the normal course of its business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is about to engage, (d) the fair value of its property exceeds the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Documents” shall have the meaning set forth in the definition of “Loan Documents”.
“Spread” shall mean 7.00%.
“Springing Recourse Event” shall have the meaning set forth in Section 9.4 hereof.
“State” shall mean Florida.
“Stored Materials” shall have the meaning set forth in Section 3.14 hereof.
“Sunrise Guarantor” shall mean Sunrise Asset Management, LLC, a Nevada limited liability company.
“Sunrise Restricted Assets” shall mean any airplanes or aircraft engines owned by Sunrise Guarantor at any time until the Final Completion Date.
“Survey” shall mean a survey of the Mortgaged Property prepared by a surveyor licensed in the State and satisfactory to Agent and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Agent.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Mortgaged Property or part thereof.
“Title Company” shall mean Old Republic National Title Insurance Company or such other title company acceptable to Agent.
“Title Insurance Policy” shall mean, the ALTA mortgagee title insurance policy issued by the Title Company with respect to the Mortgaged Property and insuring the lien of the Mortgage, subject to no exceptions other than those approved by Agent which may include those exceptions to be removed prior to the date of the Initial Advance.
“Total Deemed Advance” shall mean, collectively, (a) all Advances, and (b) all Borrower Funds.
“Total Deemed Advance Available Amount” shall mean, at any given time, the sum of (without duplication) (a) the undisbursed proceeds of the Loan (which, for the avoidance of doubt, shall not include any amounts deposited in any Account) which are available to be disbursed to Borrower in accordance with the terms of this Agreement and (b) amounts on deposit in the Additional Reserve Account.
“Transfer” shall have the meaning set forth in Section 5.2.9(b) hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.
“Updated Information” shall have the meaning specified in Section 9.1.1(a) hereof.
“Zoning Work” shall mean the work required to satisfy and obtain the site plan approvals and other zoning permits and requirements as set forth on Schedule XI hereto.
Section 1.2.    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS
Section 2.1.    Loan Commitment; Disbursement to Borrower.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept Advances in respect of the Loan as more particularly set forth in this Agreement.
2.1.2    No Reborrowings. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage covering the fee simple interest of Borrower in the Mortgaged Property, the Improvements and other property, rights and interests of Borrower in the Mortgaged Property and the other Loan Documents and made subject to the terms and conditions of this Agreement, and advanced in accordance with the provisions of this Agreement.

2.1.4    Use of Proceeds. Borrower hereby agrees that Borrower shall use the proceeds of the Loan solely to pay or reimburse itself for Project Related Costs actually incurred in connection with the construction of the Project Improvements to the extent such costs are set forth in the Project Budget and fund Accounts as approved by Agent, in the reasonable and good faith exercise of its discretion, provided that after the occurrence and during the continuance of an Event of Default by Borrower under this Agreement such approval shall be in Agent’s sole discretion exercised in good faith.
2.1.1    Loan Advances. Subject to compliance by Borrower with the terms and conditions of this Agreement, Lender shall make Advances under this Agreement to Borrower for Project Related Costs, each as set forth in the Approved Project Budget, as the same may be revised in accordance with the express provisions of this Agreement. Lender shall not be required to make Advances under the Loan for costs incurred by Borrower with respect to materials stored on or off the Property unless such materials are stored, secured and insured in accordance with the provisions of Section 3.14 hereof. The Approved Project Budget shall meet the requirements of Article III hereof. Lender shall not withhold Advances for any category or Line Item exceeding the amount specified therefor in the Approved Project Budget so long as such excess amount is properly allocated to Contingency or the Additional Reserve Account in the manner provided for herein.
2.1.2    Insufficiency of Loan Proceeds. At any time from and after the date of the Initial Advance, Agent shall have the right (but not the obligation) to deliver a Reserve Notice to Borrower in writing pursuant to Section 7.4.5 hereof stating that, as determined in Agent’s sole discretion exercised in good faith, (a) the cost of all Project Related Costs (excluding Carry Costs and Debt Service) necessary to achieve Final Completion that remain unpaid at the time in question exceeds (b) the sum of (x) the Total Deemed Advance Available Amount and (y) the unallocated balance of the Additional Reserve Account (the amount of any such deficiency under clauses (a) minus (b) being herein referred to as the “Shortfall”). Any dispute or disagreement arising with respect to a Reserve Notice delivered by Agent shall be resolved in accordance with the procedures set forth in Section 7.4.5 hereof. Upon any such Reserve Notice being delivered by Agent and any dispute in connection therewith being resolved pursuant to Section 7.4.5 Borrower shall cause the Shortfall amount to be deposited in the Additional Reserve Account within five (5) days following the later of such Reserve Notice or resolution of any such dispute in connection therewith.
2.1.3    Quality of Work. No Advance or any portion thereof shall be made with respect to defective work that is not covered by an allocation of the Additional Reserve Account under Section 7.4 hereof or to any Contractor that has performed work that is defective and that has not been cured, as confirmed by the report of the Construction Consultant, but Lender may disburse all or part of any Advance before the portion thereof allocable to any such defective work shall become payable hereunder if Lender believes it advisable to do so, and all such Advances or parts thereof shall be deemed to have been made pursuant to this Agreement.
2.1.4    Required Equity Funds.
(a)    Prior to the date of the Initial Advance, Agent shall have received evidence reasonably acceptable to Agent that: (i) Borrower has invested non-borrowed cash in respect of Project Related Costs in an amount (the “Required Equity Funds”) at least equal to the greater of (x) an amount equal to (A) the Approved Project Budget minus (B) the Maximum Loan Amount and (y) $295,000,000.00; and (ii) Borrower has invested such Required Equity Funds in the Project by the date of such Initial Advance; provided, that funds deposited by Borrower as of the date of the Initial Advance pursuant to and in accordance with Section 7.3 shall be deemed invested as part of the Required Equity Funds.
(i)    The Required Equity Funds shall include all of Borrower’s investment to date that is properly allocated to the Project plus any Project Costs Contingency Reserve Amount within the Approved Project Budget that is placed into the Project Costs Contingency Reserve Account as provided for in Section 7.3 hereof. Borrower, Agent and Lender acknowledge that various paid and budgeted items necessary for the completion of the Project and the opening of the Sunseeker-branded resort at the Property will also benefit future phases of development of the Development Property, including, for the avoidance of doubt and without limitation, the seawall, a perimeter wall, sewer, piping, a power plant, road construction, landscaping and IT development. Borrower, Agent and Lender agree that the full amount of the cost of such items paid by Borrower and included in the Approved Project Budget will be treated as part of the Required Equity Funds notwithstanding the potential future benefit for subsequent development at the Development Property. In addition, the full amount of the acquisition cost of the Development Property will also be treated as part of the Required Equity Funds. The land area of the Development Property less the land area of the Property represents approximately 70% to 80% of the total land area purchased by Borrower, and the total land cost for the entire Development Property was approximately $29,100,000.
(ii)    The Required Equity Funds shall exclude Guarantor and Borrower overhead and expenses, this Loan and other financing costs related to the Project. For the avoidance of doubt, no portion of any employee cost, facility cost, administrative cost or other overhead of Guarantor and Borrower shall be treated as Required Equity Funds, other than (a) IT personnel costs properly allocated to the Project and the development and operation of the remaining Development Property and (b) personnel costs for those personnel employed strictly by Sunseeker Resorts, Inc. or its subsidiaries, which include Borrower and Point Charlotte Development, LLC, and to the extent directly involved in the development of the Project, provided that, in each case, such costs are included in the Approved Project Budget.
(b)    Until such time as Borrower has furnished evidence acceptable to Agent that Borrower has satisfied the requirements set forth in Section 2.1.8(a) hereof with respect to the contribution of the Required Equity Funds, and that all such Required Equity Funds have been used (or will be used concurrently with the use of the proceeds of such Initial Advance) to pay for Project Related Costs in a manner reasonably satisfactory to Agent, Borrower shall deliver to Agent, within five (5) days of the end of each calendar month, each Contractor requisition for payment and all related customary back-up materials and, as applicable, the items set forth in Section 2.12.1(b), which information shall include all documents and information as may be reasonably necessary or desirable in order for Agent to, among other things (i) obtain a Florida Construction Loan Update Endorsement (CLU) endorsement to the Title Insurance Policy containing the substantive provisions set forth in Exhibit B hereto, (ii) confirm that there is no and is not likely to be a Shortfall, (iii) evidence that Borrower is on schedule to complete the Project in accordance with the Construction Schedule. Agent and the Construction Consultant shall have the right at all times to enter and access the Project and inspect and review work on the Project, to attend and participate in Project and job site meetings, to ask questions and receive answers and to request and promptly receive documentation, correspondence, information and all other work product about any and all aspects of work on the Project, including about payments made, materials selected and incorporated, Change Orders, test results and progress of Project work.
(c)    No less frequently than once per calendar month Borrower shall prepare and deliver to Agent a written monthly status report (“Monthly REF Status Report”) at approximately the same time as the documents and materials are required to be delivered by Borrower to Agent pursuant to the Section 2.1.8(b) hereof that summarizes in reasonable detail (i) any and all contributions of Required Equity Funds for the period commencing since the prior Monthly REF Status Report (except that the first Monthly BE Status Report shall instead cover the period between the date of this Agreement and the date that such first Monthly REF Status Report is delivered), (ii) a projected timeline of future contributions of the Required Equity Funds, and (iii) any known setbacks or other material developments in relation to the contribution of the Required Equity Funds. Agent shall reasonably promptly after obtaining the documents and materials provided pursuant to Section 2.1.8(b) hereof and the Monthly REF Status Report, notify Borrower of any material concerns or objections it may have with respect to the information provided or the amount of Required Equity Funds actually contributed. The parties agree to use reasonable commercial efforts to cooperate and diligently address or resolve any questions that Agent may raise in such notice on a forward basis.
2.1.5    Fee Title. On the Closing Date, Borrower shall own the fee interest in the Mortgaged Property, free and clear of all Liens, claims, encumbrances other than Permitted Encumbrances.

Section 2.2.    Interest Rate.
2.2.1    Rates
(a)    Interest Rate. So long as no Event of Default is continuing, interest on the Loan shall accrue for each Interest Period at the Interest Rate. As of the Closing Date, the Loan is a LIBOR Loan, and except as provided in Section 2.2.1(c), the Loan shall at all times be a LIBOR Loan.
(b)    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Loan and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Event of Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Agent shall elect, to the extent not prohibited by applicable law.
(c)    Unavailability of LIBOR. In the event that Agent shall determine that a LIBOR Unavailability Condition exists, then the Loan shall be converted from a LIBOR Loan to an Alternate Rate Loan, effective as of the commencement of the Interest Period following the date of such determination, and Agent shall give notice thereof to Borrower by telephone or electronic mail at least one day prior to the applicable Interest Determination Date. If, pursuant to this Section 2.2.1(c), any portion of the Loan has been converted to an Alternate Rate Loan and Agent thereafter determines that the LIBOR Unavailability Condition no longer exists (and no other LIBOR Unavailability Condition exists), at Agent’s option, the Loan shall be converted from an Alternate Rate Loan to a LIBOR Loan effective as of the commencement of the Interest Period following the date of such determination, and Agent shall give notice thereof to Borrower by telephone or electronic mail at least one day prior to the applicable Interest Determination Date. Borrower shall pay to Agent, promptly following demand, any additional amounts necessary to compensate Agent for any reasonable out-of-pocket costs incurred by Agent in making any conversion in accordance with this Section 2.2.1(c), including interest or fees payable by Agent to lenders of funds obtained by it in order to maintain a LIBOR Loan or an Alternate Loan hereunder. In the event the Note has been divided into multiple notes, upon any conversion of the Loan pursuant to this Section 2.2.1(c), the interest rates applicable to such notes shall be proportionately adjusted to reflect such conversion. In no event shall Borrower have the right to convert a LIBOR Loan to an Alternate Rate Loan.
2.2.2    Interest Calculation. Interest on the Loan, whether at the Interest Rate or at the Default Rate, shall be calculated by multiplying (a) the actual number of days in the period for which the calculation is being made, by (b) a daily rate equal to the Interest Rate or the Default Rate (or, the weighted average of the Interest Rate and the Default Rate, based on the number of days in the respective period of calculation for which each such rate is applicable for any period during which both the Interest Rate and Default Rate are applicable), as applicable, divided by 360, by (c) the average daily Outstanding Principal Balance during the relevant Interest Period for which interest is being calculated. The accrual period for calculating interest due on each Payment Date shall be the Interest Period immediately prior to such Payment Date.
2.2.3    Gross Up.
(a)    All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings (including additions to tax or penalties applicable thereto) imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof on Agent or Lender (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income, capital gains and franchise taxes imposed as a result of a present or former connection between a Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). If any Foreign Taxes are required to be withheld from any amounts payable to Agent or Lender hereunder, the amounts so payable to Agent or Lender, as applicable, shall be increased to the extent necessary to yield to Agent or Lender, as applicable (after payment of all Foreign Taxes), interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Without duplication of other amounts payable by the Borrower under this Section, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Agent an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Agent and Lender for any incremental taxes, interest or penalties that may become payable by Agent or Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Agent the required receipts or other required documentary evidence.

(b)    In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Agent or Lender with any request or directive (having the force of law or binding regulation) hereafter issued from any central bank or other Governmental Authority that are applicable to Agent or Lender and other banks or financial institutions under the jurisdiction of the Governmental Authority:
(i)    shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Agent or Lender;
(ii)    shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations under this Section 2.2.3(b) to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or
(iii)    shall hereafter impose on Agent or Lender any other condition and the result of any of the foregoing is to increase the cost to Agent or Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;
then, in any such case, so long as Agent or such Lender is demanding the same from other similarly situated borrowers of loans from Agent or such Lender, Borrower shall promptly pay Agent (for disbursement to Lender), upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in the reasonable and good faith exercise of its discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(b), Agent shall provide Borrower with not less than thirty (30) days written notice specifying the additional amount determined hereunder together with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. A certificate evidencing a determination by Agent in accordance with this Section 2.2.3(b) as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Agent to Borrower shall be conclusive in the absence of manifest error. Agent and each Lender agree to designate a different lending office to maintain its portion of the Loan if such different designation would avoid, or reduce, the amount of additional costs and Foreign Taxes described in Sections 2.2.3(a) and (b) and will not otherwise have a material adverse effect on Agent, Lender, or the Loan, provided that Agent and Lender shall have no obligation to designate a lending office in the United States. Subject to the proviso in the first sentence of Section 2.2.3(c) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
(c)    Borrower agrees to indemnify Agent and Lender and to hold Agent and Lender harmless from any loss or expense which Agent or Lender sustains or incurs as a consequence of (i) any loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a Loan hereunder, which may be incurred as a result of any default by Borrower in payment of the principal of or interest on the Loan, and (ii) any prepayment of the Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Loan hereunder; provided, however, Borrower shall not indemnify Agent or Lender from any loss or expense arising from Agent’s or Lender’s willful misconduct, illegal acts, fraud or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
2.2.4    Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3.    Loan Payment
2.3.1    Monthly Payments. On each Payment Date Borrower shall pay (a) an amount equal to the Monthly Debt Service Payment Amount to Agent, (b) one-twelfth (1/12) of the Servicing Fee to Servicer (which will be paid directly to Servicer or may (if Agent so requires) be collected by Agent for purposes of remittance to Servicer), and (c) all amounts required in respect of Reserve Funds as set forth in Article 6 hereof. Borrower shall pay all other accrued interest on the Outstanding Principal Balance due under the Loan from the Deposit Account in accordance with the order of distributions set forth in Section 6.9 hereof.
2.3.2    Payment on Maturity. Borrower shall pay to Agent (for disbursement to Lender) on the Maturity Date, in accordance with Section 7.8 hereof or such earlier date on which the Loan becomes due and payable, either by acceleration or otherwise:
(a)    the Outstanding Principal Balance (including any outstanding protective advances funded by Lender);
(b)    all accrued and unpaid interest due under the Note, the Mortgage and the other Loan Documents, whether at the Default Rate or otherwise, including without limitation, all other amounts due and payable to Lender under the Loan Documents;
(a)    the Minimum Yield Fee, if any; and
(b)    all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
2.3.3    Late Payment Charge. If any sum (other than principal due on the Maturity Date) is due under the Loan Documents and not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Agent and Lender in handling and processing such delinquent payment and to compensate Agent and Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law. The acceptance of a late payment charge shall not constitute a waiver of any Default or Event of Default then existing pursuant to the Loan Documents. Agent’s failure to collect a late payment charge at any time shall not constitute a waiver of Agent’s and Lender’s right thereafter, at any time and from time to time (including upon acceleration of the Note or upon payment in full of the Loan), to collect such previously uncollected late payment charge or to collect subsequently accruing late payment charges.
2.3.4    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office or as otherwise directed by Agent, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
2.3.5    Application of Payments. All monies paid by Borrower to Lender, including, without limitation, all fees, charges and interest on the Loan (including interest paid at the Default Rate), shall be applied to the following in such order as Lender may elect in the reasonable and good faith exercise of its discretion, provided that such election shall be in Lender’s sole discretion exercised in good faith after the occurrence and during the continuance of an Event of Default by Borrower under this Agreement: (a) the late payment charge as provided in Section 2.3.3; (b) any unpaid interest on the Loan (including any interest paid at the Default Rate); (c) the Outstanding Principal Balance; (d) any other amounts owing to Lender under the Loan Documents; or (e) any combination thereof. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Mandatory NOI Failure Prepayment and the Mandatory Passenger Volume Prepayment shall be applied to the Outstanding Principal Balance. All amounts paid by Borrower to Lender and applied to the Outstanding Principal Balance shall first be applied to the Non-Recourse Portion until both (i) the Outstanding Principal Balance is equal to or less than the Recourse Portion and (ii) no further Advances are required to be made by Lender hereunder, and then such amounts shall be applied to the Recourse Portion.

Section 2.4.    Prepayments
2.4.1    Voluntary Prepayments
(a)    The principal balance of the Note may be prepaid in whole or in part in an amount at least equal to $10,000,000.00 at any time, subject to the receipt of all amounts set forth in Section 2.3 hereof (including, without limitation, the Minimum Yield Fee, which for a partial prepayment shall be prorated based on the proportion of the Maximum Loan Amount being prepaid) in accordance with the priority of distributions from the Deposit Account set forth in Section 7.8 hereof.
(b)    In each instance of prepayment permitted under this Section 2.4.1, Borrower shall be required to pay all other sums due hereunder and no principal amount repaid may be reborrowed. Notwithstanding anything to the contrary set forth in the Loan Documents, once the Loan has been repaid in full, Lender shall not be obligated to make any further Advance under the Loan Documents.
2.4.2    Mandatory Prepayments
(a)    Excess Net Proceeds Prepayment. If Agent is not obligated to make Net Proceeds available to Borrower for Restoration in accordance with Section 6.2 of this Agreement or in the event that there are excess Net Proceeds after the completion of Restoration, on the next occurring Payment Date following the date on which (i) Agent actually receives any Net Proceeds, and (ii) Agent has determined pursuant to Section 6.2 of this Agreement that such Net Proceeds shall be applied against the Debt, Borrower shall prepay, or Agent shall apply such Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such excess Net Proceeds. Any excess Net Proceeds after the completion of Restoration shall be applied by Agent to the repayment of the Debt (including, without limitation, the portion of the Minimum Yield Fee applicable to the amount prepaid).
(b)    NOI Deficiency Prepayment. From and after the Hotel Opening, in the event that the Net Operating Income with respect to the Property in any full calendar quarter shall be less than the projected net operating income set forth in the Approved Operating Budget for such full calendar quarter by an amount in excess of twenty percent (20%) of the projected net operating income for such quarter (a “NOI Failure”), then by the earlier of (i) five (5) Business Days after the date of determination of such NOI Failure and (ii) thirty (30) days after the end of such calendar quarter, Borrower shall be required to pay to Agent for each such NOI Failure an amount equal to Ten Million Dollars ($10,000,000.00) in reduction of the then Outstanding Principal Balance together with interest thereon at the Default Rate from the date due to the extent not paid within ten (10) Business Days after receipt of notice from Agent that such payment is due (a “Mandatory NOI Failure Prepayment”); provided, for the avoidance of doubt, that the payment of a Mandatory NOI Failure Prepayment in accordance with this Section 2.4.2(b) shall not require the payment of any Minimum Yield Fee.
(c)     Passenger Volume Deficiency Prepayment. If, in any quarter in which there has occurred an NOI Failure, Guarantor has also failed to meet a minimum volume of passengers to the Punta Gorda Airport pursuant to Schedule IV hereof, then, in addition to a Mandatory NOI Failure Prepayment, by the earlier of (i) five (5) Business Days after the date of determination of such NOI Failure and (ii) thirty (30) days after the end of such calendar quarter,, Borrower shall also be required to pay to Agent an amount equal to Ten Million Dollars

($10,000,000.00) in reduction of the then Outstanding Principal Balance together with interest thereon at the Default Rate from the date due to the extent not paid within ten (10) Business Days after receipt of notice from Agent that such payment is due (a “Mandatory Passenger Volume Prepayment”); provided, for the avoidance of doubt, that the payment of a Mandatory Passenger Volume Prepayment in accordance with this Section 2.4.2(c) shall not require the payment of any Minimum Yield Fee.
(d)    NOI Credit Bank. Notwithstanding Sections 2.4.2(b) and 2.4.2(c), for every complete three consecutive full calendar quarters that an NOI Credit has been achieved under Section 2.4.2(b) Borrower shall receive a credit of one calendar quarter that it can bank and that can be used should there be a NOI Failure under Section 2.4.2(b) in any future calendar quarter that is materially related to the effect of documented Force Majeure events during or before such calendar quarter. As used in such immediately prior sentence “documented Force Majeure events” are Force Majeure events with respect to which Borrower had provided written notice to Agent reasonably promptly after such events occurred. In such circumstance, for each NOI Failure Borrower can offset and be relieved from making a required Mandatory NOI Failure Prepayment or (if applicable) a Mandatory Passenger Volume Prepayment by application of one such NOI Credit against such deficiency for each quarter which will use up and exhaust one NOI Credit from the credit bank with such application.
2.4.3    Miscellaneous
(a)    The making of an Advance by Lender or failure by Agent to object to the use of Borrower Funds shall not constitute Agent’s or Lender’s approval or acceptance of the construction theretofore completed or materials furnished with respect thereto. Agent’s or Lender’s inspection and approval of the Plans and Specifications, the construction of the Project Improvements, or the workmanship and materials used therein, shall impose no liability of any kind on Agent or Lender, the sole obligation of Agent and Lender as the result of such inspection and approval being to make the Advances if all requirements and conditions with respect to the same have been satisfied in accordance with this Agreement.
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2.4.4    Minimum Yield Fee
(a)    Except as otherwise expressly set forth in this Agreement, concurrently with any payment of all or any part of the outstanding principal balance of the Loan prior to the Maturity Date and upon any acceleration of the Loan or on account of an Event of Default (including, without limitation, in connection with any insolvency proceeding or other proceeding pursuant to any debtor relief laws), Borrower shall pay to Lender (or Agent on Lender’s behalf) the Minimum Yield Fee, if any, the payment of which is an essential bargained for part of the consideration to Lender for entering into this Agreement and its agreement to make the Loan. Unless Lender defaults in making an Advance hereunder as determined in Section 10.12.8, the Minimum Yield Fee has been fully earned by Lender as of the Closing Date and shall be in addition to all other amounts required to be paid by Borrower under the Loan Documents. Borrower expressly acknowledges and understands that Borrower shall be liable for the payment of the Minimum Yield Fee, if any, upon any payment or prepayment of the Loan prior to the Maturity Date (other than a Mandatory NOI Failure Prepayment or A Mandatory Passenger Volume Prepayment) and upon any acceleration of all or any portion of the Loan or on account of an Event of Default. Borrower expressly acknowledges and understands that Lender has entered into this Agreement and agreed to make the Loan in reliance on these agreements of Borrower and that Lender would not have agreed to make the Loan without such agreements of Borrower. Borrower expressly acknowledges and understands that it shall be liable for the payment of the Minimum Yield Fee, if any, upon any payment or prepayment of the Loan prior to the Maturity Date (other than a Mandatory NOI Failure Prepayment or A Mandatory Passenger Volume Prepayment), or any acceleration of all or any portion of the Loan or on account of an Event of Default, including, without limitation, upon any acceleration resulting from any violation of the due on sale or due on encumbrance provisions of the Loan Documents or for any other reason. Furthermore, by initialing below, Borrower waives any rights it may have under Florida law and expressly acknowledges and understands that Lender has entered into this Agreement and agreed to make the Loan in reliance on these agreements of Borrower and that Lender would not have agreed to make the Loan without such agreements of Borrower. Borrower further declares that the agreement to make the Loan evidenced by this Agreement and the other Loan Documents at the Interest Rate and for the term set forth in this Agreement and the other Loan Documents constitutes adequate consideration, given individual weight by Borrower for this waiver and agreement. Without limiting the generality of the foregoing, it is understood and agreed that the Minimum Yield Fee, if any, shall be due and payable upon any payment or prepayment of the Loan prior to the Maturity Date (other than a Mandatory NOI Failure Prepayment or A Mandatory Passenger Volume Prepayment), and upon the acceleration of all or any portion of the Loan or on account of the occurrence of an Event of Default, in each case, whether voluntary or mandatory and for any reason, including upon any acceleration of the Loan or on account of the occurrence of an Event of Default, and that, in the event of any such acceleration, the Minimum Yield Fee is agreed and acknowledged to constitute, and shall be presumed to be, the liquidated damages sustained by Lender as a result of such acceleration and early termination of the Loan, and Borrower agrees that the same is reasonable under the circumstances currently existing and in view of the impracticability and extreme difficulty of ascertaining actual damages, and shall be a reasonable calculation of Lender’s lost profits as a result of such acceleration or Event of Default. For the avoidance of doubt, and for the sake of clarity, the parties acknowledge and agree that the Minimum Yield Fee, if any, shall also be payable (i) in the event that the Loan is satisfied or released by foreclosure (whether by power of juridical proceeding or otherwise), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of the Loan or any other obligations under the Loan Documents, whether in connection with an insolvency or liquidation of Borrower or otherwise, in connection with any distribution on account of the Loan (whether in the form of cash or otherwise), and shall be included in calculating the amount of Lender's claim in any insolvency proceeding. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE MINIMUM YIELD FEE IN CONNECTION WITH ANY SUCH ACCELERATION OF ALL OR ANY PORTION OF THE LOAN OR AN EVENT OF DEFAULT PURSUANT TO ANY INSOLVENCY PROCEEDING, REORGANIZATION OR LIQUIDATION OF BORROWER. Borrower expressly acknowledges and agrees that: (A) the Minimum Yield Fee is reasonable and is the product of any arm's length transaction between sophisticated business people, ably represented by counsel; (B) the Minimum Yield Fee shall be payable notwithstanding the then-prevailing market rates or other terms of financings at the time of any payment or acceleration of all or any portion of the Loan or on account of an occurrence of and Event of Default triggering the Minimum Yield Fee; (C) there has been a course of conduct between Lender and Borrower giving specific consideration in this transaction for such agreement to pay the Minimum Yield Fee; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Minimum Yield Fee as herein described is a material inducement to Lender to enter into this Agreement and to make the Loan.
Borrower’s Initials:
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Section 2.5.    Release of Property
(a)    Except as expressly set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Mortgaged Property.
(b)    Agent shall, upon the written request and at the expense of Borrower, release the Lien of the Mortgage and terminate all other Loan Documents (except to the extent the same survive the Repayment Date by their terms) on or promptly following the Repayment Date.
(c)    The Development Property shall serve as Collateral and no portion of the Development Property may be released from the Mortgage prior to the No Release Date. After the No Release Date, Borrower may obtain the release of the Additional Phase Property or such parcels of the Development Property (excluding the Property) which are required for the development of an Additional Phase of the Development from the Mortgage upon the satisfaction of all of the following conditions:
(i)    Guarantor shall have taken active steps to Agent’s reasonable satisfaction to develop the applicable Additional Phase, which active steps shall be evidenced by a substantial investment by Guarantor consisting of either (i) actual incurred expenditures or bona fide binding commitments to make expenditures on such Additional Phase Property in excess of $50,000,000.00 or (ii) a legally binding requirement that the Additional Phase of the Development Property shall be used as collateral in a third party secured financing of the development of such Additional Phase, which financing shall be in an amount in excess of $30,000,000.00;
(ii)    No Defaults or Event of Default shall have occurred or will occur as a result of such release;
(iii)    Agent shall be reasonably satisfied that the Project shall continue to have access to, and use of, any resort amenities developed on such Additional Phase or any access needed across such Additional Phase, including, without limitation, the implementation of a reciprocal easement agreement or such like arrangement as Agent may reasonably require;
(iv)    Agent shall have received an agreement from the Guarantor, in form and substance reasonably satisfactory to Agent, that, so long as the Loan remains outstanding, in the event that Guarantor ceases to proceed with the development of such Additional Phase, Guarantor shall re-mortgage such released property to Agent and Lender and that the released property shall not be Transferred to any Person who is not a wholly-owned subsidiary of Guarantor;
(v)    The Mortgaged Property remaining after the release of the applicable Additional Phase from the Mortgage shall constitute a legally subdivided parcel of real property and a separate tax parcel from any such transferred Additional Phase; and
(vi)    Borrower shall transfer the applicable Additional Phase to one or more wholly-owned subsidiaries of Guarantor.

Section 2.6.    Payments Not Conditional. All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7.    Closing
2.7.1    Conditions to Closing. The obligation of Lender to close shall be subject to the following conditions precedent, all of which conditions precedent must be satisfied or waived by Agent on or prior to the Closing Date:

(a)    Loan Documents. Agent shall have received and approved fully executed originals of the Loan Documents.
(b)    Performance. Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the Closing Date.
(c)    Representations and Warranties. The representations and warranties made by Borrower Parties in the Loan Documents shall be true and correct in all material respects.
(d)    UCC Searches. Agent shall have received Federal, state and local tax and judgment lien searches and searches of the appropriate Uniform Commercial Code filing offices showing no Liens affecting the Mortgaged Property, Borrower, Pledgor or Sunrise Guarantor, other than the Permitted Encumbrances; provided, however, to the extent any of such searches are not received by closing Agent is not waiving this requirement which shall be required to be fulfilled after the Closing Date.
(e)    Insurance. Agent shall have received, at least three (3) Business Days prior to the Closing Date, certificates evidencing all insurance policies required under Section 6.1 (other than Section 6.1.1(b)), in each case, showing that all such insurance is in effect, in form reasonably satisfactory to Agent, together with evidence of the payment of all premiums payable for the existing policy period.
(f)    Formation, Authority and Good Standing Documents. Agent shall have received the following items, which must be reasonably satisfactory to Agent: (i) evidence of the due organization or incorporation and good standing of each Borrower Group Member (if a legal entity), as certified by the Secretary of State of such party’s state of organization or incorporation, the Secretary of State of the state where the Property is located and any other jurisdiction where such party is required to qualify to do business and maintain its good standing therein; (ii) true, correct and complete copies of all organizational documents; and (iii) evidence of the due authorization of this transaction by each Borrower Group Member, including, without limitation, corporate, partnership or limited liability company resolutions specifically authorizing this transaction and incumbency certificates with original specimen signatures for the officers signing the Loan Documents.
(g)    Opinions of each Borrower Group Member’s Counsel. Agent shall have received and reasonably approved legal opinions from each Borrower Group Member’s counsel, whose identity must be reasonably satisfactory to Agent, addressing corporate, partnership and limited liability organization, authority and good standing, the enforceability of the Loan Documents, and such other typical and customary matters as Agent may reasonably request, in form and substance reasonably acceptable to Agent, subject to typical carve-outs and exclusions.
(h)    Financial Statements. Agent shall have received and approved the most current consolidated financial statements available for Borrower and Guarantor and its Subsidiaries (which financial statements, in the case of Guarantor, shall include aggregated financial information with respect to the Borrower Group Members), certified as required in and meeting the other requirements of Section 5.1.12, including evidence, reasonably satisfactory to Agent, confirming that each of Guarantor and Sunrise Guarantor is in compliance with all financial covenants set forth in the Guaranty, Guaranty of Completion and Payment Guaranty, as applicable.
(i)    Evidence of Purchase of the Development Property. Agent shall have received reasonably satisfactory evidence that Borrower has invested the full amount of the acquisition cost of the Development Property.
(j)    Title Insurance Policy. Agent shall have received and reasonably approved the Title Insurance Policy, insuring that Agent has a valid and perfected first Lien as of the Closing Date on the Mortgaged Property, with respect to the Mortgage, subject to the Permitted Encumbrances.
(k)    Survey. Agent shall have received the Survey, which shall be prepared and be certified to the Title Company, Agent and their respective successors and assigns, in accordance with a survey certification acceptable to Agent in the reasonable and good faith exercise of its discretion.

(l)    No Damage. The Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other casualty, unless Agent shall be satisfied, in the judgment of Agent, that sufficient insurance proceeds or other funds provided by Borrower will be available to effect the satisfactory restoration of the Improvements and to permit Final Completion prior to the Final Completion Date
(m)    Servicing Fee. Borrower shall have paid one-twelfth (1/12th) of the annual Servicing Fee to Servicer or to Agent on behalf of Servicer.
(n)    Agreements. Agent shall have received copies of all development, redevelopment, reciprocal easement or other material agreements relating to the Mortgaged Property, each certified by Borrower as being true, correct and complete.
(o)    Affiliate Contracts. Agent shall have received copies of all executed Affiliate Contracts, each certified by Borrower and approved by Agent.
(p)    Base Project Documents. Agent shall have received and shall have approved preliminary versions of the Base Project Documents.
(q)    Architect’s Contract. Borrower shall have delivered to Agent, and Agent shall have approved, the Architect’s Contract, which shall be fully executed by all parties thereto.
(r)    Approved Operating Budget. Agent shall have received and shall have approved a preliminary version of the Approved Operating Budget.
(s)    Patriot Act. Agent shall have received all documents and information deemed necessary by Agent to comply with Section 326 of the USA Patriot Act and regulations promulgated pursuant to such law.
(t)    “Know Your Customer” Compliance. Agent, Lender and Deposit Bank shall have received and approved all documents and information deemed necessary by Agent, Lender and Deposit Bank, respectively, to comply with the “know your customer” requirements of Agent, Lender and Deposit Bank; provided, however, for the Deposit Bank such know your customer compliance shall be required to be satisfied prior to the date of, and as a condition to, the Initial Advance.
(u)    Notices All notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the Project Improvements shall have been filed and Lender, Agent, or any requested designee thereof shall have been listed on the Notice of Commencement as an additional party to receive copies of all notices.
(v)    Closing Fee. Lender shall have received the Closing Fee.
(w)    Zoning. Agent shall have received evidence satisfactory to it in the reasonable and good faith exercise of its discretion confirming that the use and operation of the Development Property as presently improved are in compliance with all Legal Requirements, and the planned development, use and operation of the Development Property would be consistent with all Legal Requirements.

Section 2.8.    Initial Advance
2.8.1    Conditions of Initial Advance. The obligation of Lender to make the Initial Advance shall be subject to the following conditions precedent, all of which conditions precedent unless otherwise specifically set forth herein must be satisfied or waived by Agent in its reasonable discretion prior to the making of the Initial Advance:

(a)    Prior Conditions Satisfied. All conditions precedent pursuant to Section 2.7.1 shall continue to be satisfied and/or waived, as applicable, as of the date of the Initial Advance, irrespective of whether or not such conditions are repeated in this Section 2.8.1.
(b)    Final Project Documents. Agent shall have approved the Final Project Documents in accordance with the standard of discretion and procedures set forth in Section 3.2.5 of this Agreement, which show the Final Completion Date to be no later than December 31, 2021 (regardless of any applicable cure or grace periods or delays due to a Force Majeure event).
(c)    Approved Operating Budget. Agent shall have received and shall have approved a final version of the Approved Operating Budget, provided that any deviation (positive or negative) in net operating income from the amount set forth in the preliminary version of the Approved Operating Budget delivered to Agent on the Closing Date that is in excess of twenty-five percent (25%) of the amount set forth therein is subject to approval by Agent in its sole discretion exercised in good faith
(d)    Required Equity. Agent shall have received evidence satisfactory to Agent that there is no Shortfall and that Guarantor has satisfied the requirements set forth in Section 2.1.8 hereof with respect to the contribution of the Required Equity Funds, and that all such Required Equity Funds have been used (or will be used concurrently with the use of the proceeds of such Initial Advance) to pay for Project Related Costs in a manner satisfactory to Agent.
(e)    Performance; No Default. Borrower shall have performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it at or prior to the date of such Initial Advance, and on the date of such Advance there shall exist no Event of Default.
(f)    Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents or otherwise required to be made by or on behalf of Borrower through (and including) the date of such Initial Advance shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects as if remade on the date of such Initial Advance.
(g)    Financial Statements. Agent shall have received and approved the most current consolidated financial statements available for Borrower and Guarantor (which financial statements, in the case of Guarantor, shall include aggregated financial information with respect to the Borrower Group Members), certified as required in and meeting the other requirements of Section 5.1.12, including evidence, satisfactory to Agent, confirming that each of Guarantor and Sunrise Guarantor is in compliance with all financial covenants set forth in the Guaranty, Guaranty of Completion and Payment Guaranty, as applicable.
(h)    Environmental Report. Agent shall have received evidence satisfactory to Agent in its sole discretion exercised in good faith that the Environmental Work is complete and either (i) no further action is necessary to conduct additional testing of any environmental conditions as a result of the Environmental Work or (ii) a remedial action plan has been prepared and has been approved by FDEP with respect to any environmental conditions revealed as a result of the Environmental Work.
(i)    Environmental Remediation. Agent shall have received true, correct and complete copies of all documents relating to the remediation of the “Kenny’s Chevron” site that has been enrolled in the Florida DEP-administered Petroleum Restoration Program, including documentation that the remedial action has been completed with no further action required.
(j)    Compliance with Laws. Borrower shall represent and warrant to Agent and Lender that except as otherwise disclosed or identified herein (i) the Property is in compliance with all Legal Requirements (including all local, state and federal environmental laws), other than non-material violations that (A) will be cured during construction of the Project Improvements, (B) will not prevent issuance of any necessary Governmental Approvals in accordance with the Construction Schedule and the Plans and Specifications, or (C) will not otherwise materially and adversely affect Borrower’s completion of the Project Improvements, and (ii) that there are no conditions existing currently or that would reasonably be expected to exist during the term of the Loan that require or are likely to require investigation, removal or remediation pursuant to any of the aforesaid environmental laws (other than in the ordinary course of construction of the Project Improvements).
(k)    Assignment of Contracts. Agent shall have received and approved a fully executed original of an Assignment of Contracts with respect to all Contracts entered into by Borrower after the Closing Date.
(l)    Utilities. Agent shall have received evidence that all sewer, water, electrical, telephone and any other utility services are available at the Property in adequate supply.
(m)    Construction Consultant Report. Agent shall have received a report from the Construction Consultant with respect to the Project which shall have been approved by Agent.
(n)    Construction Manager’s Agreement. Borrower shall have delivered to Agent, and Agent shall have approved, the Construction Manager’s Agreement, which shall be fully executed by all parties thereto. The Construction Manager’s Agreement shall (i) be in full force and effect and (ii) Borrower and Construction Manager shall be in compliance with their respective obligations under the Construction Manager’s Agreement and any subcontracts with Major Contractors.
(o)    Endorsement to Title Insurance Policy. Agent shall have received a date-down endorsement to the Title Insurance Policy, which shall, among other things, remove the Closing Permitted Encumbrances from the exceptions to the Title Insurance Policy and insure that since the date of the Title Insurance Policy, there has been no change in the status of title to the Mortgaged Property.
(p)    No Damage. The Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other casualty, unless Agent shall be satisfied, in the judgment of Agent, that sufficient insurance proceeds or other funds provided by Borrower will be available to effect the satisfactory restoration of the Improvements and to permit Final Completion prior to the Final Completion Date.
(q)    Licenses and Permits. Borrower shall have delivered to Agent evidence that (a) the Class I Phased Building Permit and Class II Phased Building Permit have been obtained and permit construction of the Project Improvements in accordance with the Plans and Specifications and all Legal Requirements and as contemplated in accordance with the Construction Schedule, and (b) all other approvals from any Governmental Authority necessary for the construction of the Project Improvements as contemplated by the Plans and Specifications have been obtained and are in full force and effect, including, without limitation, permits for cranes and hoists, scaffolds, sidewalk or road closures, and the final approval of the Plans and Specifications and for the commencement and undertaking of the work contemplated by this Agreement by Charlotte County, Florida and any other applicable Governmental Authorities for the Project Improvements, as applicable.
(r)    Discontinuance of Public Ways. Agent shall have received evidence that all public ways have been discontinued on the Development Property.
(s)    Agreements. Agent shall have received copies of all development, redevelopment, reciprocal easement or other material agreements relating to the Property, each certified by Borrower as being true, correct and complete.
(t)    Trades. Fixed price or guaranteed maximum price contracts are completed or have been entered into for work constituting at least 80% of Hard Costs set forth in the Project Budget.
(u)    Contracts. All Contracts (including the Construction Manager’s Agreement and guaranteed maximum price contracts or fixed price contracts in accordance with the Final Project Documents with respect to at least 80% of the remaining Project Related Costs to be incurred as set forth in the Approved Project Budget (the “Contracting Threshold”)) shall be in full force and effect or the work and all payments thereunder shall be fully completed and copies thereof shall have been delivered to Agent. Borrower shall have delivered to Agent, and Agent shall have approved, a list, certified by Borrower, of all Contractors who have been or will be supplying labor or materials for the Property. The list of Contractors may be amended from time to time subject to the approval of Agent.

If requested by Agent, Borrower shall have delivered a Performance Letter from any Major Contractors and Other Design Professionals as Agent shall designate, and Agent shall have received a certified copy or a fully executed duplicate original of each such Contract with a Major Contractor and/or Other Design Professional.
(v)    Accounts. All Accounts which are required to be opened prior to the Initial Advance hereunder shall have been opened.
(w)    Zoning. Agent shall have received evidence satisfactory to Agent that the Zoning Work is complete and no further action is necessary to confirm that the use and operation of the Property as presently improved is in compliance with all Legal Requirements, and the planned development, use and operation of the Property would be consistent with all Legal Requirements.
(x)    Architect’s Performance Letter. Borrower shall have delivered to Agent a performance letter from Borrower’s Architect (the “Architect’s Performance Letter”) in the form attached as Exhibit D-2 attached hereto.

Section 2.9.    Advances.
2.9.1    Conditions to all Advances. The obligation of Lender to make any Advance, including the Initial Advance, shall be subject to the satisfaction of the following conditions precedent, all of which conditions precedent must be satisfied prior to Lender making any such Advance. To the extent that Borrower has not requested an Advance during the calendar month immediately preceding a Payment Date, on each such Payment Date, Borrower shall deliver to Agent evidence of Borrower’s compliance with clauses (d), (e), (g), and (i) of this Section 2.9.1 with respect to the use of any Borrower Funds during such preceding calendar month.
(a)    Prior Conditions Satisfied. All conditions precedent (including, without limitation, any documents and/or other deliverables that Agent is or was permitted to require in connection with the Initial Advance) to any prior Advance (in the same manner in which they were satisfied for the Initial Advance or prior Advance, as applicable) shall continue to be satisfied and/or waived, as applicable, as of the date of such subsequent Advance, irrespective of whether or not such conditions are repeated in this Section 2.9.1.
(b)    Performance; No Default. Borrower shall have performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it at or prior to the date of such Advance, and on the date of such Advance there shall exist no Event of Default or Shortfall.
(c)    Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents or otherwise required to be made by or on behalf of Borrower through (and including) the date of such Advance (including, for the avoidance of doubt, the representations of Borrower contained in Section 2.8.1(j)) shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects as if remade on the date of such Advance.
(d)    Borrower Funds. Agent shall have received satisfactory evidence that Borrower shall have complied with the requirements set forth in Section 2.1.8 hereof, and Agent shall be satisfied that all Borrower Funds expended have been used in a manner consistent with this Agreement as if such Borrower Funds were Advances.
(e)    Other Deliveries. The following items or documents shall have been delivered to Agent (to the extent not previously delivered to Agent for each Advance):
(i)    Anticipated Costs Report. An anticipated cost report (A) executed by Borrower which sets forth the anticipated Hard Costs to complete construction of the applicable Project Improvements to Final Completion, after giving effect to costs incurred to date, the determination of costs relating to any anticipated Change Orders in the form attached as Exhibit F hereto, and (B) executed by Borrower which sets forth all anticipated Project Related Costs to complete construction of the applicable Project Improvements to Final Completion, after giving effect to costs incurred to date and any anticipated Change Orders in the form attached as Exhibit F hereto.

(ii)    Endorsement to Title Insurance Policy. A Florida Construction Loan Update Endorsement (CLU) to Lender’s title insurance policy containing the substantive provisions set forth in Exhibit B attached hereto and confirmation that there are no real estate taxes or other assessments with respect to the Mortgaged Property other than real estate taxes and assessments not yet due and payable.
(iii)    Draw Request. A Draw Request complying with the provisions of this Agreement which shall constitute Borrower’s representation and warranty to Agent that: (a) any completed construction is substantially in accordance with the Plans and Specifications, (b) all costs for the payment of which Agent and any third party escrow agent mutually satisfactory to Borrower and Agent, pursuant to an escrow agreement mutually acceptable to both parties, shall have previously advanced funds have in fact been paid, (c) the use of all Borrower Funds constituting such Total Deemed Advance shall be in compliance with the requirements set forth in this Agreement with respect to the same (and with respect to Advances) and otherwise in compliance with all Legal Requirements applicable to the same (d) all the representations and warranties contained in Article IV of this Agreement continue to be true and correct in all material respects, (e) no Event of Default shall have occurred and be continuing hereunder, (f) Borrower continues to be in compliance with all of the other terms, covenants and conditions contained in this Agreement in all material respects.
(iv)    Breakdown of Total Deemed Advance. A breakdown setting forth the proposed source of funds (e.g. Advance, Additional Reserve, Required Equity Funds or otherwise) for each portion of such Total Deemed Advance.
(v)    Lien Waivers. Duly executed unconditional lien waivers (for all payments from prior Total Deemed Advances), as applicable, in Florida statutory form as set forth in Exhibit G. from, from and after the date that any Lien was filed by a Contractor under a Construction Contract and such Lien was not removed from the Property and discharged within 30 days of being filed, all Contractors under Construction Contracts (taking into account all Change Orders and aggregating all Contracts with Affiliates of the Contractor) involving total payments in excess of $50,000.00 for all work performed, and all equipment, labor or material supplied prior to the date of the Total Deemed Advance; provided, however, that (A) the aggregate total payments under all Construction Contracts for which lien waivers have not been obtained in accordance with this Agreement with respect to any Advance that was made more than sixty (60) days prior to the applicable Requested Advance Date shall not any time ever exceed $1,000,000.00 (regardless of whether or not any such individual Construction Contract involves total payments in excess of $50,000.00) and (B) the making of any Total Deemed Advance shall not be precluded solely due to the fact that a lien waiver has not been provided with respect to a Construction Contract if the payments thereunder are being disputed by Borrower diligently and in good faith in accordance with the terms of this Agreement and Borrower has reserved funds for potential payments thereunder in an amount reasonably acceptable to Agent (provided that Lender shall not be required to make any portion of an Advance that is allocable to a Contract in dispute until the same has been resolved and requisite lien waivers obtained, as and to the extent required herein). Agent shall at any time have the right to request lien waivers from any Contractors regardless of the amounts payable under the applicable Construction Contract but delivery of the same shall not be a condition to funding of any Advance except as otherwise provided in the foregoing sentence.
(vi)    Other Evidence of Payment. With respect to any Advance that was made more than sixty (60) days prior to the applicable Requested Advance Date (any such Advance, a “Past Advance”), Borrower shall have delivered to Agent lien waivers from all Contractors under Construction Contracts (taking into account all Change Orders and aggregating all Contracts with Affiliates of the Contractor) involving total payments in excess of $50,000.00 for all work performed, and all equipment, labor or material supplied prior to the date of the Past Advance; provided, however, that the aggregate total payments under all Construction Contracts for which lien waivers have not been obtained for all Past Advances in accordance with this Agreement shall not any time ever exceed $250,000.00 (regardless of whether or not any such individual Construction Contract involves total payments in excess of $50,000.00).
(vii)    Evidence of No Liens. Agent shall have received evidence (in the form of a public records search and/or any other evidence reasonably acceptable to Agent) of all Liens (if any) that have attached to the Property, including Liens that are being contested by Borrower in accordance with this Agreement.

(viii)    Government Approvals. Evidence that (a) any and all building permits required for the commencement of full construction of the Project Improvements in accordance with the Plans and Specifications have been obtained in accordance with all Legal Requirements, and (b) all other approvals from any Governmental Authority necessary for the construction of the Project Improvements as contemplated by the Plans and Specifications, have been obtained and are in full force and effect.
(ix)    Project Report. The most recent Project Report delivered to Agent by the Construction Consultant shall be approved by Agent in its reasonable discretion exercised in good faith.
(x)    Architect’s Certifications. Borrower shall have delivered to Agent a Certificate for Payment of Borrower’s Architect pursuant to Section 2.12.1(b)(iii) hereof.
(f)    Construction Consultant Approval. Agent has received advice from the Construction Consultant, satisfactory to Agent in the reasonable and good faith exercise of its discretion, as to Construction Consultant’s determination based on the Base Project Documents, on-site inspections of the Project Improvements and the data submitted to and reviewed by it as part of Borrower’s Requisition of the value of the labor and materials in place, that the construction of the Project Improvements is proceeding satisfactorily and according to schedule and that the work on account of which the Total Deemed Advance is sought has been completed in a good and workmanlike manner to such Construction Consultant’s reasonable satisfaction and substantially in accordance with the Plans and Specifications and Legal Requirements.
(g)    Retainage. For any Advance (or any Total Deemed Advance), in no event shall (x) (i) such Total Deemed Advance plus (ii) all previous Total Deemed Advances for Project Related Costs exceed (y) (i) all Project Related Costs incurred or to be incurred through the date of the Draw Request for such Advance plus (ii) the full amount of Project Related Costs actually paid with the proceeds of any previous Total Deemed Advance for Project Related Costs (together with any contract deposits funded with proceeds of a previous Advance in accordance with Section 2.12.7) minus (iii) the applicable Retainage for each Construction Contract relating to the Project Related Costs in question. The Retainage shall be advanced on request by Borrower on a Contract by Contract basis when payable under the terms of each Construction Contract, subject to, where applicable, receipt by Agent of final lien waiver(s) for said Contract, and satisfaction of all other conditions precedent to such Total Deemed Advance set forth herein.
(h)    Contracts. If in the reasonable judgment of Agent all Contracts and Major Contracts do not cover all of the work necessary for Final Completion, Borrower shall, prior to submitting any additional Draw Requests, cause to be furnished estimates and other information reasonably satisfactory to Agent, for the work not so covered, to enable Agent to ascertain the total estimated cost of all work done and to be done.
(i)    Guarantor Solvency. Guarantor shall be Solvent and Agent shall have received evidence reasonably satisfactory to Agent demonstrating that Guarantor is Solvent.
(j)    Authorizations. Agent shall have received evidence reasonably satisfactory to Agent that all material authorizations, permits, approvals, consents and licenses which are necessary for the construction and/or operation of the Property as presently improved in accordance with all applicable building, environmental, subdivision, land use, safety and zoning laws, ordinances, rules and regulations, including, without limitation, certificates of occupancy, have been obtained or can be obtained.
(k)    Further Documents. Agent shall have received such other documents and further approvals, documents and information as Agent or its counsel may have reasonably requested, including the Loan Documents, in form and substance reasonably satisfactory to Agent, provided that the same shall be customary for similarly situated projects (unless the same is required by a Governmental Authority).

Section 2.10.    Conditions of Final Construction Advance. In addition to the conditions set forth in Section 2.9, above, Lender’s obligation to make the Final Advance pursuant to this Agreement shall be subject to receipt by Agent of the following

(a)    Completion of Improvements. Evidence satisfactory to Agent of Final Completion.
(b)    Approval by Construction Consultant. Notification from the Construction Consultant that Final Completion has occurred.
(c)    Certificates. Certificate of Borrower’s Architect on AIA Document No. G704 attached hereto as Exhibit D-3 containing the verifications and certifications set forth therein without modification and closeout letters from all other Major Contractors as reasonably required by Agent.
(d)    Lien Waivers. Duly executed unconditional lien waivers (for all payments from prior Total Deemed Advances), as applicable, and otherwise substantially in the form set forth in Exhibit G from all Contractors under Construction Contracts (taking into account all Change Orders and aggregating all Contracts with Affiliates of the Contractor) involving total payments in excess of $50,000.00) for all work performed, and all equipment, labor or material supplied (and in each case billed) prior to the date of such Final Advance; provided, however, that, for purposes of the Final Advance, the aggregate total payments under all Construction Contracts for which lien waivers have not been obtained in accordance with this Agreement shall not exceed $1,000,000.00 (regardless of whether or not any such individual Construction Contract involves total payments in excess of $50,000.00). Agent shall at any time have the right to request lien waivers from any Contractors regardless of the amounts payable under the applicable Construction Contract but delivery of the same shall not be a condition to funding of any Advance except as otherwise provided in the foregoing sentence.
(e)    “As-Built” Plans and Specifications and Survey. A full and complete set of “as built” Plans and Specifications certified to by Borrower’s Architect and a complete “as-built” survey.
(f)    Other Documents. Such documents, letters, affidavits, reports and assurances, as Agent, Agent’s counsel and the Construction Consultant may reasonably require and are customary for similarly situated projects, including, without limitation, an AIA Form G704 (Certificate of Completion) completed by Borrower’s Architect, and all necessary Governmental Approvals from all applicable Governmental Authorities.

Section 2.11.    No Reliance. All conditions and requirements of this Agreement are for the sole benefit of Agent and Lender and no other person or party (including, without limitation, the Construction Consultant and subcontractors (including, without limitation, Major Contractors) and materialmen engaged in the construction of the Project Improvements) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower. Agent shall have the right, in its sole and absolute discretion, to waive any such condition or requirement and Borrower shall be authorized to rely on such waiver if and to the extent such waiver is in writing and signed by Agent.

Section 2.12.    Method of Disbursement of Loan Proceeds
2.12.1    Draw Request to Be Submitted to Agent
(a)    At such time as Borrower shall desire to obtain an Advance (the date of such Advance being required to be a Business Day) or on each Payment Date (if no Advance is requested on such Payment Date or in the calendar month immediately preceding such Payment Date, in accordance with Section 2.9.1 hereof), Borrower shall complete, execute and deliver to Agent a Borrower’s Requisition in the form attached hereto as Exhibit H (“Borrower’s Requisition”).
(b)    In addition to the conditions and deliverables described above in Section 2.8 and Section 2.9, with regard to Total Deemed Advances for Hard Costs, Borrower’s Requisition shall be accompanied by:
(i)    a completed and itemized Application and Certificate for Payment in the form of AIA Document No. G702 attached hereto as Exhibit I or similar form reasonably approved by Agent, containing the certification of the Contractor to whom such payment is made, as applicable, and Borrower’s Developer Affiliate as to the accuracy of same, together with invoices relating to all items of Project Related Costs covered thereby and accompanied by a cost breakdown showing the cost of work on, and the cost of materials incorporated into, the Project Improvements to the date of the requisition. The cost breakdown shall also show the percentage of completion of each line item on the Project Budget, and the accuracy of the cost breakdown shall be certified by Borrower and by Borrower’s Developer Affiliate;
(ii)    all such applications for payment shall also, with respect to (A) all Major Contractors, and (B) all other Contractors to the extent such information is readily available (understanding that such information may not always be available for suppliers), show all Contractors by name and trade, the total amount of each Contract, the amount theretofore paid to each Contractor as of the date of such application, and the amount to be paid from the proceeds of the Total Deemed Advance to each Contractor;
(iii)    a Certificate for Payment of Borrower’s Architect on AIA Document No. G702 attached hereto as Exhibit I containing the verifications and certifications set forth therein without modification; and
(iv)    copies of all executed Change Orders, contracts and subcontracts, and, to the extent requested by Agent, of all inspection or test reports and other documents relating to the construction of the Project Improvements not previously delivered to Agent.
2.12.2    Procedure of Advances
(a)    Each Draw Request shall be submitted to Agent at least twelve (12) Business Days prior to the date of the requested Advance (the “Requested Advance Date”), and no more frequently than monthly (unless otherwise approved by Agent in its sole discretion exercised in good faith). Lender shall make the requested Advance on the Requested Advance Date so long as all conditions to such Advance are satisfied or waived.
(b)    Not later than 2:00 P.M. New York City time on the Requested Advance Date, Lender shall make such Advance available to Borrower in accordance with the terms of this Section 2.12.
(c)    Each Advance shall be made, subject to the conditions set forth in this Agreement, on such date as is reasonably requested by Borrower and approved by Agent in accordance with the terms of Sections 2.8, 2.9 and/or 2.10, as applicable.
2.12.3    Funds Advanced. Each Advance made directly to Borrower shall be made by Lender by wire transfer to the Borrower Operating Account. Borrower agrees that it shall have no other operating account or checking account other than the Borrower Operating Account and the other accounts provided for herein. All proceeds of all Advances shall be used by Borrower only for the purposes for which such Advances were made. Borrower shall not commingle such funds with other funds of Borrower.
2.12.4    Direct Advances to Third Parties. During the continuance of an Event of Default, Agent may direct Lender to make, at Agent’s option, any or all Advances directly or through the Title Company to (i) any Contractor, (ii) Borrower’s Architect, (iii) the Construction Consultant to pay its fees, (iv) Agent’s or Lender’s counsel to pay its fees, and (v) to pay (x) any expenses incurred by Agent or Lender which are reimbursable by Borrower under the Loan Documents (including, without limiting the generality of the foregoing, attorneys’ fees and expenses and other fees and expenses incurred by Agent or Lender), or (y), any other sums due to Agent or Lender under the Note, this Agreement or any of the other Loan Documents, all to the extent that the same are not paid by the respective due dates thereof, and (vi) any other Person to whom Agent reasonably determines payment is due. Any portion of the Loan disbursed by Lender as set forth above shall be deemed disbursed as of the date on which the Person to whom payment is made receives the same. The execution of this Agreement by Borrower shall, and hereby does, during the continuance of an Event of Default, constitute an irrevocable authorization so to advance the proceeds of the Loan directly to any such Person or through the Title Company to such Persons in accordance with this Section 2.12.4 as amounts become due and payable to them hereunder and any portion of the Loan so disbursed by Lender shall be deemed disbursed as of the date on which the Person to whom payment is made receives the same. No further authorization from Borrower shall be necessary to warrant such direct Advances to such relevant Person, and all such Advances shall satisfy pro tanto the obligations of Lender hereunder and shall be secured by the Mortgage and the other Loan Documents as fully as if made directly to Borrower.

2.12.5    One Advance Per Month. Lender shall have no obligation to make Advances of the Loan prior to the date of the Initial Advance or more often than once in each calendar month thereafter.
2.12.6    Advances Do Not Constitute a Waiver. No Advance shall constitute a waiver of any of the conditions of Lender’s obligation to make further Advances nor, in the event Borrower is unable to satisfy any such condition, shall any Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default hereunder; provided however, that the inability or failure of Borrower to satisfy any such condition shall not constitute an Event of Default except to the extent expressly provided herein.
2.12.7    Advances for Contract Deposits. Notwithstanding anything to the contrary in this Agreement, subject to Agent’s prior approval in the reasonable and good faith exercise of its discretion, Agent may permit Total Deemed Advances to be made for deposits required to be delivered by Borrower under Contracts in accordance with the approved Project Budget provided that Borrower shall have delivered to Agent a copy of the applicable Contract pursuant to which such deposit is to be delivered which shall be reasonably acceptable to Agent. If requested by Agent, Borrower shall provide a Performance Letter with respect to such Contract.
2.12.8    Advances and Disbursements Under Guaranty of Completion. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, Borrower hereby irrevocably and unconditionally authorizes Agent, acting in the reasonable and good faith exercise of its discretion (provided that, after the occurrence and during the continuance of an Event of Default by Borrower hereunder, Agent may act in its sole discretion exercised in good faith), to make any disbursements of proceeds of the Loan or of any Reserve Funds held by Agent to Guarantor or Sunrise Guarantor to complete the Guaranteed Work (as defined in the Guaranty of Completion), and grants to Guarantor and Sunrise Guarantor all rights of access to the Property and materials relating to the Project necessary to enable Guarantor and Sunrise Guarantor to complete the Guaranteed Work.

ARTICLE III

CONSTRUCTION REPRESENTATIONS AND COVENANTS

Section 3.1.    Approval of Project Documents.
3.1.1    Borrower shall use best efforts in good faith to diligently pursue the development and finalization of a complete set of Base Project Documents which shall comply with all applicable Legal Requirements and all Governmental Approvals, and shall (if, as and when required) be approved by any applicable Governmental Authority or Architect as required for construction of the Project Improvements in accordance with this Agreement. The further development and finalization of the Base Project Documents shall be consistent in all material respects with the programmatic elements of the Base Project Documents delivered to Agent prior to the Closing Date and attached hereto as Exhibits A-1, A-2, A-3 and A-4, unless otherwise expressly agreed to in each instance in writing by Agent.
3.1.2    Borrower shall, within fifteen (15) days of the end of each calendar month (or such other more frequent schedule as may be mutually agreed), deliver a written update, in form and scope reasonably requested by Agent, regarding the then-current status of the Base Project Documents. Such update shall set forth all changes made to such Base Project Documents since the last update delivered to Agent. At any time and from time to time Agent may (but shall not be obligated to) provide notice to Borrower of any comments to the Base Project Documents; provided, however, if Agent is aware of significant material concerns with respect to any periodic update of the Base Project Documents or if, in Agent’s reasonable determination, such periodic update is incomplete, contains insufficient information or details or there is inadequate development of such periodic update, in each case, Agent shall notify Borrower in writing of such matters with respect to a periodic update within thirty (30) days after receiving the relevant periodic update. Borrower shall promptly incorporate or otherwise address Agent’s comments in subsequent updates to the Base Project Documents.
3.1.3    Upon Borrower’s good faith belief that one or more Base Project Documents are in final form, Borrower shall make a written submission to Agent attaching the relevant “proposed final” Base Project

Documents and Agent shall have thirty (30) days to review and provide its approval or disapproval of such submission subject to Section 3.1.5 hereof. Upon Agent’s disapproval of any Base Project Documents which are “proposed final,” Agent and Borrower shall cooperate in good faith to address Agent’s comments. In no event shall Agent be deemed to approve or be obligated to approve any “proposed final” Base Project Documents which (i) do not reflect comments provided by Agent pursuant to Section 3.1.2, or (ii) do not conform, in all material respects, to the initial Base Project Documents submitted to Agent as of the Closing Date as attached to this Agreement as Exhibits A-1, A-2, A-3 and A-4 (unless otherwise expressly agreed in each instance in writing by Agent). In no event shall Agent disapprove any “proposed final” Base Project Documents as a result of matters that Agent was required to provide Borrower with prior written notice of under Section 3.1.2, provided that Agent shall be permitted to disapprove any “proposed final” Base Project Documents to the extent Agent, in its written response to Borrower, reserved the right to disapprove, comment or object to a periodic update delivered under Section 3.1.2 because such periodic update, in Agent’s reasonable determination, was incomplete, contained insufficient information or details or there was inadequate development of such periodic update.
3.1.4    Borrower shall submit for Agent’s approval the “proposed final” Base Project Documents by August 31, 2019.
3.1.5    Approval of Agent. Except as otherwise expressly set forth herein, in all instances in this Section 3.1 in which Agent is to approve or disapprove the development and finalization of the Base Project Documents or to decide whether other arrangements or terms related to the Base Project Documents are satisfactory or not satisfactory to Agent, such approval, disapproval or decision of Agent shall be determined in the sole discretion of Agent acting in good faith, and such decision shall not be deemed to have been given by Agent unless given in writing. Agent shall deliver its written approval of each of the Base Project Documents within thirty (30) days of Borrower’s submission to Agent. If Agent fails to deliver a written approval or disapproval within thirty (30) days of Borrower’s submission, Borrower shall send a second written notice to Agent and the recipients listed on Schedule VIII hereto requesting approval or disapproval of such submission, which second written notice shall state the following: “THIS IS THE SECOND WRITTEN NOTICE DELIVERED BY BORROWER TO AGENT PURSUANT TO SECTION 3.1 OF THE CONSTRUCTION LOAN AGREEMENT REQUESTING AGENT’S APPROVAL OF THE BASE PROJECT DOCUMENTS. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL CONSTITUE A DEEMED APPROVAL OF THE SUBMITTED BASE PROJECT DOCUMENTS.” The failure of Agent to deliver a written approval or disapproval within five (5) Business Days after Borrower’s delivery of such second written notice shall constitute a deemed approval by Agent of the Base Project Document(s) so submitted.
3.1.6    From time to time as the same are presented to Agent and the Construction Consultant, Borrower shall upload all Base Project Documents, the periodic updates thereto (including any subsequent updates thereto in response to comments by Agent), the “proposed final” Base Project Documents and the Final Project Documents required to be delivered by Borrower to Agent pursuant to Sections 3.1 and 3.2 hereof to a data room hosted by Borrower and accessible by Agent and the Construction Consultant and shall log the same into a register of documents including information of the date of each such upload and posting and provide a copy of each such update to Agent and the Construction Consultant, provided that such data room shall only contain such register log, the Base Project Documents, the periodic updates thereto, the “proposed final” Base Project Documents and the Final Base Project Documents.

Section 3.2.    Final Project Documents. The Final Project Scope, the Approved Plans and Specifications, the Approved Construction Schedule and the Approved Project Budget, in each case as hereinafter defined, shall be referred to herein as the “Final Project Documents”:
3.2.1    Final Project Scope. Upon Agent’s approval of a final Project Scope pursuant to Section 3.1.3, such Project Scope shall be deemed the “Final Project Scope” hereunder, and such Final Project Scope shall not be subject to changes that would have an impact on the cost or value of the Project in excess of $1,000,000 of the Approved Project Budget amount in the aggregate without Agent’s written approval in its reasonable discretion exercised in good faith, provided that, if any such change would have an impact on the cost or value of the Project in excess of $10,000,000 of the Approved Project Budget amount in the aggregate, such approval shall be in Agent’s sole discretion exercised in good faith. All changes to the Project Scope that are implemented in accordance with the requirements of this Section 3.2.1 shall thenceforth replace and supersede the Project Scope, together with any subsequent changes thereto from time to time as approved in writing by Agent.
3.2.2    Approved Plans and Specifications. Borrower, based on the Final Project Scope, shall update and finalize the Plans and Specifications (through completed construction drawings including, without limitation, any architectural, structural, mechanical, electrical, plumbing, fire protection and elevator plans and specifications, prepared by Borrower’s Architect and the Other Design Professionals), and such Plans and Specifications, when approved by Agent pursuant to Section 3.1.3, shall be deemed the “Approved Plans and Specifications” hereunder, together with any subsequent changes thereto from time to time as approved in writing by Agent, and which shall comply with all applicable Legal Requirements and all Governmental Approvals, and which shall the basis for all Governmental Approvals required to construct the Project Improvements.
3.2.3    Approved Construction Schedule. Borrower, based on the Final Project Scope and the Approved Plans and Specifications, shall update and finalize the Construction Schedule (which schedules shall be a schedule, broken down by trade, of the dates of commencement and completion of the various stages of the Project Improvements and other milestones (including Final Completion)), and such Construction Schedule, when approved by Agent pursuant to Section 3.1.3, shall be deemed the “Approved Construction Schedule” hereunder, together with any subsequent changes thereto from time to time as approved in writing by Agent.
3.2.4    Approved Project Budget. Borrower, based on the Final Project Scope, the Approved Plans and Specifications and the Approved Construction Schedule, shall update and finalize the Project Budget (which shall include sufficient detail on a line item basis and a projected funding schedule on a monthly basis which details all Project Related Costs incurred since inception and to be incurred by Borrower until Final Completion), and such Project Budget, when approved by Agent pursuant to Section 3.1.3, shall be deemed the “Approved Project Budget” hereunder, together with any subsequent changes thereto from time to time as approved in writing by Agent; provided, however, that if prior to the date of the Initial Advance, in connection with Borrower satisfying the Contracting Threshold set forth in Section 2.8.1(u), the total cost for such Contracts exceeds the aggregate budgeted amounts for the related line items in the Approved Project Budget, the Approved Project Budget shall be increased on a dollar-for-dollar basis by the amount of such excess.
3.2.5    Approval of Agent. Except as otherwise expressly set forth herein, in all instances in this Section 3.2 in which Agent is to approve or disapprove the development and finalization of the Final Project Documents or to decide whether other arrangements or terms related to the Final Project Documents are satisfactory or not satisfactory to Agent, such approval, disapproval or decision of Agent shall be determined in the sole discretion of Agent acting in good faith, and such decision shall not be deemed to have been given by Agent unless given in writing. Agent shall deliver its written approval of each of the Final Project Documents within fifteen (15) days of Borrower’s submission to Agent. If Agent fails to deliver a written approval or disapproval within fifteen (15) days of Borrower’s submission, Borrower shall send a second written notice to Agent and the recipients listed on Schedule VIII requesting approval or disapproval of such submission, which second written notice shall state the following: “THIS IS THE SECOND WRITTEN NOTICE DELIVERED BY BORROWER TO AGENT PURSUANT TO SECTION 3.2 OF THE CONSTRUCTION LOAN AGREEMENT REQUESTING AGENT’S APPROVAL OF THE FINAL PROJECT DOCUMENTS. FAILURE TO RESPOND WITHIN TEN (10) DAYS AFTER RECEIPT OF THIS NOTICE SHALL CONSTITUE A DEEMED APPROVAL OF THE SUBMITTED FINAL PROJECT DOCUMENTS.” The failure of Agent to deliver a written approval or disapproval within ten (10) days after Borrower’s delivery of such second written notice shall constitute a deemed approval by Agent of the Final Project Document(s) so submitted.

Section 3.3.    The Project Improvements.
3.3.1    Except as expressly set forth in Section 3.7 hereof, each material addition or modification to the Plans and Specifications shall be subject to approval in writing by Agent, and, to the extent required by law, by the appropriate Governmental Authorities. Borrower shall not commence any work on any stage or phase of the Project Improvements, unless all required Governmental Approvals have been issued or obtained from the appropriate Governmental Authorities with respect to the commencement of such stage or phase of construction. All

Plans and Specifications as approved by Agent may be used by Agent with respect to the Project without the need or any consent by or payment to the Architect or any other Person after the occurrence of an Event of Default under the Loan Documents.
3.3.2    The Project Improvements shall be constructed and equipped in compliance with the requirements of the Governmental Authorities and the appropriate Board of Fire Underwriters, if any, or other similar body, if any, acting in and for the locality in which the Property is situated. Compliance with the provisions of this paragraph and any other provisions of this Agreement relating to the construction and equipping of the Project Improvements shall be determined by Agent in the reasonable and good faith exercise of its discretion.
3.3.3    At all times Agent, the Construction Consultant, and their respective agents and employees, shall have the right of entry and access to the Property to inspect the Project Improvements, provided that Agent, the Construction Consultant, and their respective agents and employees shall be accompanied by Borrower or the Construction Manager’s safety representative whom Borrower shall make available, shall comply with all safety policies and requirements applicable to the construction project, and shall use reasonable efforts not to unreasonably interfere with Borrower’s construction of the Project Improvements.

Section 3.4.    Commencement of Construction. Borrower will continue construction of the Project Improvements after the Closing Date in accordance with the Construction Schedule and the Plans and Specifications.

Section 3.5.    Project Budget. Each category of direct and indirect cost, including, without limitation, the major trades or project components within such category (the “Line Items”), shall be delineated in the Project Budget with those that are approved as Project Related Costs to be paid with Total Deemed Advances subject to availability and satisfaction of all applicable conditions to the making of Total Deemed Advances hereunder. Any changes to the Project Budget in excess of $1,000,000 in the aggregate in any monthly period will be subject to Agent’s approval in the reasonable good faith discretion, provided that, if any such changes to the Project Budget would have an impact on the cost or value of the Project in excess of $10,000,000 in the aggregate over the term of the Loan, such approval shall be in Agent’s sole discretion exercised in good faith. No portion of any Total Deemed Advance shall be paid (directly or indirectly) to any Borrower Related Party.

Section 3.6.    Correction of Defects. Borrower shall promptly correct (or cause the applicable Contractor to correct) all material defects in the Project Improvements or any material departure from the Plans and Specifications not previously approved by Agent to the extent required hereunder. Borrower agrees that the advance of any proceeds of the Loan whether before or after such defects or departures from the Plans and Specifications are discovered by, or brought to the attention of, Agent shall not constitute a waiver of Agent’s right to require compliance with this covenant.
Section 3.7.    Change Orders. Borrower shall permit no Change Orders or deviations from the Plans and Specifications, Construction Schedule, Final Completion Date or Project Budget (other than de minimis changes to reflect site conditions) or any amendment, modification or supplement to any Major Contract (other than those of a de minimis nature) during construction without the prior written consent of Agent exercising its the reasonable and good faith exercise of its discretion; provided, however, that subject to the following sentence any single Change Order shall be permitted without Agent’s consent if (a) such Change Order does not increase construction costs by more than $1,000,000.00, provided that, if a Change Order increases construction costs by more than $1,000,000.00, such Change Order is subject to Agent’s consent in its reasonable discretion exercised in good faith, and provided further that, if a Change Order increases construction costs by more than $10,000,000.00, such Change Order is subject to Agent’s consent in its sole discretion exercised in good faith, and (b) such Change Order (together with all related Change Orders), when taken together with all other Change Orders entered into without Agent’s consent, does not result in an increase in construction costs by more than $10,000,000.00, and further provided that Borrower shall deliver to Agent and Construction Consultant a copy of any such Change Orders promptly following execution thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event will any Change Orders or deviations be permitted without Agent’s prior written consent that (i) change the floor area or square footage of the Project (other than to a de minimis extent), (ii) change the basic layout of the Project Improvements, (iii) involve the use of materials, furniture, fixtures or equipment that is not at least of equal quality to that set forth in the final Plans and Specifications approved by Agent , (iv) constitutes a material change in the architectural or structural design or value of the Project

(iv) adversely affect the Lien or priority of the Lien of the Mortgage, (vi) are inconsistent with the requirements of any Legal Requirements or Operations Agreement, or would give any party under such agreements the right to terminate, rescind or modify the same, (vii) affect a structural element, building system or the exterior of the Project Improvements, or (viii) would affect the overall efficiency of operating systems of the Project. Any Change Orders shall clearly delineate the proposed changes to the Plans and Specifications with bubbles or other clear method of indicating revisions to the prior version. For each change order requiring Agent’s consent hereunder, Agent shall deliver its written approval or disapproval of the proposed Change Order within fifteen (15) Business Days of Borrower’s submission of the proposed Change Order to Agent. If Agent fails to deliver a written approval or disapproval within fifteen (15) days of Borrower’s submission of the proposed Change Order, Borrower shall send a second written notice to Agent and the recipients listed on Schedule VIII requesting approval or disapproval of such submission, which second written notice shall state the following: “THIS IS THE SECOND WRITTEN NOTICE DELIVERED BY BORROWER TO AGENT PURSUANT TO SECTION 3.7 OF THE CONSTRUCTION LOAN AGREEMENT REQUESTING AGENT’S APPROVAL OF THE PROPOSED CHANGE ORDER. FAILURE TO RESPOND WITHIN TEN (10) DAYS AFTER RECEIPT OF THIS NOTICE SHALL CONSTITUE A DEEMED APPROVAL OF THE SUBMITTED CHANGE ORDER.” The failure of Agent to deliver a written approval or disapproval within ten (10) days after Borrower’s delivery of such second written notice shall constitute a deemed approval by Agent of the Change Order so submitted.

Section 3.8.    Use of Cost Savings and Contingency. After the Initial Advance, Borrower may revise the Project Budget from time to time to reallocate Cost Savings available under any Line Item for costs in the Project Budget to the “Contingency” Line Item, provided that Borrower shall deliver to Agent evidence satisfactory to Agent that the requirements set forth in the definition of “Cost Savings” have been satisfied. Borrower shall not reallocate Cost Savings in excess of $5,000,000 in the aggregate without the prior written consent of Agent, which consent shall not be unreasonably withheld. After the Initial Advance, Borrower may use and reallocate “Contingency” in the Project Budget to other Line Items in the Project Budget. After the Initial Advance, Borrower shall not reallocate “Contingency” in the Project Budget to other Line Items in the Project Budget in excess of $5,000,000 in the aggregate without the prior written consent of Agent, which consent shall not be unreasonably withheld. After the Initial Advance, Borrower shall not have the right to reallocate as Cost Savings any amounts required to be set aside as Retainage for such Line Item. For each reallocation to or from “Contingency” requiring Agent’s approval hereunder, Agent shall deliver its written approval or disapproval of the proposed reallocation within ten (10) days of Borrower’s submission of the proposed reallocation to Agent. If Agent fails to deliver a written approval or disapproval within ten (10) days of Borrower’s submission of the proposed reallocation, Borrower shall send a second written notice to Agent and the recipients listed on Schedule VIII requesting approval or disapproval of such submission, which second written notice shall state the following: “THIS IS THE SECOND WRITTEN NOTICE DELIVERED BY BORROWER TO AGENT PURSUANT TO SECTION 3.8 OF THE CONSTRUCTION LOAN AGREEMENT REQUESTING AGENT’S APPROVAL OF THE PROPOSED REALLOCATION OF COST SAVINGS TO THE CONTINGENCY. FAILURE TO RESPOND WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE SHALL CONSTITUE A DEEMED APPROVAL OF THE SUBMITTED REALLOCATION.” The failure of Agent to deliver a written approval or disapproval within five (5) days after Borrower’s delivery of such second written notice shall constitute a deemed approval by Agent of the reallocation so submitted.

Section 3.9.    Cost Overruns. If Borrower becomes aware of any change in Project Related Costs which will increase a category or Line Item reflected on the Project Budget in excess of $1,000,000 of the amount then allocated to such category or Line Item, Borrower shall notify Agent in writing and promptly submit to Agent a revised Project Budget no later than the submission of the next Draw Request, provided that such notice may be included in the next Draw Request. Lender shall not withhold or delay further Advances in connection with such cost increases so long as (i) such cost increases are properly allocated to Contingency or the Additional Reserve Account in the manner provided for herein, and (ii) Borrower funds any Shortfall if required pursuant to Section 2.1.6 hereof.
Section 3.10.    Review of Plans and Specifications. Borrower hereby acknowledges and agrees that neither Agent nor the Construction Consultant’s approval of any Plans and Specifications (or any revisions thereto), nor its inspection of the performance of the construction, nor its right to inspect such work, shall impose upon Agent, Lender and/or Construction Consultant any obligation or liability whatsoever with respect thereto, including, without limitation, any obligation or liability that might arise as a result of such work not being performed in accordance with applicable laws and/or requirements of public authorities or with the Plans and Specifications (and revisions thereto) approved by Agent and Construction Consultant or otherwise. The review or approval by Agent and Construction Consultant of any Plans and Specifications or any revisions thereto is solely for Agent’s and Lender’s benefit, and is without any representation or warranty whatsoever with respect to the adequacy, correctness or efficiency thereof or otherwise. Neither the granting by Agent and/or Construction Consultant of its approval of any Plans and Specifications or any revisions thereto, shall in any manner constitute or be deemed to constitute a judgment or acknowledgment by Agent as to their legality or compliance with laws and/or requirements of public authorities.

Section 3.11.    Completion of the Improvements. Borrower shall construct and complete the Project Improvements in accordance with the Plans and Specifications in all material respects (as may be amended in accordance with the Loan Documents), and shall construct and equip the Project Improvements in accordance (in all material respects) with the Plans and Specifications, and in accordance with the provisions of this Agreement and free and clear of all liens, encumbrances and security instruments (other than the Permitted Encumbrances) and Final Completion shall occur by the Final Completion Date.

Section 3.12.    Final Completion. Borrower shall achieve Final Completion by the Final Completion Date set forth in the most current version of the Approved Construction Schedule, and Borrower shall deliver a certification to Lender (together with any available supporting documentation) on or before the achievement of Final Completion.

Section 3.13.    Close Out Items. Borrower shall make available to Agent by electronic means copies of all operating manuals, warranties and other material documentation relating to the Property, the Improvements and any FF&E used in accordance therewith to the extent in Borrower’s possession or control and a final “as built” set of drawings and “as built” survey of the Project Improvements in a form reasonably acceptable to Agent within sixty (60) days of Final Completion.

Section 3.14.    Stored Materials. Lender shall not be required to disburse any funds for any materials, machinery or other Personal Property not yet incorporated into the Project Improvements (the “Stored Materials”), unless the following conditions are satisfied:
3.14.1    Borrower shall deliver to Agent bills of sale or other evidence satisfactory to Agent of the cost of, and, subject to the payment therefor, Borrower’s title in and to such Stored Materials;
3.14.2    The Stored Materials are identified to the Property and Borrower, are segregated so as to adequately give notice to all third parties of Borrower’s title in and to such materials, and are components in substantially final form ready for incorporation into the Project Improvements;
3.14.3    The Stored Materials are stored at the Property or at such other third-party owned and operated site as Agent shall approve, and are protected against theft and damage in a manner reasonably satisfactory to Agent, including, if requested by Agent, storage in a bonded warehouse in the county in which the Property is located;
3.14.4    The Stored Materials will be paid for in full with the funds to be disbursed, and all lien rights or claims of the supplier will be released upon full payment;
3.14.5    Agent has or will have upon payment with disbursed funds a perfected, first priority security interest in the Stored Materials;
3.14.6    The Stored Materials are insured for an amount equal to their replacement costs in accordance with Section 6.1 hereof;
3.14.7    If required by Agent, the Construction Consultant shall certify that it has inspected such Stored Materials and they are in good condition and suitable for use in connection with the Project Improvements;
3.14.8    Lender shall not be required to make Advances for Stored Materials stored off the Property at any one time in excess of $5,000,000.00 unless otherwise approved by Agent acting in its reasonable discretion exercised in good faith; and

3.14.9    Borrower shall have provided to Agent a true and correct list of all such Stored Materials identifying by type, quantity and location (i.e. onsite or offsite).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.    Borrower Representations. Except as otherwise expressly set forth in this Article IV, Borrower represents and warrants to Agent and Lender as of the Closing Date, as of the date of each Advance and each other date on which the representations and warranties set forth herein are required to be remade that:
4.1.1    Organization. Borrower has been duly organized since the date of its formation and is, and has been since the date of its formation been, validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is, and has been since the date of its formation, duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all Governmental Approvals necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, including without limitation, the ownership and construction of the Property and the sole business of Borrower is the ownership, management, operation, development, construction and sale of the Property. Borrower has no knowledge of any dispute or objection to the issuance or validity of such Governmental Approvals or any fact that would cause such Governmental Approvals to be terminated or rescinded by the applicable Governmental Authority. The ownership interests in Borrower, Guarantor and Sunrise Guarantor are as set forth on the organizational chart attached hereto as Schedule I.
4.1.2    Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Guarantor, Sunrise Guarantor or any other Borrower Group Member including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower, Guarantor or Sunrise Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.1.3    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.4    Litigation. Except as set forth on Schedule VII hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Pledgor, Guarantor, Sunrise Guarantor, the Mortgaged Property or the Collateral, which actions, suits or proceedings (a) make a claim or claims in an aggregate amount greater than $500,000 with respect to Borrower or Pledgor or $2,500,000 with respect to Guarantor or Sunrise Guarantor or (b) if determined against Borrower, Pledgor, Guarantor, Sunrise Guarantor, the Mortgaged Property or the Collateral, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Pledgor, Guarantor,

Sunrise Guarantor, the condition, ownership or use of the Mortgaged Property, or the marketability of the Project. Borrower has not received any written notice, and Borrower has no knowledge, that it is in default or violation of any order, writ, injunction, decree, regulation or demand of any Governmental Authority.
4.1.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might adversely affect Borrower, the Mortgaged Property or the Collateral, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Mortgaged Property is bound.
4.1.6    Consents. No consent, approval, authorization nor order of, nor notice of filing with, any court or Governmental Authority or other Person is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.
4.1.7    Title. Borrower has good, marketable and insurable fee simple title to the land and real property comprising the Mortgaged Property and good title to the balance of the Mortgaged Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not (i) adversely affect the operation or use of the Mortgaged Property or (ii) Borrower’s ability to pay its Obligations in a timely manner. The Mortgage, when properly recorded in the appropriate records will create a valid perfected first priority Lien on all of the Mortgaged Property that is real property subject only to Permitted Encumbrances. The filing of a Uniform Commercial Code financing statement covering all personalty of Borrower with the Florida Secretary of State, will create perfected security interests in and to, and perfected collateral assignments of, all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are expressly permitted pursuant to the Loan Documents. There are no claims for payment for work, labor or materials affecting the Mortgaged Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
4.1.8    Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Upon the closing of the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities but excluding the un-advanced portion of the Loan. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured but excluding the un-advanced portion of the Loan. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Pledgor, Guarantor or Sunrise Guarantor, and neither Borrower nor any Guarantor nor Sunrise Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Pledgor, Guarantor nor Sunrise Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
4.1.9    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact and Borrower has no knowledge that any such statement omits to state any fact necessary to make statements contained herein or therein not misleading in any material respect. As of the date of this Agreement, Borrower has delivered to Agent all Major Contracts and all other Contracts relating to the Property in Borrower’s possession and all material documentation in

Borrower’s possession relating to the zoning and entitlement of the Property and has specified in writing to Agent any contract or agreement relating to the Property where an Affiliate is a party thereto.
4.1.10    No Plan Assets. As of the date hereof and throughout the term of this Agreement (i) Borrower and the Commonly Controlled Entities do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrower’s representations in this Section 4.1.10 above are based on the assumption that no portion of the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of 29 C.F.R Section 2510-3.101, as amended from time to time, unless Lender relied on an available prohibited transaction exemption, all of the conditions of which are satisfied or (ii) governmental plan which is subject to any provision which is similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein does not give rise to a violation of any such Applicable Similar Law.
4.1.11    Compliance.
(a)    Borrower and the Mortgaged Property (including, but not limited to, the Improvements) and the current (and after Final Completion, intended) use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. A building permit has been issued for the commencement of full construction of the Project in accordance with this Agreement, and is in full force and effect. The Mortgaged Property is currently zoned and entitled as necessary, and pursuant to all Legal Requirements, for the use of the Mortgaged Property as a hotel or resort development built in accordance with the Plans and Specifications. Borrower has not received written notice that it is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, Pledgor, Guarantor, Sunrise Guarantor or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Mortgaged Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Mortgaged Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. All necessary action has been taken to construct the Project in accordance with the Loan Documents and the full use of the Mortgaged Property for its intended purpose under applicable Legal Requirements and in accordance with this Agreement. The Improvements on the Mortgaged Property comply with all applicable Legal Requirements. There are no open violations or notices of violations of any Legal Requirements relating to Borrower or the Mortgaged Property.
(b)    (i) Other than as disclosed and addressed with respect to the Environmental Work or as otherwise disclosed in writing to Agent, the Mortgaged Property is in compliance with all Legal Requirements (including all local, state and federal environmental laws), other than non-material violations that (A) will be cured during construction of the Project Improvements, (B) will not prevent issuance of any necessary Governmental Approvals in accordance with the Construction Schedule and the Plans and Specifications, or (C) will not otherwise materially and adversely affect Borrower’s completion of the Project Improvements, and (ii) there are no known conditions existing currently or that would reasonably be expected to exist, other than the ongoing remediation of the former Chevron service station parcel, during the term of the Loan that require or are likely to require clean-up, removal or other remedial action pursuant to any of the aforesaid environmental laws (other than in the ordinary course of construction of the Project Improvements).
4.1.12    Americans with Disabilities Act Compliance. The Plans and Specifications have been prepared, and the Project Improvements will be designed, and will be constructed and completed, and thereafter maintained, in a manner that will not conflict with any of the requirements of the ADA (to the extent such requirements are applicable). Borrower shall be responsible for all ADA compliance costs.
4.1.13    Financial Information. All reports, documents, instruments, information and financial data, including, without limitation, the statements of cash flow and income and operating expense and evidence of equity, that have been delivered to Agent in connection with the Loan (i) are true, complete and correct, (ii) accurately represent the financial condition of Borrower, Pledgor, Guarantor, Sunrise Guarantor and the Mortgaged Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP or on an income tax basis throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments reasonably likely to have an adverse effect on the Mortgaged Property, the operations thereof or Borrower’s ability to repay the Loan in accordance with the Loan Documents. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, Pledgor, Guarantor or Sunrise Guarantor from that set forth in said financial statements.
4.1.14    Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, threatened in writing with respect to all or any portion of the Mortgaged Property, or for the relocation of roadways providing access to the Mortgaged Property.
4.1.15    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.16    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
4.1.17    Easements; Utilities and Public Access
(a)    All easements, cross easements, licenses, air rights and rights-of- way or other similar property interests (collectively, “Easements”), if any, necessary for the construction of, completion and full utilization of the Project Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer storm drain facilities and all other public utilities adequate for the use, construction, operation, maintenance and sale of the Property as intended. All roads and streets necessary for the full utilization of the Improvements and the Property for their intended purpose have been completed and dedicated to public use and accepted by such Governmental Authority (or will be accepted by such Governmental Authority in the ordinary course of development) allowing for the use and operation of, and access to the Project Improvements.
(b)    All public utilities necessary or convenient for the full use and enjoyment of the Property as intended are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.
4.1.18    Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445 or §7701 of the Code.
4.1.19    Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
4.1.20    Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Land, the Mortgaged Property or any contemplated improvements to the Land or the Mortgaged Property that may result in such special or other assessments, other than as disclosed to Agent in writing and which are contemplated in the Project Budget.
4.1.21    Control. Guarantor directly Controls Pledgor and indirectly Controls Borrower and the operation and development of the Project.

4.1.22    Insurance. Borrower has obtained and has delivered to Agent certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.
4.1.23    Flood Zone. The Property is located in an area as identified by the Federal Emergency Management Agency as Flood Zone [“AE”].
4.1.24    Boundaries. All of the improvements on the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.
4.1.25    Leases. The Property is not subject to any Leases or other occupancy agreement, including but not limited to any ground lease or similar lease agreement, other than the Leases that have been approved by Agent in express accordance with this Agreement. No Person has, or claims, any possessory interest in the Property or right to occupy the same except Borrower.
4.1.26    Inventory. Borrower is the owner of all of the Equipment (other than construction equipment owned or used by trade contractors), Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property and shall not lease any FF&E or Personal Property other than with Agent’s prior written consent, provided that leases of FF&E or Personal Property related to audio visual equipment, banquet and event furniture, and similar FF&E and Personal Property (expressly excluding guest rooms and kitchen, restaurant and bar equipment), in the ordinary course of business, shall not require Agent’s prior written consent.
4.1.27    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid.
4.1.28    Illegal Activity. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
4.1.29    No Change in Facts or Circumstances; Disclosure. The information submitted by Borrower (or on behalf of Borrower or any Borrower Group Member by any Borrower Group Member) to Agent and all financial statements, reports prepared by Borrower, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise could reasonably be expected to materially and adversely affect the use, operation or value of the Mortgaged Property or the construction and marketability of the Project or the business operations or the financial condition of Borrower.
4.1.30    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.31    Principal Place of Business; State of Organization. Borrower’s exact legal name is: Sunseeker Florida, Inc.. Borrower’s Organizational Number is P17000100300 and its Tax I.D. number is 38-4056101. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is a corporation organized under the laws of the State of Florida and is in good standing and qualified to do business in the State of Florida. Pledgor’s exact legal name is: Sunseeker Resorts, Inc.. Pledgor’s Organizational Number is E0507642017-1, its Nevada Business ID is NV20171694913 and its Tax I.D. number is 82-3228452. Pledgor’s principal place of business as of the date hereof is 1201 N. Town Center Drive, Las Vegas, NV 89144. Pledgor is a corporation organized under the laws of the State of Nevada and is in good standing and qualified to do business in the State of Nevada. Guarantor’s exact legal name is: Allegiant Travel Company. Guarantor’s Organizational Number is E0249612006-2, its Nevada Business ID is NV20061614062 and its Tax I.D. number is 20-4745737. Guarantor’s principal place of business as of the date hereof is 1201 N. Town Center Drive, Las Vegas, NV 89144. Guarantor is a corporation organized under the laws of the State of Nevada and is in good standing in the State of Nevada. Sunrise Guarantor’s exact legal name is: Sunrise Asset Management, LLC. Sunrise Guarantor’s Organizational Number is E0636802009-7, its Nevada Business ID is NV20091596996 and its Tax I.D. number is 27-1594802. Sunrise Guarantor’s principal place of business as of the date hereof is 1201 N. Town Center Drive, Las Vegas, NV 89144. Sunrise Guarantor is a limited liability company organized under the laws of the State of Nevada and is in good standing in the State of Nevada.
4.1.32    Mortgage Taxes. As of the Closing Date and on every date thereafter on which these representations are remade, Borrower represents that it has paid all state, county and municipal mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage.
4.1.33    Trade Name; Other Intellectual Property. As of the date of the Initial Advance Guarantor will have filed for or licensed (as the case may be), and within thirty (30) days of the Hotel Opening Guarantor will own and possess or license (as the case may be), all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, websites, domain names and copyrights, as more particularly described on Schedule II, without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to (i) adversely affect the value of the Property, (ii) impair the use and operation of the Property or (iii) impair Borrower’s ability to pay its obligations in a timely manner, and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which would (i) adversely affect the value of the Property, (ii) impair the use and operation of the Property or the construction of the Project or (iii) impair Borrower’s ability to pay its obligations in a timely manner (collectively, the “Intellectual Property”).
4.1.34    Construction Manager’s Agreement. (i) The Construction Manager’s Agreement is in full force and effect and has not been amended; and (ii) Borrower and Construction Manager are in compliance with their respective obligations under the Construction Manager’s Agreement
4.1.35    Major Contracts. (i) Borrower is in compliance with its obligations under any subcontracts with Major Contractors; (ii) the work to be performed by such subcontractors shall be the work called for by the Plans and Specifications; and (iii) all work on the Project Improvements theretofore completed shall have been completed in substantial accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects.
4.1.36    Architect’s Contract. (i) The Architect’s Contract is in full force and effect and has not been amended; (ii) Borrower and Borrower’s Architect are in compliance with their respective obligations under the Architect’s Contract; (iii) the work to be performed by Borrower’s Architect under the Architect’s Contract shall be the architectural services required to develop the Plans and Specifications and design the Project Improvements to be built in accordance with the Plans and Specifications and all architectural services required to complete the Project Improvements in accordance with the Plans and Specifications, all subject to and as provided for under the Architect’s Contract.
4.1.37    Plans and Specifications. Borrower has furnished to Agent true and complete sets of the current preliminary working drafts of the Plans and Specifications which, to Borrower’s knowledge, comply in all material respects with all applicable Legal Requirements and all Governmental Approvals at the current stage of development of the Plans and Specifications.
4.1.38    Budget. The current working version of the Project Budget which is subject to further development hereunder accurately reflects all presently anticipated Project Related Costs to achieve Final Completion (including, with respect to completion of all Punch List Items and issuance of a permanent certificate of occupancy). Upon the making of the Advances requested in Borrower’s Requisition (or set forth in Borrower’s Requisition with respect to Borrower Funds) in the manner set forth therein, all materials and labor therefore supplied or performed in connection with the Property will have been paid for in full (subject to the Retainage).
4.1.39    Feasibility. The current working version of the Construction Schedule which is subject to further development hereunder is Borrower’s most accurate and complete estimation of the schedule for Construction of the Improvements based upon the information presently available to Borrower and, to Borrower’s knowledge, can be met as and when required thereunder.
4.1.40    No Other Debt. Borrower has not borrowed or received debt financing. There is no indebtedness to which Borrower is a party or by which Borrower or the Mortgaged Property or any excess cash flow or any residual interest therein is bound, whether secured or unsecured.
4.1.41    Major Contracts.
(a)    Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.
(b)    Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.
(c)    Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.
(d)    Except as set forth in Schedule V, no Major Contract has as a party an Affiliate of Borrower and all fees and other compensation for services previously performed under contracts with Borrower Related Parties have been paid in full.
4.1.42    Property Management. There are no agreements between Borrower or any Affiliate of Borrower with respect to the management or operation of the Property.
4.1.43    Purchase Options. Neither the Mortgaged Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Person.
4.1.44    Construction Approvals. Borrower represents and warrants to Agent and Lender that appropriate Governmental Authorities have issued all Governmental Approvals required for the commencement of construction of the Project Improvements in accordance with the Construction Schedule.
4.1.45    Interests in Borrower Certificated. To the extent Borrower is a corporation, equity interests in Borrower are evidenced by an issued stock certificate and pledges thereof are governed by Article 8 of the UCC. To the extent Borrower is a limited liability company, limited liability company interests in Borrower shall be evidenced by a “certificated security” and pledges thereof shall be governed by Article 8 of the UCC. Borrower has “opted in” to Article 8 of the UCC, has not opted out and will not opt out of such Article 8 of the UCC, and shall cause a registry of the holders of shares or limited liability company interests, as applicable, in Borrower to be maintained at all times.

Section 4.2.    Incorporation of Representations. All representations and warranties contained in any other Loan Document (including, without limitation, any Officer’s Certificate) furnished to Agent by Borrower (or on behalf of Borrower by any Borrower Group Member), as part of or in support of its application for the Loan or pursuant to this Agreement or any of the other Loan Documents are hereby incorporated by reference as if fully set forth herein.

Section 4.3.    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Agent or Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Agent and Lender notwithstanding any investigation heretofore or hereafter made by Agent and Lender or on their behalf.

ARTICLE V

BORROWER COVENANTS

Section 5.1.    Affirmative Covenants. From the date hereof and until the indefeasible payment in full of all of the Obligations, Borrower hereby covenants and agrees with Agent and Lender that:
5.1.1    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording any Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in reasonably good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair. Borrower shall keep the Property insured as required by this Agreement. After prior written notice to Agent, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the Mortgage and shall not constitute a default thereunder or the other Loan Documents and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Agent, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith; and (vii) such contest shall not materially delay or affect the construction of the Project as required under this Agreement. Agent may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Agent, the validity, applicability or violation of such Legal Requirement is finally established, the Property (or any part thereof or interest therein) could be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
5.1.2    Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to delinquency. Borrower will deliver to Agent receipts for payment or other evidence satisfactory to Agent that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days following payment thereof. Borrower shall furnish to Agent receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Agent, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; (vii) such contest shall not materially delay or affect the construction of the Project as required under this Agreement; and (viii) failure to pay such Taxes or Other Charges will not subject Lender or Agent to any civil or criminal liability; and (ix) Borrower shall, upon request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.1.2. Agent may pay over any such cash deposit or part thereof held by Agent to the claimant entitled thereto at any time when, in the judgment of Agent, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
5.1.3    Costs. Borrower shall pay when due all Project Related Costs and other costs and expenses otherwise required under this Agreement for the construction and ownership of the Improvements in accordance with the provisions of this Agreement, including without limitation, any repair and restoration of the Improvements pursuant to the provisions of this paragraph hereinabove set forth and any Carry Costs through the payment in full of all amounts due to Lender hereunder.
5.1.4    Litigation. Borrower shall give prompt written notice to Agent of any litigation or governmental proceedings that is pending or threatened in writing against Borrower, Pledgor, Guarantor or Sunrise Guarantor and involves an aggregate liability (when taken into consideration with all outstanding litigation and other proceedings) in excess of $500,000 with regards to Borrower and Pledgor and $2,500,000 with regards to the Guarantor or Sunrise Guarantor. Borrower shall not settle any litigation in excess of $100,000 or permit any other Person to settle any litigation related to the Mortgaged Property or the Collateral (or direct and/or indirect interests therein or in Borrower) without Agent’s prior written consent and shall keep Agent apprised of the status (including, without limitation, the settlement) of any litigation.
5.1.5    Access to Property. Borrower shall permit Agent, the Construction Consultant and their respective representatives to enter upon the Mortgaged Property, inspect the Project Improvements and all materials to be used in the construction thereof, to examine the Plans and Specifications or any Contracts, Governmental Approvals or other documentation relating to the Project requested by Agent or the Construction Consultant and to perform such testing as Agent or Construction Consultant reasonably deem desirable at the Project at all times at which Agent or the Construction Consultant reasonably deems necessary or desirable. Borrower shall cooperate, and cause the Contractors to cooperate, with Agent and Construction Consultant to enable each Person to perform its functions hereunder. Agent, Construction Consultant or their agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property and shall have the right to undertake testing of such soil, air, water, building material and other samples at Borrower’s cost and expense in the event that, in Agent’s opinion, Borrower’s testing of the adequacy of such soil, air, water, building material and other samples is not acceptable to Agent; provided that Agent shall use commercially reasonable efforts to ensure that (i) none of the foregoing shall interfere with, hinder or delay construction of the Project Improvements, and (ii) such consultants, employees, agents and employees notify Borrower of their presence on the Property and comply with all reasonably site safety requirements. Borrower shall have the right to have its representative accompany Agent, the Construction Consultant and their representatives (except during emergencies).

5.1.6    Notice of Default. Borrower shall promptly advise Agent of any material and adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
5.1.7    Cooperate in Legal Proceedings. Borrower shall cooperate fully with Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Agent or Lender hereunder or any rights obtained by Agent or Lender under any of the other Loan Documents and, in connection therewith, permit Agent, at its election and expense, to participate in any such proceedings at Borrower’s expense.
5.1.8    Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
5.1.9    Award and Insurance Benefits. Borrower shall cooperate with Agent in obtaining for Agent the benefits of any Net Proceeds lawfully or equitably payable in connection with the Property, and Agent shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Agent in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Net Proceeds.
5.1.10    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)    furnish to Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are requested by Agent in connection therewith;
(b)    cure any defects in the execution and delivery by Borrower or a Borrower Related Party of the Loan Documents and execute and deliver to Agent such documents, instruments, certificates, consents, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Agent may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any hospitality, liquor and other licenses with respect to the Property into the name of Agent or its designee after the occurrence, and during the continuance, of an Event of Default; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent shall reasonably require from time to time including, without limitation, the execution and delivery of all such writings necessary to transfer any hospitality, liquor and other licenses with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default.
5.1.11    Principal Place of Business, State of Organization. Other than as set forth in Schedule VI hereof, Borrower will not cause or permit any change to be made in its name, identity or corporate or partnership structure. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the entire period of the existence of Borrower and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement, unless Borrower provides Agent with thirty (30) days written notice of any change of the foregoing and adequate information as to the new location of Borrower’s principal place of business, chief executive office and location of its books and records. Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth in the introductory paragraph of this Agreement. Borrower shall promptly notify Agent of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Agent of such organizational identification number.

Notwithstanding the foregoing, Borrower shall be permitted to convert from a Florida corporation to a Florida limited liability company and Pledgor shall be permitted to convert from a Nevada corporation to a Nevada limited liability company, provided that each of the following conditions are satisfied prior to the date of such conversion: (i) Borrower shall provide Agent with at least forty-five (45) days’ prior written notice of the conversion of Borrower or Pledgor; (ii) no default or Event of Default shall have occurred or be continuing on the date of delivery of such written notice or on the date of such conversion; (iii) Borrower shall execute and deliver, or cause any relevant Borrower Group Member to execute and deliver, amendments to the Loan Documents (including, but not limited to, amendments to the Mortgage, the Pledge Agreement (with respect to the pledge of the new limited liability company interests in Borrower) and any applicable UCC filings), Borrower’s organizational documents (including, but not limited to, the addition of Article 8 opt-in language) and Pledgor’s organizational documents and such other documents requested by Agent that are necessary in Agent’s reasonable discretion to retain and/or confirm its perfected first-priority security interest in the applicable Collateral (including, but not limited to, execution and delivery of a certificate of limited liability company interests and reaffirmation agreements with respect to the Loan Documents); (iv) Borrower shall provide opinions of counsel, which may be relied upon by Agent, Lender and their successors and assigns with respect to any amendments or documents executed pursuant to the preceding clause (iii), with respect to the converted Borrower and Pledgor, which counsel and opinions shall be reasonably satisfactory to Agent; (iv) Borrower shall provide updated, as of the date of such conversion, representations and warranties made in the Loan Documents to the extent applicable; (v) Borrower shall obtain any necessary endorsements to the Title Insurance Policy to insure that since the date of the Title Insurance Policy, there has been no change in the status of title to the Mortgaged Property; and (vi) Borrower shall pay all costs and expenses incurred by Agent (including reasonable attorneys’ fees) and all recording, stamp, intangible or other similar tax in connection with such conversion.
5.1.12    Financial and Other Reporting.
(a)    Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Agent), complete and accurate books, records and accounts reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Agent shall have the right from time to time at all times during normal business hours upon prior notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Agent shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Agent and Lender to examine Borrower’s accounting records with respect to the Property, as Agent shall determine to be necessary or appropriate in the protection of Agent’s and Lender’s interest. Upon Agent’s request, Borrower shall furnish such other information necessary and sufficient to fairly represent the financial condition of Borrower and the Property.
(b)    Borrower shall deliver or cause to be delivered to Agent the reports, notices, certifications and other documents described on Schedule III attached hereto in accordance with the terms therein.
(c)    Within ten (10) Business Days after Agent’s request, Borrower shall deliver or cause to be delivered to Agent such other data and information relating to the affairs, assets and liabilities of Borrower, the construction, development, operation or marketing of the Property, as Agent may from time to time reasonably request.
(d)    Agent shall have the right to have an independent auditor selected by Agent review the books, records and financial statements of Borrower, at the sole expense of Borrower, up to one (1) time in any twelve (12) month period, provided, that Lender shall have the right to conduct such a review or audit at any time after the occurrence of an Event of Default at the sole expense of Borrower.
(e)    Borrower shall operate in substantial compliance with the projected net operating income set forth in the Approved Operating Budget.
5.1.13    Business and Operations. Borrower will continue to engage in the ownership, maintenance, construction, development, management and operation of the Project. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the

Loan, continue to own all of the Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.
5.1.14    Title to the Property. Borrower will warrant and defend (a) the title to the Mortgaged Property and every part thereof, subject only to Liens expressly permitted hereunder (including Permitted Encumbrances), (b) the validity and priority of the Lien of the Mortgage, subject only to Liens expressly permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever, (c) title to the Collateral and every part thereof, and (d) the validity and priority of the Lien of the Pledge Agreement on the Collateral, subject only to the Liens and security interests created by the Loan Documents. Borrower shall reimburse Agent and Lender for any losses, costs, damages or expenses (including attorneys’ fees and court costs) incurred by Agent or Lender if an interest in the Mortgaged Property or the Collateral, other than as expressly permitted hereunder, is claimed by another Person.
5.1.15    Costs of Enforcement. In the event (a) that, following an Event of Default, the Mortgage encumbering the Mortgaged Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) that the Pledge Agreement encumbering the Pledged Collateral is foreclosed in whole or in part or that the Pledge Agreement is put into the hands of an attorney for collection, suit, action or foreclosure, (c) of the foreclosure of any mortgage encumbering the Mortgaged Property (or any pledge encumbering the Pledged Collateral) prior to or subsequent to the Mortgage (or the Pledge Agreement, as applicable) in which proceeding Agent or Lender is made a party, or (d) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Pledgor, Guarantor or Sunrise Guarantor or an assignment by Borrower, Pledgor, Guarantor or Sunrise Guarantor for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Agent or Lender in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
5.1.16    Estoppel Statement.
(a)    After request by Agent, Borrower shall within ten (10) Business Days furnish Agent with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, the Minimum Yield Fee, or other amounts payable to Lender set forth in Section 7.8 hereof, (iv) the date interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, (vi) any unfunded portion of the total available amount of the Loan, if any, (vii) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification and (viii) such other items that Agent may reasonably request. Borrower shall only be required to deliver the estoppel statements required pursuant to this Section 5.1.16 (A) two (2) times per calendar year if such request is not in connection with a Secondary Market Transaction, and (B) in connection with a Secondary Market Transaction.
(b)    After request by Agent, Borrower shall use commercially reasonable efforts to deliver to Agent, estoppel certificate from any tenant party to a Lease or other party to any reciprocal easement agreement, land use agreement or amenities agreement (including any golf course and/or marina usage agreements) related to development, ownership, maintenance, usage or operation of the Project.
5.1.17    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Agent. Borrower shall at all times comply in all material respects with all Easements, covenants, restrictions, declarations or other agreements of record (collectively, “Operations Agreements”). Borrower agrees that without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower will not amend, modify or terminate any of the Operations Agreements in any material respect other than nonmaterial amendments to any Operations Agreements.

5.1.18    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
5.1.19    Leasing. Borrower may not enter into a Lease for any portion of the Property without Agent’s prior written consent acting in the reasonable and good faith exercise of its discretion; provided however that Borrower may, without Lender’s prior consent, enter into one or more Leases for food and beverage or retail operations which individually and in the aggregate do not exceed 1,000 square feet of the total combined food and beverage and retail spaces identified in the Approved Plans and Specifications. With respect to any permitted Lease for the Property requiring Lender’s consent, Borrower (i) shall observe and perform, or cause to be performed, the obligations imposed upon the lessor under such Lease; (ii) shall enforce the terms, covenants and conditions contained in such Lease upon the part of the lessee thereunder to be observed or performed; (iii) shall not, without the prior written consent of Agent, terminate or accept a surrender of such Lease or any portion thereof (other than a termination of such Lease in the event that the underlying tenant is in material default of its obligations under such Lease) or take any action that would permit any party to such Lease to terminate such Lease or any potion thereof with respect to, or otherwise surrender, all or any portion of its premises, or recapture all or any portion of a tenant’s premises whether by termination, subleasing from the tenant or otherwise; (iv) shall not collect any of the rents under such Lease more than one (1) month in advance of the due date; (v) shall not execute any other assignment of lessor’s interest in such Lease or the Rents related thereto (except as contemplated by the Loan Documents); (vi) shall not alter, amend, modify, supplement or change any material terms of the Lease, which for the avoidance of doubt, shall include any change to the signage at the Property provided to any tenant, or grant any waivers or consents without the prior written consent of Agent; and (vii) shall execute and deliver at the request of Agent all such further assurances, confirmations and assignments in connection with such Lease as Agent shall from time to time require.
5.1.20    Alterations. Borrower shall obtain Agent’s prior written consent for any alterations or Improvements (other than for purposes of achieving Final Completion of the Project in accordance with this Agreement).
5.1.21    Survey. Within 60 days after the completion of the foundation, Borrower shall deliver to Agent a foundation survey, which, in each case, shall be prepared and be certified to the Title Company, Agent and their respective successors and assigns, in accordance with a survey certification in substantially the same form as the original Survey.
5.1.22    Construction Contracts.
(a)    Architect’s Contract. Borrower shall (a) enforce the provisions of the Architect’s Contract in the best interests of the Project using sound business judgment, (b) waive none of the obligations of Borrower’s Architect thereunder, (c) do no act which would relieve Borrower’s Architect from its obligations under the Architect’s Contract and (d) make no amendments to the Architect’s Contract without the prior written approval of Agent. Upon request by Agent, Borrower shall cause Borrower’s Architect to provide Agent with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Agent.
(b)    Construction Manager’s Agreement. Borrower shall (a) enforce the provisions of the Construction Manager’s Agreement and all Contracts in the best interests of the Project using sound business judgment, (b) waive none of the obligations of Borrower’s Construction Manager thereunder, (c) do no act which would relieve Borrower’s Construction Manager from its obligations under the Construction Manager’s Agreement or any other Contract and (d) make no amendments to the Construction Manager’s Agreement or any other Contract without the prior written approval of Agent. Upon request by Agent, Borrower shall cause Borrower’s Construction Manager to provide Agent with reports in regard to the status of construction of the Project Improvements, in such form and detail as requested by Agent.

(c)    GMP/Fixed Price Contracts. Upon entering into any guaranteed maximum price or fixed price contract, Borrower shall (a) enforce the provisions of the such contract in the best interests of the Project using sound business judgment, (b) waive none of the obligations of Borrower’s Contractor thereunder, (c) do no act which would relieve Borrower’s Contractor from its obligations thereunder and (d) make no amendments to such contract without the prior written approval of Agent. Upon request by Agent, Borrower shall cause Borrower’s Contractor to provide Agent with reports in regard to the status of construction of the Project Improvements, in such form and detail as requested by Agent.
5.1.23    Completion of Construction. Borrower shall: (i) diligently pursue construction of all of the Project Improvements to Final Completion on or prior to the Final Completion Date, all in accordance (in all material respects) with the Plans and Specifications, Construction Schedule and in compliance with all restrictions, covenants and easements affecting the Property, all applicable Legal Requirements, and all applicable Governmental Approvals, and in accordance with all terms and conditions of the Loan Documents; and (ii) promptly pay all sums and to perform such duties as may be necessary to complete such construction of the Project Improvements substantially in accordance with the Plans and Specifications and in compliance with all restrictions, covenants and easements affecting the Property, all Legal Requirements and all applicable Governmental Approvals, and in accordance with all terms and conditions of the Loan Documents free from any Liens, claims or assessments (actual or contingent) asserted against the Mortgaged Property for any material, labor or other items furnished in connection therewith. Borrower agrees to use commercially reasonable good faith efforts to obtain a permanent certificate of occupancy for the entire Property as soon as reasonably practicable.
5.1.24    Patriot Act.
(a)    Borrower will comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism and shall put into place all policies, practices and procedures as required by Legal Requirements to insure that each Borrower Group Member and each of their direct or indirect owners are in compliance with the representations, warranties and covenants set forth in this Section 5.1.24. Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Agent may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Agent in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.
(b)    Neither Borrower nor any Borrower Group Member nor any direct or, to Borrower’s actual knowledge, indirect owner of any Borrower Group Member (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrower in writing is now included in “Government Lists”.

(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or any Borrower Group Member or any direct or, to Borrower’s actual knowledge, indirect owner thereof are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower or any other Borrower Group Member, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, no Embargoed Person shall have any interest of any nature whatsoever in Borrower or any other Borrower Group Member or any direct or, to Borrower’s actual knowledge, indirect owner thereof, as applicable, with the result that the investment in Borrower or any other Borrower Group Member, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower, any other Borrower Group Member or any direct or, to Borrower’s actual knowledge, indirect owner thereof, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or any other Borrower Group Member, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.
(d)    Borrower shall provide Agent with any information that Agent deems reasonably necessary from time to time and on Agent’s request in order to ensure compliance with this Section 5.1.24 and the other provisions of this Agreement relating to the Patriot Act and any other Legal Requirements concerning money laundering and similar activities.
5.1.25    Licenses; Intellectual Property; Website.
(a)    Licenses. Borrower shall keep and maintain all Licenses necessary for the operation of the Property for its then-current use. Borrower shall not transfer any Licenses required for the operation of the Property.
(b)    Intellectual Property. Within thirty (30) days of the issuance of the registration of the of the trade names and trademarks and licensing of the Intellectual Property from Guarantor to Borrower, Borrower shall deliver the Intellectual Property Security Agreement to Agent. Borrower shall keep and maintain all Intellectual Property relating to the use or operation of the Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not Transfer or let lapse any Intellectual Property without Agent’s prior consent.
(c)    Website. By Hotel Opening, the website with respect to the resort operated on the Property (currently www.sunseekerresorts.com) shall be maintained by or on behalf of Borrower or Borrower’s Affiliate, and any such website shall be registered in the name of Borrower or Borrower’s Affiliate. Borrower shall not Transfer (or permit the Transfer of) any such website without Agent’s prior consent.
(d)    Liquor License. Within thirty (30) days of the issuance of a liquor license to Borrower or an Affiliate, Borrower shall grant a perfected security interest in same to Agent pursuant to and in accordance with a security agreement in favor of Agent, as reasonably approved by Agent, provided that such security instrument shall be in compliance with the provisions of Section 561.65(4), Florida Statutes, to effectuate the perfection of a lien or security interest in a spirituous alcoholic beverage license. Borrower shall keep and maintain any liquor licenses and same shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not Transfer or let lapse any liquor license without Agent’s prior consent.
5.1.26    Business Maintenance. Borrower shall maintain operational requirements for the Property such that the Property is maintained in accordance with the standards consistent with commercially reasonable customs and practices in the area where the Property is located (subject to normal wear and tear), and with the commercially reasonable customs and practice found in the development and management of hotel or resort developments similar to the Property.
5.1.27    Construction Consultant.

(a)    Borrower shall permit Agent to retain the Construction Consultant at the cost of Borrower to perform the following services on behalf of Agent:
(i)    Prepare the Project Reports;
(ii)    To review and advise Agent whether, in the opinion of the Construction Consultant, the Plans and Specifications are satisfactory;
(iii)    To review Draw Requests and Change Orders;
(iv)    To make inspections and visits in accordance with Section 5.1.5;
(v)    To attend all meetings of any nature relating to the construction of the Project;
(vi)    To review any Contracts, Governmental Approvals or other documentation relating to the Project requested by Agent or the Construction Consultant; and
(vii)    To take such other actions deemed necessary by Agent or the Construction Consultant in order to effectively administer and review the Project.
(b)    The reasonable fees of the Construction Consultant to the extent provided for in and consistent with the agreement to be entered into between Construction Consultant and Agent, shall be paid by Borrower (and expenses incurred by Agent on account thereof shall be reimbursed to Agent) as part of the next Advance, and if not requested by Borrower Agent can approved Advances to pay such costs, after Borrower receives the Construction Consultant’s invoice approved by Agent for payment to the extent such fees are set forth in the Project Budget or, if not set forth in the Project Budget, within fifteen (15) days of request therefor, but none of Lender, Agent or the Construction Consultant shall have any liability to Borrower on account of (i) the services performed by the Construction Consultant, (ii) any neglect or failure on the part of the Construction Consultant to properly perform its services or (iii) any approval by the Construction Consultant of construction of the Project Improvements. None of Agent, Lender or the Construction Consultant assumes any obligation to Borrower or any other Person concerning the quality of construction of the Project Improvements or the absence therefrom of defects.
(c)    Borrower acknowledges that (i) the Construction Consultant shall be retained by Agent to act as a consultant and only as a consultant to Agent in connection with the construction of the Project Improvements and has no duty to Borrower, (ii) the Construction Consultant shall in no event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Agent, Lender or Borrower, (iii) Agent reserves the right to make any and all decisions required to be made by Agent under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Agent under this Agreement and to accept or not accept any matter or thing required to be accepted by Agent under this Agreement, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant with respect thereto, (iv) Agent reserves the right in its sole discretion exercised in good faith to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Agent or any other person or party, and (v) Agent reserves the right to replace the Construction Consultant with another Construction Consultant at any time and without prior notice to or approval by Borrower (provided that so long as no Event of Default is continuing, such replacement shall not result in any material increased cost to Borrower).
(d)    The Construction Consultant shall furnish its services in manner consistent with the time requirements of this Agreement and in such a manner (subject to its rights to carry out the foregoing services on behalf of Agent pursuant to this Section 5.1.27) as to not unreasonably interfere with the construction of the Project Improvements, the processing of Advances, Change Orders and Draw Requests, or other aspects of the construction and development of the Project.

5.1.28    Condominium. Borrower shall not permit any part of the Mortgaged Property to be converted into a condominium without Agent’s prior written consent.
5.1.29    Easements and Restrictions; Zoning. Borrower shall submit to Agent for Agent’s approval prior to the execution thereof by Borrower all proposed Easements, restrictions, covenants, permits, licenses, and other instruments which would affect the title to the Property or use of the Property for its intended purposes, accompanied by a Survey (or other comparable location drawing) showing the exact proposed location thereof and such other information as Agent shall require. Borrower shall not subject the Property or any part thereof to any Easement, restriction or covenant (including any restriction or exclusive use provision in any lease or other occupancy agreement) which is not a Permitted Encumbrance without the prior approval of Agent, which shall not be unreasonably withheld. With respect to any and all existing Easements, restrictions, covenants or operating agreements which benefit or burden the Property, any Easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof and any zoning or land use classification of the Property approved by Agent, Borrower shall: (a) observe and perform the obligations imposed upon Borrower or the Property; (b) not alter, modify or change the same without the prior written approval of Agent; (c) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the full benefits of the same; and (d) deliver to Agent a copy of any notice of default or other notice or correspondence received or delivered by Borrower in respect of the same promptly after Borrower’s receipt or within a reasonable period of time before delivery of such notice or correspondence. Borrower shall not request, permit or suffer any re-zoning or change in use of the Mortgaged Property.
5.1.30    Laborers, Contractors and Materialmen. Borrower shall notify Agent promptly, and in writing, if Borrower receives any default notice, notice of lien or demand for past due payment, written or oral, from any contractor, laborer, subcontractor or materialmen and shall discharge any lien pursuant to Section 5.2.1 hereof. Except to the extent the same is not required pursuant to Sections 2.9.1(e)(v) and 2.10(d) hereof, Borrower will also furnish to Agent at any time and from time to time upon demand by Agent, lien waivers in conformity with Section 713.20, Florida Statutes, and otherwise in form satisfactory to Agent bearing a then-current date from the Contractors.
5.1.31    Ownership of Personalty. Borrower shall furnish to Agent, if Agent so requests, photocopies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them, under which Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements if this Agreement otherwise requires Borrower to provide the same or if the aggregate cost and/or value of the same exceeds $50,000.
5.1.32    Comply with Other Loan Documents. Borrower shall perform all of Borrower’s Obligations under the Note and the other Loan Documents.
5.1.33    Purchase of Material Under Conditional Sale Contract. Borrower shall not permit any materials, equipment, fixtures or any other part of the Improvements to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Property, unless previously authorized by Agent in writing.
5.1.34    Further Assurance of Title. If at any time Agent has reason to believe in its opinion that any Advance is not secured or will or may not be secured by the Mortgage as a first priority lien or security interest on the Improvements (subject only to the Permitted Encumbrances and the Loan Documents), then Borrower shall, within five (5) Business Days after written notice from Agent, do all things and matters necessary (including execution and delivery to Agent of all further documents and performance of all other acts which Agent deems necessary or appropriate) to assure to the satisfaction of Agent that any Advance previously made hereunder or to be made hereunder is secured or will be secured by the Mortgage as a first priority lien or security interest with respect to the Improvements (subject only to the Permitted Encumbrances and the Loan Documents). Lender, at Lender’s option, may decline to make further Advances hereunder until Agent has received such assurance.

5.1.35    Construction Management.
(a)    Construction Management Agreement. Borrower shall (i) cause the Construction Manager to manage the development and construction of the Project Improvements and perform its duties under and in accordance with the Construction Manager’s Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Construction Manager’s Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Agent of any default under the Construction Manager’s Agreement of which it is aware, (iv) promptly deliver to Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Construction Manager’s Agreement, (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the Construction Manager under the Construction Manager’s Agreement, (vi) cause Construction Manager to ensure that the work to be performed by each Contractor under each Construction Contract is the work called for by the Plans and Specifications (other than de minimis changes to reflect site conditions) and (vii) ensure that all work on the Project Improvements shall be completed in substantial accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects. Borrower shall, upon request by Agent, cause Construction Manager to provide Agent and Construction Consultant with reports in regard to the status of construction of the Project Improvements, in such form and detail and in such intervals as may be reasonably requested by Agent. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Construction Manager’s Agreement on the part of Borrower to be performed or observed, then, without limiting Agent’s or Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Construction Manager’s Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Construction Manager’s Agreement on the part of Borrower to be performed or observed.
(b)    Prohibition Against Termination or Modification of Construction Contracts. Except as otherwise permitted herein, Borrower shall not (i) surrender, terminate, cancel, materially modify, renew or extend the Construction Manager’s Agreement, the Architect’s Contract, or the Major Contracts, (ii) enter into any other agreement relating to the development or construction of the Project Improvements with the Construction Manager, Borrower’s Architect, or any other Person, (iii) consent to the assignment by the Construction Manager of its interest or obligations under the Construction Manager’s Agreement, (iv) consent to the assignment by the Architect of its interest or obligations under the Architect’s Contract, or (v) waive or release any of its rights and remedies under the Construction Manager’s Agreement, the Architect’s Contract or the Major Contracts, in each case, without the express consent of Agent acting it its reasonable discretion; provided however that after the occurrence and during the continuation of an Event of Default, such consent shall be in the sole discretion of Agent acting in good faith.
5.1.36    After Acquired Property. Without limitation of Borrower’s other obligations described herein, Borrower hereby grants to Lender a first Lien security interest in and to all equipment and other personal property owned, leased or licensed by Borrower, whether or not used in the maintenance and/or operation of the Improvements, immediately upon acquisition of same or any part of same following the date hereof.
5.1.37    Advance Deposits. Prior to the date of Hotel Opening, all Advance Deposits (except any Advance Deposits received in connection with the reservation of individual hotel rooms that are not reserved in blocks for an event) shall be held in compliance with all applicable Legal Requirements and shall not be commingled with any other funds of Borrower. Borrower shall, if permitted by applicable Legal Requirements, cause all such Advance Deposits (and any interest theretofore earned thereon) to be transferred to the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to and in accordance with the terms of the Advance Booking Agreements. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (a) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as hereinabove described; (b) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Agent’s option, be fully assignable to Lender), and (c) shall comply in all material respects with any applicable Legal Requirements. Borrower shall, upon request, provide Agent with evidence reasonably satisfactory to Agent of Borrower’s compliance with the foregoing.

5.1.38    Minimum Invested Equity. Guarantor shall at all times from and after Final Completion have and maintain an indirect equity contribution and investment in Borrower of no less than the Minimum Invested Equity
5.1.39    Golf Course. By the date of the Initial Advance, Borrower shall enter into a Golf Course Use Agreement with respect to the Golf Course that will provide resort guests with access to the Golf Course at prevailing rates subject to availability and that is otherwise reasonably acceptable to Agent. With respect to the Golf Course Use Agreement, Borrower shall (a) observe and perform the obligations imposed upon Borrower or the Property; (b) not alter, modify, change or terminate, or permit the alteration, modification, change or termination of, the same without the prior written approval of Agent; (c) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the full benefits of the same; (d) deliver to Agent a copy of any notice of default or other notice or correspondence received or delivered by Borrower in respect of the same promptly after Borrower’s receipt or within a reasonable period of time before delivery of such notice or correspondence; and (e) shall execute and deliver at the request of Agent all such further assurance, confirmation, pledges and assignments in connection with such Golf Course Use Agreement as Agent shall from time to time request.

Section 5.2.    Negative Covenants. From the date hereof until the Repayment Date, Borrower covenants and agrees with Agent and Lender that it will not do, directly or indirectly, any of the following:
5.2.1    Liens. Borrower shall not create, incur, assume or suffer to exist (a) any Lien on any portion of the Mortgaged Property or permit any such action to be taken, except Permitted Encumbrances that are not properly allocated to the Additional Reserve Account under the terms hereof, (b) any Lien on any portion of the Collateral, except for the Liens created by the Loan Documents that are not properly allocated to the Additional Reserve Account under the terms hereof, and/or (c) any Lien on any portion of the Sunrise Restricted Assets, except Permitted Encumbrances. After prior notice to Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any mechanic’s, materialmen’s and other similar liens and encumbrances, provided that (i) no Event of Default (other than an Event of Default that would otherwise exist solely as a result of the filing of such Lien) has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Mortgaged Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrower shall deliver to Agent cash, or other security as may be approved by Agent, in an amount equal to one hundred twenty-five percent (125%) of the contested amount or transfer the same to bond in a manner satisfactory to Agent, (vi) failure to pay such Liens will not subject Agent or Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the Property, (viii) the aggregate amount of all such liens being contested at any given time does not exceed $500,000, and (ix) Borrower shall, upon request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.2.1. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Agent, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost, there shall be any danger of the Lien of the Mortgage being primed by any other Lien.
5.2.2    Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets (other than assets of a de minimis nature) or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents, certificated interests or its qualification and good standing in any jurisdiction in each case, without obtaining the prior written consent of Agent or Agent’s designee.
5.2.3    Change In Business. Borrower shall not enter into any line of business other than the ownership, operation, and development of the Project, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.4    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
5.2.5    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Agent, which consent may be withheld in Agent’s sole discretion exercised in good faith. Borrower shall not seek any variance or special permit under any existing zoning ordinance, or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Agent, which consent shall not be unreasonably withheld.
5.2.6    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Mortgaged Property with (a) any other real property constituting a tax lot separate from the Mortgaged Property, or (b) any portion of the Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Mortgaged Property.
5.2.7    Change of Name, Identity, Structure or Place of Organization. Other than as expressly provided in Section 5.1.11, Borrower shall not change its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.31 hereof) or Borrower’s corporate, partnership or other structure, without first obtaining the prior written consent of Agent. Other than with respect to Borrower’s Developer Affiliate that is acting as a developer with respect to the Project, all of Borrower’s subsidiaries are presently inactive and Borrower shall not cause or permit any new or existing direct or indirect subsidiaries to engage in any business activity or acquire any material assets or incur any material liabilities, without the prior written consent of Agent in its sole discretion exercised in good faith.
5.2.8    ERISA. Except for ordinary course of business and legally compliant employee retirement benefit plans,
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent or Lender of any of their rights under the Note, this Agreement or the other Loan Documents) to be a nonexempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
(b)    Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.
(c)    Borrower shall deliver to Agent such certifications or other evidence from time to time throughout the term of this Agreement, as requested by Agent, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101;
5.2.9    Transfers.
(a)    Borrower acknowledges that Agent and Lender have examined and relied on the experience of Borrower and the other Borrower Related Parties in owning, developing, constructing, operating, marketing and selling properties such as the Mortgaged Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Mortgaged Property as a means of maintaining the value of the Mortgaged Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Agent and Lender have a valid interest in maintaining the value of the Mortgaged Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Agent and Lender can recover the Debt by a sale of the Mortgaged Property.
(b)    Without the prior written consent of Agent, and except to the extent otherwise set forth in this Section 5.2.9 or as otherwise expressly permitted in this Agreement, Borrower shall not, and shall not permit any Borrower Group Member or any other Person having a direct or indirect ownership or beneficial interest in Borrower or any Borrower Group Member, whether voluntarily or involuntarily, to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, distribute, dividend, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly (at any tier of ownership), voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Mortgaged Property or any part thereof or any direct or indirect legal or beneficial interest therein or in any Borrower Group Member, directly or indirectly, at any tier of ownership, or (ii) permit a Sale or Pledge of any direct or indirect interest (at any tier of ownership) in any Borrower Group Member or any Person having a direct or indirect ownership or beneficial interest (at any tier of ownership) in a Borrower Group Member, other than Permitted Transfers.
(c)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Mortgaged Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing any portion of the Mortgaged Property or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Borrower Group Member or its direct or indirect owners is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Borrower Group Member or its direct or indirect owners is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Borrower Group Member or its direct or indirect owners is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Borrower Group Member or its direct or indirect owners is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in such Borrower Group Member or its direct or indirect owners or the creation or issuance of new legal or beneficial interests; (vii) any change of Control of Borrower , (viii) entering into any contract to do any of the foregoing, or (ix) any contractual arrangement intended to provide similar benefits (regardless of whether or not such benefits are limited to economic participation, control and/or otherwise) to the counterparties thereto as would be obtained by consummating a Transfer.
(d)    Notwithstanding anything to the contrary contained in Section 5.2.9, the following Transfers (herein, the “Permitted Transfers” or each individually, a “Permitted Transfer”) shall be permitted hereunder without the consent of Agent (except as otherwise provided in this Section 5.2.9(d)), provided that such Transfers are made in express accordance with this Section 5.2.9(d): (i) any sale, transfer or issuance of shares of common stock or other beneficial ownership interests in Guarantor, or any other entity holding a direct or indirect interest in Borrower, if Guarantor or such other entity is a publicly traded entity, (a “Traded Security”), provided such Traded Security is listed on the NASDAQ or another nationally recognized stock exchange, or any conversion of any such interests into a Traded Security; and (ii) the Pledge of the equity interests of Pledgor and the Sunrise Guarantor by Guarantor pursuant to that certain Credit and Guaranty Agreement dated February 5, 2019 between Guarantor and Barclays Bank PLC.
(e)    In connection with any Transfer in which a Person that did not previously own ten percent (10%) or more of the aggregate direct and/or indirect ownership interests (at any tier of ownership) in Borrower shall acquire such a ten percent (10%) direct and/or indirect ownership interest (at any tier of ownership) in Borrower, Borrower shall, at least thirty (30) days before such Transfer, provide copies of all instruments effectuating such Transfer, together with all organizational documents that Agent shall require, and such other information as Agent shall reasonably request regarding the proposed transferee so as to conduct such background checks, investigations, Patriot Act, OFAC and other searches as are necessary to satisfy internal organizational requirements regarding “know your customer” and similar requirements, as Agent shall require (at Borrower’s sole cost and expense), and such Transfer shall not be a Permitted Transfer if Agent in good faith determines that (I) such Transfer will result in a violation of Legal Requirements, or (II) that the transferee is on a Government List or has been indicted or convicted of, or plead guilty or no contest to a Patriot Act Offense or is otherwise not a Qualified Transferee.
(f)    Notwithstanding anything to the contrary contained herein or in the other Loan Documents, no Transfers of Pledgor’s direct interests in Borrower shall be permitted at any time without Agent’s prior written consent, which consent may be granted or withheld in Agent’s sole discretion exercised in good faith, it being understood and agreed that such consent, if granted, may be conditioned, among other things, on Agent’s receipt of one or more pledge and security agreements covering the direct interests in Borrower so Transferred, duly executed by the transferee in favor of Agent.
5.2.10    No Distributions. Borrower shall not make any distributions or other disbursements except in accordance with Section 7.2 hereof.
5.2.11    Budgets and Schedules. Borrower shall not amend, modify or supplement the Business Plan, the Project Budget or the Construction Schedule without the prior written consent of Agent when required hereunder. Borrower shall expend funds only in accordance with the Project Budget and pursuant to the Construction Schedule and the Plans and Specifications, and any reallocation of any category or Line Items in the Project Budget shall be subject to Agent’s approval in the reasonable and good faith exercise of Agent’s discretion.
5.2.12    Contracts. Borrower shall in a timely manner observe, perform and fulfill each material covenant, term and provision of each Major Contract, and shall use commercially reasonable efforts to cause all other parties to each Major Contract to perform the covenants, terms and provisions to be performed by such parties. Borrower shall not enter into, amend, modify, supplement or terminate any Major Contract or appoint or change Borrower’s Architect, or any Major Contractor without the prior written consent of Agent. Borrower shall deliver to Agent copies of all Major Contracts entered into after the Closing Date promptly following execution thereof.
5.2.13    Management and Operations. Borrower shall not engage a property manager or any other Person to manage or operate the Project without the prior written consent of Agent.
5.2.14    Hotel Brand. By Hotel Opening, Borrower shall enter into a license with Sunseeker Resorts, Inc. reasonably satisfactory to Agent for the use and operation of the hotel as a “Sunseeker Resorts Property”, provided that, subsequent to Borrower entering into such license, Borrower shall not change the hotel brand from “Sunseeker Resorts” and/or enter into any other license agreement and/or franchise agreement without Agent’s prior written approval.
5.2.15    Casualty; Condemnation. Borrower shall not take any action with regard to a Casualty or Condemnation except in strict accordance with Section 6.2 below.
5.2.16    Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with a Borrower Related Party without obtaining Agent’s prior written consent to the same.
5.2.17    Borrower Accounts. Borrower shall have no operating accounts or bank accounts except for those explicitly permitted and contemplated by this Agreement and the Cash Management Agreement.
5.2.18    Leases. Except to the extent permitted hereunder, Borrower shall not enter into any Leases or other occupancy agreements, including, but not limited to, any ground lease or similar lease agreement, without the prior written consent of Agent.
5.2.19    Additional Phase. Borrower shall not transfer any Additional Phase to a party that is not a wholly-owned subsidiary of Guarantor.

5.2.20    Affirmative Covenants. Borrower shall not take any action or fail to act in any way to the extent that such action or inaction requires Agent’s or the Construction Consultant’s prior written consent under the Loan Documents, including without limitation Section 5.1 above, without Agent’s or the Construction Consultant’s (as applicable) prior written consent.

ARTICLE VI

INSURANCE; CASUALTY;
CONDEMNATION; REQUIRED REPAIRS

Section 6.1.    Insurance.
6.1.1    Insurance Policies.
(a)    Borrower, at its sole cost and expense, shall obtain and maintain (or cause to be maintained) the types of insurance coverages set forth on Schedule XII (the “Insurance Requirements”), in each case, with such policy amounts, deductibles, limits and sublimits, insurance policy forms and endorsements reasonably acceptable to Agent, except that coverage limits required by Agent shall not exceed those set forth on Schedule XII; provided that, with respect to any required:
(i)    Builder’s Risk insurance policy, such policy shall:
(A)    be written on a Builder’s Risk Completed Value Form (100% non-reporting) or its equivalent with permission granted to occupy and shall include, without limitation, coverage for loss by collapse, theft, terrorism, windstorm, and, if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, coverage for loss by flood, in the maximum amount available through the NFIP plus excess flood insurance;
(B)    include a sublimit coverage for testing and water damage when the building is not completed;
(C)    have an all other perils deductible and a wind deductible based on the total insurable value;
(D)    include coverage for loss suffered with respect to materials, equipment, heating and air conditioning machinery, machinery, and supplies, in each case, owned by Borrower or required to be insured by Borrower, whether on-site, in transit, or stored offsite and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property in each case owned by Borrower or required to be insured by Borrower;
(E)    include coverage for Soft Costs that are recurring costs, which shall include, without limitation, delayed opening loss of income/revenue coverage for a period of recovery of not less than eighteen (18) months commencing from the date the Project was to be completed, interest, Carry Costs during the Loan, real estate taxes, insurance, advertising and administrative costs, as well as costs to reproduce plans, specifications, blueprints and models in connection with any restoration following a casualty; and
(F)    include coverage for demolition, debris removal and increased cost of construction, including, without limitation, increased costs arising out of changes in applicable laws and code.
(ii)    Architect's or Professional Liability insurance, Borrower shall cause Architect (and any other material engineer or designer providing services on the Project) to obtain and maintain such insurance during the period commencing on the date of the Architect's Contract or such other applicable Contract relating to such provision of services, as applicable;
(iii)    Workers Compensation, Employer's Liability including USL&H and Jones Act, if necessary, coverage or Disability insurance, Borrower shall maintain such insurance as required by law covering employees, if any, of Borrower or any Affiliate and shall cause its Major Contractors and subcontractors to also maintain such insurance;

(iv)    General Liability coverage, Borrower shall maintain such insurance and shall cause its Major Contractors and subcontractors to also maintain such insurance which shall include, for the Major Contractors and subcontractors during construction without limitation, products and completed operations and contain no "X", "C", "U" exclusion if excavation and/or demolition is to be provided (and, with regard to products and completed operations insurance, shall be without exclusion for construction defects);
(v)    Automobile Liability insurance, Borrower shall maintain such insurance and shall cause its Major Contractors and subcontractors to also maintain such insurance;
(vi)    Property insurance against loss customarily included under standard "All Risk" policies, including earthquake (if required by Agent), windstorm, business interruption for a basic period of restoration of at least 24 months and a 12-month extended period of indemnity, and, if any portion of the Improvements is currently or at any time in the future located in a federally designated "special flood hazard area", coverage for loss by flood, terrorism, vandalism, and malicious mischief, boiler and machinery, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Project in nature, use, location, height, and type of construction. Such insurance Policy shall also insure costs of demolition and increased cost of construction, provided that each such insurance Policy shall contain an agreed amount replacement cost endorsement and shall be endorsed to also provide guaranteed building replacement cost, subject to typical sublimits, to the improvements at the Property provided, further that, Agent shall be named Mortgage and Loss Payee on a Lender's Loss Payee Endorsement in accordance with a third party replacement cost appraisal;
(vii)    Comprehensive Boiler and Machinery coverage, Borrower shall maintain such insurance for all mechanical and electrical equipment against physical damage, rent loss and improvements loss, with exclusions for testing removed; and
(viii)    Public Liability insurance, including, without limitation, vacant building, Commercial General Liability insurance, Owned Hired and Non-Owned Auto Liability, and Umbrella Liability coverage for Personal Injury, Bodily Injury, Death, Accident and Property Damage, Borrower shall maintain such insurance and shall cause its Major Contractors and subcontractors to also maintain such insurance, with an Umbrella Liability insurance limit, provided that, the policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, Contractual Liability (covering, to the maximum extent permitted by law, Borrower's obligation to indemnify Agent and Lender as required under this Agreement), Products and Completed Operations Liability coverage for the applicable Statue of Repose.
(ix)    Condominium Insurance – If Borrower converts any portion of the Property to the condominium form of ownership, condominium insurance shall be obtained in an amount and type subject to Agent’s approval.
(b)    All insurance provided for in this Section 6.1 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), or may be obtained, to the extent obtainable, under a Owner’s Controlled Insurance Program. Not less than five (5) days prior to the expiration dates of the Policies theretofore furnished to Agent, certificates of insurance evidencing the Policies acceptable to Agent shall be delivered by Borrower to Agent. After commencement of the new or renewal Policy evidence satisfactory to Agent of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Agent. Not later than ninety (90) days after the renewal or replacement of each of the Policies, Borrower shall deliver to Agent an original or certified copy (as required pursuant to this paragraph) of a renewal or replacement Policy or Policies and loss information if requested.
(c)    Unless otherwise specified, all Policies of insurance provided for or contemplated by this Article VI shall, in the case of property damage, builder’s risk, boiler and machinery, flood and earthquake insurance, name Borrower as the insured and Agent as the additional insured and shall contain a so-called New York standard non-contributing mortgagee clause or its equivalent in favor of Agent (including Agent as mortgagee and loss payee) providing that the loss thereunder shall be payable to Agent and providing thirty (30) days’ advance notice of cancellation to Agent.
(d)    All Property insurance also shall include a co-insurance waiver and Agreed Amount Endorsement. Without Agent’s prior written consent, Borrower shall not name any Person other than Agent, as loss payee, as it pertains to the Property, nor shall Borrower carry separate or additional insurance coverage covering the improvements at the Property concurrent in form or contributing in the event of loss with that required by this Agreement.

(e)    Each Policy shall contain a provision whereby the insurer: (i) agrees that such Policy shall not be canceled, terminated or materially changed, the coverage, deductible, and limits of such Policy shall not be modified, other provisions of such Policy shall not be modified if such Policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such Policy shall not be so modified, canceled or fail to be renewed, without in each case, at least thirty (30) days prior written notice to Agent, (ii) waives any right to claim any Insurance Premiums and commissions against Agent or Lender, provided that the Policy need not waive the requirement that the Insurance Premiums be paid in order for a claim to be paid to the insured and (iii) provides that Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any Policy (except for general public and other liability and Workers Compensation insurance) shall contain breach of warranty provisions, such Policy shall not be invalidated by and shall insure Agent regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such Policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Agent pursuant to any provision of the Mortgage or any other Loan Document.
(f)    Borrower shall pay the Insurance Premiums for the Policies as the same become due and payable. Borrower shall deliver to Agent certified copies of the Policies required to be maintained pursuant to this Article VI; provided, however, Agent shall not be deemed by reason of the custody of such Policies to have knowledge of the contents thereof. Borrower also shall deliver to Agent within ten (10) days after Agent’s request, a statement setting forth the particulars as to all such Policies, indicating that all Insurance Premiums due thereon have been paid and that the same are in full force and effect.
(g)    If at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation), upon notice to Borrower, to take such action as Agent deems necessary to protect Agent’s and Lender’s interest in the Property, including, without limitation, the obtaining of such insurance coverage as Agent deems appropriate and all Insurance Premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and until paid shall be secured by the Mortgage, as determined by Agent, and shall bear interest at the Default Rate.
(h)    In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee in the event of such other transfer of title.
6.1.2    Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “A/X” or better by A.M. Best Company, Inc. or of at least A- or better from S&P.

Section 6.2.    Casualty and Condemnation.
6.2.1    Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such Casualty to Agent and Borrower shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with this Agreement. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.
6.2.2    Condemnation. Borrower shall give Agent prompt notice of any actual or, to Borrower’s knowledge, threatened in writing Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Agent a copy of any and all papers served in connection with such proceedings. Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Agent all instruments requested by Agent to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for in the Note and the Loan Agreement. Agent shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest and additional interest (if any) at the rate or rates provided in the Loan Agreement and Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions hereof, provided that if required to do so pursuant to this Agreement, Agent shall make the Net Proceeds available to Borrower in accordance with the provisions of this Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Agent of the Award, Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
6.2.3    Delivery of Net Proceeds.
(a)    Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property, Borrower’s right, title and interest in and to all Insurance Proceeds are, except as otherwise herein provided, hereby assigned by Borrower to Agent and all Net Proceeds shall, except as otherwise herein provided, be paid to Agent. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Insurance Proceeds and, subject to Borrower’s right to receive the direct payment of any Net Proceeds as herein provided, will cause the same to be paid directly to Agent to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of an Event of Default, Borrower may settle any insurance claim with respect to Net Proceeds which do not exceed $1,000,000.00 (the “Settlement Threshold”). Whether or not an Event of Default shall have occurred and be continuing, Agent shall have the right to participate in any settlement discussions and approve any settlement which would in Agent’s judgment result in Net Proceeds which exceed the Settlement Threshold and Borrower shall deliver or cause to be delivered to Agent all instruments requested by Agent to permit such approval. Borrower shall pay all out-of-pocket costs, fees and expenses incurred by Agent and Lender (including all reasonable attorneys’ fees and expenses, the fees of insurance experts and adjusters and costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within fifteen (15) Business Days after delivery of a request for reimbursement by Agent, accompanied by reasonable back-up documentation, in connection with the settlement of any claim for Insurance Proceeds and the seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Insurance Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 6.2, such Insurance Proceeds shall, until the completion of the related work, be held in trust for Agent and shall be segregated from other funds of Borrower to be used to pay for the cost of the Restoration in accordance with the terms hereof, and to the extent such Insurance Proceeds exceed the Restoration Threshold (as defined below), such Insurance Proceeds shall be forthwith paid directly to and held by Agent to be applied or disbursed in accordance with this Article VI. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file any insurance claim for a period of fifteen (15) Business Days, or to prosecute same with commercially reasonable diligence following Borrower’s receipt of written notice to do so from Agent, Borrower hereby irrevocably empowers Agent, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Agent and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Agent pursuant to this sentence).
(b)    If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than $10,000,000.00 (the “Restoration Threshold”) and the costs of completing the Restoration in Agent’s determination shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured and the Note is not otherwise required to be prepaid, the Net Proceeds will be disbursed by Agent to Borrower to be applied to restoration of the Property in accordance with the terms hereof, including Section 6.2.4 hereof. As soon as reasonably practicable after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence: (x) Final Completion prior to the Maturity Date in accordance with the terms of this Agreement, if such Casualty or Condemnation occurs prior to Final Completion; or (y) the Restoration in accordance with the terms of this Agreement, if such Casualty or Condemnation occurs after Final Completion. If at any time the Net Proceeds shall not, in the reasonable opinion of Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency with Agent before any further disbursement of the Net Proceeds shall be made, which deficiency shall be held by Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds set forth in Section 6.2.4 below, and until so disbursed shall constitute additional security for the Debt.
6.2.4    Major Casualty or Condemnation.
(a)    If a Casualty or Condemnation has occurred to the Property, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration, or completing the Improvements, as applicable, is equal to or greater than the Restoration Threshold, Agent shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:
(i)    If the Casualty or Condemnation occurs prior to Final Completion:
(A)    No Event of Default shall have occurred and be continuing;
(B)    Agent is satisfied that the Net Proceeds plus any uninvested remainder of the Required Equity Funds plus Advances available under this Agreement are sufficient to cause Final Completion and pay all Project Related Costs to be incurred in connection therewith;
(C)    Agent shall be satisfied that Final Completion will be achieved on or prior to the Final Completion Date; and
(ii)    If the Casualty or Condemnation occurs following Final Completion:
(A)    No Event of Default shall have occurred and be continuing;
(B)    In the event the Net Proceeds are insurance proceeds, less than twenty five percent (25%) of the total floor area of the Improvements at the Property then secured by the Lien of the Mortgage has been damaged, destroyed or rendered unusable as a result of such Casualty, and less than twenty five percent (25%) of the total floor area has been damaged, or in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property then secured by the Lien of the Mortgage is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;
(C)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred eighty (180) days after receipt of the Net Proceeds related to such Casualty or Condemnation, whichever the case may be) and shall diligently pursue the same to completion;
(D)    Agent shall be satisfied that any Project Related Costs and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;
(E)    Agent shall be satisfied that the Restoration will be achieved, on or before the earliest to occur of (1) the date ninety (90) days prior to the Maturity Date, (2) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (3) the expiration of any insurance coverage required under this Agreement;
(F)    The Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(G)    The Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(H)    Such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Property or the related Improvements; and
(I)    Following Restoration the Outstanding Principal Balance (together with all available Advances) as of such date shall be no more than forty percent (40%) of the value of the Property as determined by an appraiser selected by Agent.
(b)    To the extent the Net Proceeds exceed the Restoration Threshold, the Net Proceeds shall be paid directly to Agent and held by Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.2.4 shall constitute additional security for the Debt. With respect to Net Proceeds resulting from a Casualty or Condemnation occurring prior to Final Completion, the same shall be disbursed in the same manner and subject to the satisfaction by Borrower of the same conditions precedent as are applicable to the disbursement of Advances under this Agreement.
(c)    Net Proceeds shall be disbursed by Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Agent that (A) all requirements set forth in Section 6.2.4(a) have been satisfied, (B) all relevant conditions to the making of Advances of the Loan shall have been satisfied with respect to disbursements of Net Proceeds for Restoration as though such disbursements were of Loan proceeds rather than Net Proceeds, (C) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (D) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or written notices of intention to file same, or any other Liens of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Agent and discharged of record or in the alternative fully insured to the satisfaction of Agent by the title company issuing the Title Insurance Policy.
(d)    All plans and specifications required in connection with the Restoration shall be subject to prior approval by Agent and by an independent architect selected by Agent (which shall be the Construction Consultant if the Casualty or Condemnation occurs prior to Final Completion) (the “Casualty Consultant”). The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval by Agent and the Casualty Consultant, which approval shall not be unreasonably withheld with respect to any Person that is not a Borrower Related Party. All costs and expenses incurred by Agent and Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
(e)    In no event shall Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) to commence, but dropping to five percent (5%) once work on the Restoration is fifty percent (50%) complete, of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, or such other amount as agreed to by Agent in the reasonable and good faith exercise of its discretion. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above, be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 6.2.4(e) and all applicable Legal Requirements and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Agent receives evidence reasonably satisfactory to Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be requested by Agent or by the title company issuing the Title Insurance Policy, and Agent receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(f)    Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month, unless a more frequent disbursement schedule is approved by Agent in the reasonable and good faith exercise of its discretion.
(g)    If at any time the Net Proceeds or the undisbursed balance thereof together with any unvested remainder of the Required Equity Funds and any unallocated portion of the Additional Reserve Account shall not, in the reasonable opinion of Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.2.4 shall constitute additional security for the Debt.
(h)    The excess, if any, of the Net Proceeds Deficiency deposited with Agent after the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 6.2.4, and the receipt by Agent of evidence satisfactory to Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Agent to Borrower, so long as no monetary Default or Event of Default shall have occurred and be continuing.
(i)    All Net Proceeds not required to be made available for the Restoration shall be applied in accordance with the provisions of Section 2.4.2 above.

Section 6.3.    Application of Net Proceeds. Upon the occurrence and continuation of an Event of Default, Agent, at its option, may withdraw all the Net Proceeds or the undisbursed balance thereof and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent and may apply such Net Proceeds and Net Proceeds Deficiency either to the payment of Restoration costs or to payment of the Debt in such order, proportion and priority as Agent may determine in its sole discretion exercised in good faith. Agent’s right to withdraw and apply such Net Proceeds and Net Proceeds Deficiency shall be in addition to all other rights and remedies provided to Agent and Lender under the Loan Documents.

ARTICLE VII

CASH MANAGEMENT; RESERVE FUNDS; DISTRIBUTIONS

Section 7.1.    Deposit Account and Accounts Generally. Borrower shall cause all Gross Revenue to be transmitted directly into the Deposit Account which shall be (i) established, and maintained by Borrower, (ii) controlled by Borrower prior to the occurrence of any Event of Default, (iii) operated at all times by Borrower or Agent, as applicable, in accordance with the requirements of this Agreement, and (iv) subject at all times to a perfected security interest in favor of Lender. As a condition precedent to the initial funding of the Loan, Borrower shall cause the Deposit Bank to execute and deliver the Account Control Agreement with respect to the Deposit Account which shall provide, inter alia, that upon the occurrence of an Event of Default and following certification by Lender or Agent of the existence and continuation of an Event of Default, Borrower shall have no access to funds in the Deposit Account and that Lender shall have sole dominion and control over the Deposit Account. Without in any way limiting the foregoing, if Borrower or any other Person shall receive any Gross Revenue from the Property, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit of Agent (on behalf of Lender), (ii) such amounts shall not be commingled with any other funds or property of Borrower or such Person, and (iii) Borrower or such Person shall deposit such amounts in the Deposit Account within one (1) Business Day of receipt. Funds deposited into the Deposit Account shall be applied and disbursed in accordance with this Agreement. Funds in the Deposit Account may be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Borrower may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (or may be ledger or book entry accounts and not actual accounts) (such Deposit Account along with the Borrower Operating Account, the Project Costs Contingency Reserve Account, the Additional Reserve Account and the Completion Guarantor Cash Collateral Account set forth below and all other accounts and subaccounts established pursuant to the Loan Documents are referred to herein as “Accounts”). Borrower shall pay for all expenses of opening and maintaining all of the Accounts.

Section 7.2.    Borrower Operating Account. Provided no Event of Default has occurred and is continuing, subject to the terms of the Loan Documents, Borrower shall be entitled to cause funds on deposit in the Borrower Operating Account to be applied to the Project Related Costs that are scheduled to be paid during such month pursuant to the Project Budget, and Borrower shall not disburse amounts on deposit in the Borrower Operating Account for any other purpose. On a quarterly basis as of the first Payment Date following each calendar quarter, Borrower shall deliver to Agent a reconciliation of amounts funded into the Borrower Operating Account pursuant to the Loan Documents on account of Project Related Costs with the actual amount expended during such preceding quarter for Project Related Costs, with any resulting surplus or deficiency being credited or debited, as applicable, against amounts to be advanced for Project Related Costs pursuant to the Loan Documents. In no event shall Borrower disburse or direct the disbursement of any amounts in the Borrower Operating Account to a Borrower Related Party, except in connection with the payment of fees pursuant to Affiliate Contracts.

Section 7.3.    Project Costs Contingency Reserve Account. Prior to the date of the Initial Advance, Borrower may deposit into a contingency reserve account held in Borrower’s name, subject to the first-priority perfected security interest in favor of Lender provided for in Section 7.7 hereof, and further subject to control of Agent upon Agent’s certification of an Event of Default pursuant to the Account Control Agreement (the “Project Costs Contingency Reserve Account”) not more than $10,000,000.00 of funds (the “Project Costs Contingency Reserve Amount”) to the extent that such amounts shall have been designated as “contingency” amounts in the Approved Project Budget. After the date of the Initial Advance, and so long as no Default or Event of Default has occurred, Borrower shall be entitled to cause funds on deposit in the Project Costs Contingency Reserve Account to be applied to cost overruns in relation to a change in Project Related Costs and Borrower shall not disburse amounts on deposit in the Project Costs Contingency Reserve Account for any other purpose. Provided no Event of Default has occurred and is continuing, Borrower may disburse or cause to be disbursed the balance of the Project Costs Contingency Reserve Account to Borrower within ten (10) days after Final Completion.

Section 7.4.    Additional Reserve Account.
7.4.1    Initial Funding of Additional Reserve. On or prior to the date of the Initial Advance, Borrower shall deposit into an account held in Borrower’s name, subject to the first-priority perfected security interest in favor of Lender provided for in Section 7.7 hereof, and further subject to control of Agent upon Agent’s certification of an Event of Default pursuant to the Account Control Agreement (the “Additional Reserve Account”) a sum of $40,000,000 to be used, subject to the terms of this Section 7.4, for (i) payment of interest on and amortization of the Loan, (ii) funding or covering Shortfalls, cost overruns under Section 3.9, any Net Proceeds Deficiency, defects or deficiencies identified in a report of the Construction Consultant, or Liens that Borrower is contesting under Section 5.2.1, in each case up to $15,000,000 in the aggregate (other than funding or covering Shortfalls which shall not be so limited) without Agent’s prior consent, (iii) any other matter that must be resolved hereunder for Lender to fund an Advance, or (iv) other reserves reasonably required by Agent pursuant to this Article 7 from time to time during the term of the Loan (collectively, “Reserve Items”). Amounts deposited from time to time into the Additional Reserve Account pursuant to this Section 7.4.1 are referred to herein as the “Additional Reserve”.
7.4.2    Allocation of Additional Reserve to Reserve Items.
(a)    If, at any time after the Initial Advance, Agent determines that there is a Reserve Item to be funded, Agent shall, by written Reserve Notice to Borrower, designate the applicable portion of the Additional Reserve to such Reserve Item and, subject to the dispute resolution provisions of this Article VII, Borrower shall, within five (5) Business Days of the Reserve Notice, disburse such allocated portion from the Additional Reserve Account to cover the Reserve Item prior to any further Advances being disbursed for such Reserve Item.
(b)    If, at any time after the Initial Advance, Borrower determines that there is a Reserve Item to be funded, and the Reserve Item or amount requires Agent’s approval under Section 7.4.1, Borrower may, by written Reserve Notice to Agent, designate the applicable portion of the Additional Reserve to such Reserve Item and, subject to the dispute resolution provisions of this Article VII, Borrower shall, within five (5) Business Days of the Reserve Notice, disburse such allocated portion from the Additional Reserve Account to cover the Reserve Item prior to any further Advances being disbursed for such Reserve Item.
7.4.3    Additional Reserve Post-Completion. After Final Completion, provided that no Event of Default has occurred and is continuing, the amount that Borrower shall be required to maintain in the Additional Reserve Account shall not be more than $25,000,000.00 (notwithstanding Section 7.4.4), and to the extent the balance of the Additional Reserve Account exceeds $25,000,000.00, Borrower may disburse or cause to be disbursed such excess amount to Borrower after Final Completion. Following Final Completion, provided that no Event of Default has occurred and is continuing, the balance of the Additional Reserve Account shall be available and may be used by Borrower for (i) the payment of interest on and amortization of the Loan, (ii) Carry Costs, and (iii) any Net Proceeds Deficiency, Mandatory NOI Failure Prepayment or A Mandatory Passenger Volume Prepayment.
7.4.4    Replenishment. Until such time as the Project achieves Final Completion, if the remaining Additional Reserve which has not been designated to Reserve Items falls below $35,000,000, Borrower shall be required to deposit additional funds (a “Replenishment”) such that the Additional Reserve available shall be restored to an amount of no less than $40,000,000. From the date of Final Completion until the date on which the Debt has been satisfied or otherwise paid in full, if the remaining Additional Reserve which has not been designated to Reserve Items falls below $20,000,000, Borrower shall be required to deposit a Replenishment such that the Additional Reserve available shall be restored to an amount of no less than $25,000,00. To the extent that a Replenishment is required under this Section 7.4.4, Borrower shall make any such required deposit within five (5) days following notice thereof by Agent.
7.4.5    Additional Reserve Account Dispute Resolution. At any time that Borrower or Agent designates any amount of the Additional Reserve Account to be disbursed in satisfaction of one or more Reserve Items, Borrower or Agent, as applicable, shall deliver written notice to the other of the same (a “Reserve Notice”). If Borrower or Agent, as applicable, disputes any element of a Reserve Notice, it shall deliver notice (a “Notice of Disagreement”) to the other no later than ten (10) days following the Reserve Notice. If Borrower or Agent, as applicable, fails to timely deliver a Notice of Disagreement to the other, the determination set forth in such Reserve Notice shall be conclusive and binding with respect to the allocation or disbursement of the designated amount of the Additional Reserve Account to the designated Reserve Item. If Borrower or Agent, as applicable, timely delivers a Notice of Disagreement, the reserve funding obligation identified in such Notice of Disagreement shall be resolved in accordance with the following procedures.
(a)    If Borrower or Agent timely delivers a Notice of Disagreement with respect to a Reserve Notice, Agent and Borrower shall, for a period of ten (10) days following such Notice of Disagreement (the “Negotiation Period”), discuss in good faith to resolve in writing any dispute they have with respect to the matters specified in the Notice of Disagreement (the “Matters of Disagreement”).
(b)    If Agent and Borrower fail to resolve all Matters of Disagreement within the Negotiation Period, then a designated neutral (the “Neutral”) shall be retained by Agent and Borrower by their mutual agreement. Such Neutral shall be a Person who (i) is not currently engaged by or acting for or on behalf of, and within the previous three (3) years has not been engaged by or acted for or on behalf of, Lender, Agent, Borrower or any of their respective Affiliates, (ii) has not less than ten (10) years’ experience in construction matters and construction finance arrangements in the United States and (iii) is or works for a nationally reputable party. If Agent and Borrower are unable to agree on a mutually designated Neutral within ten (10) days of the expiration of the applicable Negotiation Period, Agent shall select the Neutral in the reasonable and good faith exercise of its discretion, provided that such Neutral satisfies the requirements of clauses (i)-(iii) above of this Section 7.4.5(b).
(c)    Agent and Borrower shall instruct the Neutral to make a final determination as to (i) whether the unresolved Matters of Disagreement properly constitute Reserve Items and (ii) if applicable, the dollar amount of the Additional Reserve Account to apply to such Reserve Items. Agent and Borrower shall instruct the Neutral to render its determination, in writing, within five (5) days of the submission of the Matters of Disagreement to the Neutral. Agent and Borrower shall fully cooperate with all requests of the Neutral, including reasonably promptly providing all documentation reasonably required by the Neutral in rendering its determination. The determination of the Neutral shall be final and binding upon Agent and Borrower on the date (the “Decision Date”) the Neutral delivers its final resolution in writing. Agent and Borrower shall each pay one-half of the fees and expenses of the Neutral.
(d)    If required under a determination of the Neutral, Borrower shall, within five (5) days of the Decision Date, disburse such allocated portion from the Additional Reserve Account to cover the Reserve Item. If the unallocated funds in the Additional Reserve Account are insufficient, Borrower shall make any deposit to the applicable Account for the related Reserve Item required by the determination of the Neutral (together with any additional amounts required to be deposited by Borrower to the Additional Reserve Account pursuant to this Agreement)

within five (5) days of the Decision Date, and subject to Borrower’s full and timely compliance with the foregoing, Agent shall continue to make Advances as required under and in accordance with this Agreement; provided, however, that to the extent proceeds from any Advance were utilized with respect to a Reserve Item during a period of time in which the allocation of amounts in the Additional Reserve Account to such Reserve Item was pending a determination by the Neutral, any resultant amounts of reserves required under the determination of the Neutral shall be next utilized to pay for Project Related Costs prior to any additional Advances being made available therefor.
(e)    Subject to the terms and provisions of this Agreement, and provided that no Event of Default shall have occurred and be continuing, Agent shall continue to make Advances to Borrower as and when required under this Agreement while the parties proceed under and in compliance with the dispute resolution provisions in this Section 7.4.5.
(f)    The dispute resolution procedures set forth in this Section 7.4.5 shall apply solely to matters that are properly at issue under a timely Notice of Disagreement as provided herein and shall not relate to any other disputes or disagreements between Agent and Borrower or any Borrower Related Party.

Section 7.5.    Completion Guarantor Cash Collateral Account.
7.5.1    If, as of (i) the Closing Date, (ii) the end of any calendar quarter after the Closing Date through Final Completion, or (iii) the date of the Initial Advance, the net worth of the aircraft and aircraft engines of Sunrise Guarantor shall be less than $[…***…], Borrower and Sunrise Guarantor shall be obligated (jointly and severally) to deposit funds into an account held in Borrower’s or Sunrise Guarantor’s name, subject to the first-priority perfected security interest in favor of Lender provided for in Section 7.7 hereof, and further subject to control of Agent upon Agent’s certification of an Event of Default pursuant to the Account Control Agreement (the “Completion Guarantor Cash Collateral Account”) such that the amount available in such Completion Guarantor Cash Collateral Account shall be no less than fifteen percent (15%) of the amount by which the net worth of the aircraft and aircraft engines of Sunrise Guarantor is less than $[…***…]. The net worth of the aircraft and aircraft engines of Sunrise Guarantor shall be equal to (a) the appraised value of such aircraft and aircraft engines as determined on a quarterly basis (i.e., the appraisal value shall be determined as of a date that is within 30 days of the end of the applicable calendar quarter) by IBA or another ISTAT certified appraiser agreeable to both Lender and Sunrise using appraisal methodology consistent with prevailing practice in the industry, less (b) any debt of Sunrise Guarantor for which Sunrise Guarantor is the primary obligor or which is secured by the aircraft or aircraft engines of Sunrise Guarantor. For the avoidance of doubt, the calculation of the net worth of the aircraft and aircraft engines of Sunrise Guarantor shall not include any debt of Guarantor or its subsidiaries for which Sunrise Guarantor is a co-obligor or a guarantor unless such debt is secured by the aircraft and aircraft engines of Sunrise Guarantor. Such quarterly appraisal shall present the value of such aircraft and aircraft engines in the form required by Schedule III, Item 2(b).
7.5.2    At the end of each calendar quarter following any required funding of the Completion Guarantor Cash Collateral Account, the net worth of the aircraft and aircraft engines of Sunrise Guarantor shall be determined as described in Section 7.5.1 hereof. Thereupon, the balance in the Completion Guarantor Cash Collateral Account shall be adjusted in order to true up to the balance required above, with Borrower or Sunrise Guarantor depositing any additional funds required and with any excess funds released to Borrower or Sunrise Guarantor.
7.5.3    Until Final Completion, amounts in the Completion Guarantor Cash Collateral Account may be utilized by Agent for the completion of the Project or other costs of Agent or Lenders associated with the Loan to the extent that there are no funds remaining in the Additional Reserve. The balance, if any, of the Completion Guarantor Cash Collateral Account shall be released to Borrower upon achieving Final Completion provided there does not then exist a Default or Event of Default under this Agreement.
Section 7.6.    Application of Accounts following Event of Default. Upon the occurrence and continuation of an Event of Default, Agent, at its option, may withdraw all amounts in the Accounts and if Agent does so, shall apply such amounts either to the payment of Project Related Costs, to the Debt or any other Obligations in such order, proportion and priority as Agent may determine in the reasonable and good faith exercise of its discretion, provided that, after an Event of Default, Agent may make such determination in its sole discretion exercised in good faith. Agent’s right to withdraw and apply amounts in the Accounts shall be in addition to all other rights and remedies provided to Agent and Lender under the Loan Documents.

Section 7.7.    Security Interest in Funds.
7.7.1    Grant of Security Interest. Borrower hereby grants to Agent (for the benefit of Lender) a first-priority perfected security interest in the Accounts, the Reserve Funds and any and all monies now or hereafter deposited in each Account, in each case, as additional security for payment of the Debt. Until expended, applied or released to Borrower in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. During the continuance of an Event of Default, Agent may, in addition to any and all other rights and remedies available to Agent and Lender, apply any sums then present in any or all of the Accounts to the payment of the Debt or any other Obligations (together with any applicable Minimum Yield Fee) in any order in its sole discretion exercised in good faith. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Agent. The Reserve Funds shall be held in an Eligible Account and, if invested, shall only be invested in Permitted Investments. Provided no Event of Default exists, all interest which accrues on the funds in any Account shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Agent shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Agent and Lender and hold Agent and Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and actual costs and expenses (including litigation costs and attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the Accounts or the performance of the obligations for which the Accounts were established. Borrower shall assign to Agent all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds, Advances, and Borrower Funds.
7.7.2    Income Taxes. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.
7.7.3    Prohibition Against Further Encumbrance. Borrower shall not, without obtaining the prior written consent of Agent, further pledge, assign or grant any security interest in any Account or the monies deposited therein or permit any lien or encumbrance to attach thereto (other than Permitted Encumbrances), or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto and except for those that Borrower has not authorized the filing of, so long as promptly upon learning of the unauthorized filing, it pursues its rights under Section 9-513 and promptly has such UCC-1 Financing Statement terminated, and in all events within thirty (30) days after such filing.

Section 7.8.    Order of Priority of Funds in Deposit Account. On each Payment Date, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Payment Date in accordance with the priority set forth below:
(i)    First, to Agent (for the benefit of Lender) (or, with respect to any Servicing Fee, at Agent’s option, to Servicer), in the amount equal to any Servicing Fee and Construction Consultant costs, fees or expenses in accordance with the Loan Documents for the month in which such Payment Date occurs, and to pay all other amounts due and payable to Agent and/or Lender pursuant to the Loan Documents (except for any amounts payable pursuant to clauses (ii) through (viii) of this Section 7.8);
(ii)    Second, to Agent (for the benefit of Lender), to pay the amount of all delinquent interest and principal on the Loan and all other amounts then due and payable under the Loan Documents (with any amounts in respect of principal paid last);
(iii)    Third, the Monthly Debt Service Payment Amount; and
(iv)    Fourth, to the Borrower Operating Account.

ARTICLE VIII

DEFAULTS

Section 8.1.    Event of Default.
(a)    Each of the following events, after the giving of any required notice and the passage of any applicable grace or cure period expressly set forth below (without the alleged failure or breach having been cured), shall constitute an event of default hereunder (an “Event of Default”):
(i)    if any portion of the Debt (including, without limitation, the Minimum Yield Fee) is not paid when due, provided that with respect to the first instance of such non-payment in any calendar year other than at the Maturity Date, the same shall only constitute an Event of Default if such amount is not paid within three (3) Business Days of Borrower’s receipt of notice of the same;
(ii)    if Borrower shall fail to make any deposit into any Account (including, without limitation, the Additional Reserve Account) within three (3) Business Days of Borrower’s receipt of notice of the same;
(iii)    if the Policies are not kept in full force and effect;
(iv)    any Transfer other than a Permitted Transfer occurs without Agent’s prior written consent in violation of this Agreement or a breach of Section 4.1.21 above occurs;
(v)    if, any representation or warranty made by any Borrower Group Member herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent or Lender by any Borrower Group Member shall have been false or misleading in any material respect as of the date the representation or warranty was made, repeated or deemed repeated;
(vi)    if any Borrower Group Member (1) shall make an assignment for the benefit of creditors (2) shall not generally be paying its debts as they become due, (3) has admitted in writing its inability to pay its debts or (4) is not Solvent;
(vii)    if a receiver, liquidator or trustee shall be appointed for any Borrower Group Member or if any Borrower Group Member shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower Group Member, or if any proceeding for the dissolution or liquidation of any Borrower Group Member shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower Group Member, upon the same note being discharged, stayed or dismissed within sixty (60) days;
(viii)    if any Borrower Group Member attempts to transfer or Transfer its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)    if Borrower breaches any covenant contained in Sections 5.1.24 (Patriot Act), 5.2.9 (Transfers) or 5.2.17 (Borrower Accounts) hereof;
(x)    if Borrower breaches any covenant contained in, Sections 5.1.38 (Minimum Invested Equity), 5.2.1 (Liens), 5.2.2 (Dissolution), 5.2.3 (Change in Business), 5.2.10 (No Distributions) or 5.2.13 (Management and Operations) hereof, and such breach is not cured within ten (10) days of Borrower’s receipt of notice of the same;
(xi)    if Borrower breaches any covenant contained in Article III or Sections 5.1.12 (Financial and Other Reporting), 5.1.29 (Easements and Restrictions; Zoning), 5.2.4 (Debt Cancellation), 5.2.5 (Zoning), 5.2.6 (No Joint Assessment), 5.2.7 (Change of Name, Identity, Structure or Place of Organization), 5.2.8 (ERISA), 5.2.11 (Budgets and Schedules), 5.2.15 (Casualty; Condemnation) or 5.2.16 (Affiliate Transactions) hereof, and such breach is not cured within thirty (30) days of Borrower’s receipt of notice of the same;

(xii)    if Borrower breaches its obligation to submit for Agent’s approval the “proposed final” Base Project Documents by August 31, 2019 pursuant to Section 3.1.4 hereof, and such breach is not cured within ninety (90) days thereafter;
(xiii)    if the Final Completion Date does not occur by December 31, 2021 (regardless of any applicable cure or grace periods or delays due to a Force Majeure event);
(xiv)    if one or more judgments or decrees shall be entered against any Borrower Group Member involving in the aggregate a liability in excess of $500,000 with regards to Borrower or Pledgor, or $10,000,000 with regards to the Guarantor or Sunrise Guarantor, and shall not have been vacated, bonded or stayed pending appeal within thirty (30) days from the date Borrower or Pledgor has actual knowledge of or receives written notice of entry of such judgment;
(xv)    if any Borrower Group Member breaches any covenant, warranty or representation contained in any of the other Loan Documents beyond any applicable notice and cure period, including without limitation, any obligation of Guarantor under the Guaranty or Guarantor or Sunrise Guarantor under any Guaranty of Completion (provided, however, that to the extent any such other Loan Documents do not have any notice or cure periods therein and such breach is not otherwise specified to be an immediate “event of default” thereunder, the provisions of subsection (xxv) below shall apply with regards to such breach), or if any Borrower Group Member shall for any reason contest, repudiate or purport to revoke any Loan Document;
(xvi)    if Borrower or Construction Manager defaults under a Major Contract beyond any applicable notice or grace period set forth therein and such default results in a claim of liability in excess of $1,000,000 to Borrower or Construction Manager, and such breach is not cured within thirty (30) days of Borrower’s receipt of notice of the same;
(xvii)    if any voucher or invoice is intentionally or willfully fraudulently submitted by Borrower or in connection with any Total Deemed Advance for services performed or for materials used in or furnished for the Property;
(xviii)    if there is any cessation at any time in construction of the Project Improvements for more than thirty (30) consecutive Business Days after notice thereof and a failure to resume construction within such period, other than as a result of Force Majeure;
(xix)    if Borrower confesses to Agent or Lender its inability to continue or complete construction of the Project Improvements in accordance with this Agreement;
(xx)    if Agent, the Construction Consultant or either of their representatives are not permitted at all reasonable times upon not less than two (2) Business Days’ notice to enter upon the Property in violation of this Agreement to inspect the Improvements and the construction thereof and such failure continues for an additional two (2) Business Days following written notice thereof from Agent;
(xxi)    the occurrence of any event or circumstance set forth herein or in any other Loan Document that is stated to be an Event of Default and the occurrence of a default under any other Loan Document beyond any applicable notice and cure periods;
(xxii)    if the Property shall be taken (other than as a result of a Condemnation in accordance with this Agreement), attached, sequestered on execution or other process of law in any action against Borrower; and such action is not stayed or bonded over in a manner acceptable to Agent within twenty (20) days thereof, or is not capable of being bonded over or stayed in a manner acceptable to Agent;
(xxiii)    if Borrower requests a termination of the Loan (other than in connection with a full repayment of the Loan), or ceases to do business;

(xxiv)    if any Governmental Approval is withdrawn, suspended or cancelled, terminated or modified to the detriment of Borrower, the Property or the construction of any of the Project Improvements or any stop work order is issued, unless Borrower promptly commences and thereafter diligently and expeditiously pursues all action necessary to restate and reconfirm such Governmental Approval in all respects or to terminate such stop work order and such effort is successful within a period of thirty (30) days after termination of such Governmental Approval or rescission of such stop work order;
(xxv)    if, as a result of any act or omission of Borrower or any Affiliate of Borrower, any Specified Loan Document shall fail to be in full force and effect to give Agent or Lender the Liens, rights, powers and privileges purported to be created thereby in all material respects, or if any Borrower Group Member shall assert that any Loan Document is not in full force and effect or fails to give Agent or Lender the Liens, rights, powers and privileges purported to be created thereby;
(xxvi)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) through xxiv above or subsection (xxvi) below, for ten (10) days after notice to Borrower from Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days (for a total of one hundred twenty (120) days);
(xxvii)    Borrower fails to comply with any of the terms, covenants or conditions of Section 9.2 after expiration of ten (10) Business Days after notice thereof from Agent; or
(xxviii)     After commencing an Exit Process Borrower fails to pay the Exit Debt on the Par Payoff Date.
(b)    Upon the occurrence of an Event of Default and at any time during the continuance thereof, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Agent may take such action, without notice or demand, that Agent deems advisable to protect and enforce the rights of Agent and Lender against Borrower and the Mortgaged Property, including, without limitation, declaring the Debt to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Mortgaged Property and/or the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2.    Remedies.
(a)    Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Mortgaged Property and/or the Collateral. Any such actions taken by Agent shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion exercised in good faith, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent and Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Agent shall remain in full force and effect until Agent has exhausted all of its remedies against the Property and/or the Collateral and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b)    With respect to Borrower, the Property and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Agent to resort to the Property or the Collateral for the satisfaction of any of the Debt in any preference or priority, and Agent may seek satisfaction out of the Property and/or the Collateral, or any part thereof, in its sole discretion exercised in good faith in respect of the Debt. In addition, Agent shall have the right from time to time following an Event of Default to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Agent in its sole discretion exercised in good faith including, without limitation, the following circumstances: (i) in the event Borrower Defaults in the payment of one or more scheduled payments of principal and interest, Agent may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Agent may foreclose the Mortgage to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums secured by the Mortgage as Agent may elect. Notwithstanding one or more partial foreclosures, the Property and the Collateral shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
(c)    In addition to all remedies conferred it by law and by the terms of this Agreement and the other Loan Documents, upon the occurrence and during the existence of an Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other, and with full rights to reimbursement from Borrower and any Guarantor or Sunrise Guarantor:
(i)    take possession of the Mortgaged Property and complete any construction work at the Mortgaged Property, including, without limitation, the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others and to employ watchmen to protect the Mortgaged Property from injury. Without restricting the generality of the foregoing and for the purposes aforesaid to be exercised during the existence and continuance of an Event of Default, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution to complete any construction work at the Mortgaged Property in the name of Borrower;
(ii)    withdraw any amounts in the Accounts and apply as Agent may determine in its sole discretion in accordance with Section 7.6;
(iii)    use Reserve Funds to complete any construction work at the Property;
(iv)    enter into Change Orders which shall be necessary or desirable to complete any construction work at the Property in substantially the manner contemplated by the Approved Plans and Specifications;
(v)    retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which may be liens or security interests, or to avoid such bills and claims becoming liens against the Property, or as may be necessary or desirable for the completion of any construction work at the Property or for the clearance of title to the Property;
(vi)    execute all applications and certificates in the name of Borrower which may be required by any of the contract documents;
(vii)    prosecute and defend all actions or proceedings in connection with any construction work at the Property; and

(viii)    take any action and require such performance as it deems necessary to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction.

Section 8.3.    Remedies Cumulative; Waivers. The rights, powers and remedies of Agent and Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent or Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Agent’s and Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Agent may determine in Agent’s sole discretion exercised in good faith. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX

SPECIAL PROVISIONS SECTION

Section 9.1.    Sale of Loan.
9.1.1    Agent and Lender shall have the absolute and unconditional right at any time after the date hereof and at any time during the term of the Loan in one or more transactions to (a) sell, pledge or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee) and (b) sell participation interests in the Loan one or more times (the transactions referred to in clauses (a) and (b) above, each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”), in each case, with the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed); provided, however, that Borrower’s consent shall not be required if (1) the transferee in a Secondary Market Transaction is a Lender, an Affiliate of a Lender or an Eligible Assignee, unless such Lender, Affiliate or Eligible Assignee is a Competitor of Borrower or (2) a default has occurred and is continuing; provided, further, that Borrower shall be deemed to have approved a Secondary Market Transaction unless it shall object thereto by written notice to Agent within five (5) Business Days after having received a notice requesting approval therefor. If requested by Agent, Borrower shall (at no more than a de minimis expense to Borrower and with Lender paying Borrower’s expenses in excess of de minimis expenses) cooperate with Agent in satisfying the market standards to which Agent customarily adheres or which may be required in the marketplace in connection with any Secondary Market Transactions, including, without limitation, to:
(a)    (i) provide updated financial and other information with respect to the Mortgaged Property, the Project, the construction of the Improvements and Borrower, (ii) provide updated budgets relating to the Property, and (iii) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Mortgaged Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors;
(b)    provide opinions of counsel, which may be relied upon by Agent, Lender and their successors, assigns and participants customary in Secondary Market Transactions with respect to the Mortgaged Property and Borrower and its Affiliates, which counsel and opinions shall be reasonably satisfactory to Agent;
(c)    provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents to the extent applicable;
(d)    execute amendments to the Loan Documents and Borrower’s organizational documents and such other documents requested by Agent, including without limitation, those documents required pursuant to Section 9.2 below; provided, however, that Borrower shall not be required to modify or amend any Loan

Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (ii) alter the rights or increase the obligations of Borrower, Guarantor or Sunrise Guarantor under the Loan Documents or result in any additional cost to Borrower other than reasonable attorneys’ fees, or (iii) subject to Section 9.2, modify or amend any other economic or other material term of the Loan; and
(e)    at Agent’s and/or Lender’s request, make such representatives of Borrower requested by Agent and/or Lender available to meet with any to investors or prospective investors in any potential Secondary Market Transaction at Borrower’s offices.
9.1.2    Register; Multiple Lenders
(a)    Loan Registry. Borrower hereby designates Agent to serve as Borrower’s agent, solely for purposes of this Section 9.1.2, to maintain at one of its offices a register for the recordation of the names and addresses of Lenders, and the principal amount of the Loans (or portions thereof) and stated interest owing to and/or Advances to be funded by, each Lender pursuant to the terms hereof from time to time and each repayment with respect to the principal amount of the Loan (and stated interest) of each Lender (the “Register”). No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective until such Lender shall have provided Agent with written notice of such transfer and Agent shall have registered such assignee’s name and address in the Register. The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(b)    Participation Registry. Each Lender that sells a participation interest in the Loan shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.
(c)    This Section 9.1.2, the Register and the Participant Register are intended to be construed so that the Note is at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations (or any other successor provision of such regulations).
(d)    Multiple Lenders. Lender may from time to time consist of more than one Person holding interests in the Loan. Such Persons constituting Lender from time to time shall be those Persons so identified in the Register as constituting Lender. Each Lender may be issued a separate written promissory note as its Note issued by Borrower reflecting the principal amount of the Loan owned by the Person. All Notes so issued shall represent and evidence pro rata parri-passu interests in the Loan unless otherwise expressly stated as being issued with different terms pursuant to Section 9.02. Persons constituting Lender shall have the right to separately determine how they govern their relationship with respect to each other and how they collectively act as Lender under this Agreement.

Section 9.2.    Severance Documentation. Agent, without in any way limiting Agent’s and Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to require Borrower or any other Borrower Group Member (at no more than a de minimis expense to Borrower and with Lender paying Lender’s costs thereof) to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (e.g., an A/B or A/B/C structure) or pari passu notes and/or one or more additional components of the Note or Notes (including the implementation of a mezzanine loan structure secured by a pledge of direct and indirect ownership interests, which may require the creation of additional borrower entities), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments) or divide the Loan into one or more pari passu or mezzanine and mortgage component(s), in each case, provided that the Outstanding Principal Balance and the aggregate monthly payments required of all components immediately after the effective date of such modification equals the Outstanding Principal Balance and the aggregate monthly payments required immediately prior to such modification, the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Agent’s election, each note comprising the Loan may be subject separately to one or more Secondary Market Transactions. Agent shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.2 and, provided that such modification shall comply with the terms of this Section 9.2, such modification shall become immediately effective. If requested by Agent, Borrower or any other Borrower Group Member shall promptly execute an amendment to the Loan Documents to evidence any such modification. Borrower or any other Borrower Group Member shall (1) cooperate with all requests of Agent in order to establish the “component” notes, and (2) execute and deliver such documents as shall be reasonably required by Agent in connection therewith, all in form and substance reasonably satisfactory to Agent and Borrower, including, without limitation, the severance of security documents if requested. In the event Borrower or any other Borrower Group Member fails to execute and deliver such reasonably satisfactory documents to Agent within ten (10) Business Days following such request by Agent, Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions (provided that the same expressly comply with this Agreement), Borrower hereby ratifying all that such attorney shall do by virtue thereof.

Section 9.3.    Confidentiality. Agent and Lender may disclose to an assignee (or proposed assignee), participant (or proposed participant), underwriter, investor (or proposed investor), lender (or proposed lender), regulator or other Governmental Authority and their representatives (including, without limitation, any commission or agency established pursuant to a legislative act of the United States Congress, the New York State Assembly and/or the applicable legislative body of the state in which the Property is located), accountants, and/or attorneys, representatives or agents of any of the foregoing, any information relating to the Loan and any Person that is a party to a Loan Document; provided, that, prior to any such disclosure of non-public or confidential information, any such Person (other than a rating agency engaged in connection with this Article IX) shall be required to execute a customary confidentiality agreement whereby such Person shall agree to maintain the confidentiality of any non-public or confidential information received by it.

Section 9.4.    Recourse.
9.4.1    Notwithstanding anything to the contrary set forth in the Loan Documents, including without limitation this Section 9.4, the Loan shall be fully recourse to Borrower.
9.4.2    In furtherance and not in limitation of either the foregoing or any other provision of this Agreement or any of the other Loan Documents, Borrower shall pay and perform each of the Section 9.4 Obligations (as defined below) upon demand, which shall be guaranteed by Guarantor in accordance with the Guaranty.
9.4.3    As used herein, the term “Section 9.4 Obligations” means (i) Borrower’s Section 9.4 Liabilities (as defined below), (ii) the full repayment of all of the Obligations in the event that any Springing Recourse Event (as defined below) occurs, and (iii) Borrower’s obligations to fund the Additional Reserve Account in accordance with this Agreement and pay any Shortfall amount due and payable hereunder (provided, however, that notwithstanding anything to the contrary contained herein, provided that the same are not attributable to actions or inactions of Borrower or any Borrower Related Party, no Section 9.4 Obligation shall exist solely as a result of matters first arising out of facts coming into existence after the date upon which Agent and/or Lender take possession and actual control over the Property or Borrower, through foreclosure or deed (or other transfer) in lieu of foreclosure).
9.4.4    As used herein, the term “Section 9.4 Liabilities” means indemnification from any loss, damage, cost, expense, liability, claim or other obligation incurred by Agent or Lender (including attorneys’ fees and costs incurred in connection with the same and any costs of enforcement or collection) arising out of, related to or in connection with the following:
(a)    fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by any Borrower Group Member in connection with the Loan, including by reason of any valid claim under the Racketeer Influenced and Corrupt Organizations Act (“RICO”);
(b)    all obligations and indemnities of Borrower under the Loan Documents relating to hazardous or toxic substances or compliance with all environmental laws to the full extent of any losses or damages (including those resulting from diminution in value of any Property) incurred by Lender as a result of the existence of such hazardous or toxic substances or failure to comply with all environmental laws;
(c)    the removal or destruction of any portion of the Mortgaged Property or Improvements thereon caused by the willful misconduct of any Borrower Related Party;
(d)    any intentional and material waste of or to the Mortgaged Property by any Borrower Related Party;
(e)    the forfeiture by Borrower of any portion of the Mortgaged Property as a result of any violation or breach of any Legal Requirement by any Borrower Related Party;
(f)    any misappropriation of the cash flow of the Property in violation of the Loan Documents;
(g)    any (i) misapplication of the cash flow of the Property to any Borrower Related Party, or (ii) any intentional misapplication of the cash flow of the Property to any Person or entity who is not a Borrower Related Party, in either case in violation of the Loan Documents;
(h)    the misappropriation or conversion by any Borrower Related Party in violation of the express terms of the Loan Documents of: (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property; (B) any Awards received in connection with a Condemnation of all or a portion of the Property; or (C) any Advances, Borrower Funds, Reserve Funds or other amounts in the Borrower Operating Account;
(i)    the intentional failure by any Borrower Related Party to apply in accordance with the express terms of the Loan Documents: (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property; (B) any Awards received in connection with a Condemnation of all or a portion of the Property; or (C) any Advances, Borrower Funds, Reserve Funds or other amounts in the Borrower Operating Account; provided, however, that with respect to any such misapplication of such amounts to any Borrower Related Party, the failure by such Borrower Related Party to apply in accordance with the express terms of the Loan Documents may be intentional or unintentional;
(j)    the Transfer of any direct or indirect ownership interests in Borrower or the Development Property in violation of this Agreement;
(k)    the Transfer of any released property in connection with the development of an Additional Phase to a Person other than an Affiliate of Guarantor other than a Transfer of such property to a lender in connection with the exercise of remedies on financing related to such property);

(l)    from and at all times after full investment of the Required Equity funds in accordance with the requirements hereof, any shortfall in the Minimum Invested Equity for any reason, including without limitation, as a result of distributions, investments, loans or other payments by Borrower to Guarantor or any of Guarantor's Affiliates, or waiver or forgiveness of amounts owed to Borrower by such parties, or otherwise;
(m)    Agent and Lender standing still as required during an Exit Process as required under Section 10.12.7 if the Exit Debt is not paid on the Par Payoff Date; and
(n)    costs and expenses (including, without limitation, attorneys’ fees) incurred by Agent in the enforcement of Lender’s rights and remedies under this Section 9.4.4.
9.4.5    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Agent and Lender shall not be deemed to have waived any right which Agent or Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) notwithstanding that the Loan is fully recourse to Borrower, for the avoidance of doubt, the Debt and other Obligations shall be and remain at all times fully recourse to Borrower and Guarantor in the event of (each of the following, a “Springing Recourse Event”):
(a)    Borrower, Pledgor, Sunrise Guarantor or any Guarantor files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law without Lender or Agent’s prior written consent;
(b)    any Borrower Related Party solicits or causes to be solicited or colludes with petitioning creditors for the filing by any Person(s) of any involuntary petition against Borrower, Pledgor, Sunrise Guarantor or any Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law without Lender or Agent’s prior written consent;
(c)    an involuntary petition is filed against Borrower, Pledgor, Sunrise Guarantor and/or any Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Person to which Borrower, Pledgor, Sunrise Guarantor and/or Guarantor, as applicable, in which any Borrower Related Party colludes with such Person;
(d)    any Borrower Related Party files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against Borrower, Pledgor, Sunrise Guarantor and/or any Guarantor by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(e)    any Borrower Related Party consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower, Pledgor, Sunrise Guarantor, Guarantor or any portion of the Mortgaged Property or colludes with any Person in filing such an application, except to the extent the same was initiated by or requested by Agent and/or Lender;
(f)    Borrower, Pledgor, Sunrise Guarantor or any Guarantor makes an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;
(g)    subject to Borrower’s right to contest the same pursuant to Section 5.2.1 hereof, Borrower fails to obtain Lender’s prior written consent to any Indebtedness or Lien encumbering the Mortgaged Property if such Lien was filed by, or such filing was affirmatively approved or acquiesced to by, a Borrower Related Party;
(h)    a Transfer occurs in violation of this Agreement or the Mortgage other than Permitted Transfers; or

(i)    if any Borrower Related Party interferes with or hinders the prosecution of any enforcement action or exercise of rights or remedies by Agent or Lender under any Loan Document (other than legal defenses brought by Borrower in a court proceeding which Borrower establishes were in good faith).

Section 9.5.    Servicer. At the option of Agent, the Loan may be serviced by a servicer/trustee (any such servicer/trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Agent (provided that Agent may replace Servicer at any time in its sole discretion) and Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer, which may be done by Agent pursuant to a servicing agreement (the “Servicing Agreement”) between Agent and Servicer. Servicer may, at any time, delegate all or any portion of its responsibilities for the servicing and administration of the Loan to a sub-servicer or sub-servicers. Borrower shall be responsible for any costs and expenses of Servicer to the extent such costs and expenses would otherwise be payable by Borrower if incurred by Agent or Lender hereunder. Borrower agrees that Borrower shall pay Servicer’s annual service fee, payable monthly (in advance) starting on the Closing Date and on each Payment Date thereafter (the “Servicing Fee”), and that notwithstanding the fact that the same may be delivered to Agent for the purpose of remitting the same to Servicer, such amount shall not constitute a fee earned or to be retained by Agent.

ARTICLE X

MISCELLANEOUS

Section 10.1.    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Agent and Lender.

Section 10.2.    Agent’s and Lender’s Discretion. Whenever pursuant to this Agreement, Agent or Lender exercises any right given to it to (i) request or require any act or other performance of any type, (ii) approve or disapprove any item, thing, arrangement, term or matter, (iii) determine that any arrangement, term or other matter is satisfactory or unsatisfactory to Agent or Lender, or (iv) exercises any similar rights including, without limitation, the right to consent or withhold consent to any term, arrangement, request or matter, in each and every case, such decision or exercise of the rights of Agent or Lender shall (except as is otherwise expressly otherwise herein provided) be undertaken in the commercially reasonable exercise of the discretion of Agent or Lender under the circumstances and within context of the matter at issue; and, when and to the extent exercised in accordance with these standards, shall be final and conclusive. Except as otherwise expressly provided herein, all consents or approvals of any Party to be given by such Party pursuant to the Loan Documents shall not be deemed to have given unless such consent or approval is in writing.

Section 10.3.    Governing Law.
(A)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) (EXCLUDING THE LIEN LAW OF THE STATE OF NEW YORK) AND ANY APPLICABLE LAW OF THE UNITED

STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED BY THE MORTGAGE IN REAL AND PERSONAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER, AGENT AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(B)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST AGENT, LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER, AGENT AND LENDER WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER, AGENT AND LENDER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CHRISTY SCHAEFFER
MANAGING CLERK
GREENBERG TRAURIG
METLIFE BUILDING
200 PARK AVE
NEW YORK, NEW YORK 10166

AS ITS AUTHORIZED AGENT FOR PERSONAL SERVICE OF PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. BORROWER FURTHER AGREES THAT PERSONAL SERVICE OF PROCESS UPON SAID AGENT AT AGENT’S ADDRESS IN THE STATE OF NEW YORK SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, IF ANY, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT IN THE STATE OF NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS). NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT OR LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.4.    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5.    Delay Not a Waiver. Neither any failure nor any delay on the part of Agent or Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Agent and Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6.    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by (i) electronic mail, provided that such notice shall not be deemed given unless the sender of the same receives an electronic receipt indicating that the message was delivered to and read by its intended recipients, (ii) delivered by hand (with signed acknowledgement of receipt by the designated recipient) or (iii) by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) on the date of sending by electronic mail if sent during business hours on a Business Day (otherwise on the next Business Day), (b) on the next Business Day if sent by an overnight commercial courier and (c) on the date of delivery by hand if delivered and acknowledged during business hours of a Business Day, and in each case addressed to the parties as follows:

If to Agent:	TPG Specialty Lending, Inc.
c/o TPG Sixth Street Partners, LLC
2100 McKinney Avenue, Suite 1030
Dallas, Texas 75201
Attention: Joshua Peck, TSSP Legal
Email: […***…]

with copies to:	Trimont Real Estate Advisors
One Alliance Center
3500 Lenox Road Northeast, Suite G1
Atlanta, GA 30326
Attention: Thomas Wise, Managing Director
Email: […***…]

The VERTEX Companies, Inc.
400 Libbey Parkway
Weymouth, MA 02189
Attention: Douglas Russell, Executive Vice President
Email: […***…]

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: Walter R. McCabe III, Esq.
Email: […***…]

If to Borrower:	Sunseeker Florida, Inc.
1201 N. Town Center Drive
Las Vegas, NV 89144
Attention: Gregory Anderson, Senior Vice President
Email: […***…]

with a copy to:	Ellis Funk, P.C.
3490 Piedmont Road, Suite 400
Atlanta, GA 30305

Attention: Robert Goldberg, Esq.
Email: […***…]

with a copy to:        Farr, Farr, Emerich, Hackett, Carr And Holmes, P.A.
99 Nesbit Street
Punta Gorda, FL 33950
Attention: David Holmes, Esq.
Email: […***…]

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Agent may also be given by Servicer.

Section 10.7.    Trial by Jury. BORROWER, AGENT AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AGENT AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. AGENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8.    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only, shall in no way affect the interpretation of this Agreement and shall not constitute a part of this Agreement for any other purpose.

Section 10.9.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10.    Preferences. Agent and Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder in accordance with this Agreement; provided however, that no such reversal or reapplication shall in and of itself constitute or create an Event of Default hereunder. To the extent Borrower makes a payment or payments to Agent or Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent or Lender.

Section 10.11.    Waiver of Notice. No Borrower Group Member shall be entitled to any notices of any nature whatsoever from Agent or Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Agent or Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent to Borrower.

Section 10.12.    Remedies of Borrower.

10.12.1    Specific Performance. Except as provided in Section 10.12.2, in the event that a claim is made or adjudication sought that Agent or Lender has defaulted under this Agreement or any of the other Loan Documents (other than a default as provided in Section 10.12.2 that Borrower elects to pursue in accordance with Section 10.12.4), Borrower agrees that neither Agent nor Lender shall be liable for any monetary damages, and Borrower’s sole and exclusive remedy for such default shall be limited to commencing an action seeking declaratory judgment of such default. If Borrower obtains a declaratory judgment confirming such default pursuant to the preceding sentence, Borrower shall then be permitted to seek an order of injunctive relief or specific performance requiring Agent or Lender as applicable to cure such default and comply with this Agreement and the other Loan Documents to the extent applicable.
10.12.2    Funding Default. Notwithstanding Section 10.12.1, in the event that a claim is made or adjudication sought by Borrower that Lender has breached either (a) its obligation to fund an Advance after Borrower has satisfied the conditions to such Advance pursuant to Sections 2.8, 2.9, 2.12 and 2.10 (if applicable) or (b) its obligation to make available Insurance Proceeds or Net Proceeds for Restoration, if and to the extent required under Section 6.2.3, Borrower shall be entitled as its sole and exclusive remedy for such breach (if it does not bring a claim and seek adjudication under Section 10.2.1) to elect the Exit Process.
10.12.3    Prior Notice to Lender. Prior to Borrower making any claim or seeking any adjudication under Sections 10.12.1 or 10.12.2, Borrower must first provide written notice to Agent and Lender (a “Remedy Election Notice”) that Borrower intends to assert such default or breach claim identifying whether it elects to proceed under Sections 10.12.1 or 10.12.2 and fifteen (15) Business Days shall have elapsed without such default or breach having been cured by Agent or Lender. After the first Remedy Election Notice, the time for Lender to cure in response to any subsequent Remedy Election Notices that arise in connection with the same Borrower claim shall be ten (10) business days. Borrower and Lender further expressly acknowledge and agree that for any alleged default or breach by Agent or Lender to fund Advances or make available Insurance Proceeds or Net Proceeds for Restoration, Borrower may only elect one remedy and if it elects to proceed under Section 10.12.1 or 10.12.2 and provides a notice to such effect under this Section 10.12.3 it has, as provided in such notice, irrevocably elected the sole and exclusive remedy thereafter available to the Borrower Group Members with respect to such matter.
10.12.4    Exit Notice and Exit Deposit. If Borrower elects the Exit Process by written notice to Agent and Lender (“Exit Notice”) then within five (5) business days after delivery of the Exit Notice, Agent shall deliver a written statement (the “Payoff Statement”) to Borrower identifying Agent’s good faith calculation of the then known or if not known estimated: (i) amount of the unpaid Minimum Yield Fee as of the Par Payoff Date (the “Minimum Yield Balance”), and (ii) the full unpaid balance of the Debt including all principal, interest (as of the date of the Payoff Statement together with per diem interest through the Par Payoff Date), fees and costs and all other amounts then due to Lender (with all such items and corresponding amounts identified by category) but excluding the Minimum Yield Balance (such amount, the “Exit Debt”). To the extent the Debt changes from the amounts set forth in the Payoff Statement (for example as a result of prepayments made or additional interest received or fees or costs incurred that are chargeable to Borrower under the terms of this Agreement) Agent shall advise Borrower and such updated Debt amount (excluding the Minimum Yield Balance) shall be the Exit Debt to be paid at the Par Payoff Date. Within five (5) Business Days after Lender’s delivery of the Payoff Statement Borrower shall deposit the Minimum Yield Balance into an interest bearing escrow account with a third party escrow agent reasonably satisfactory to Borrower and Agent, pursuant to an escrow agreement reasonably acceptable to Borrower and Agent (the “Exit Account”). Within forty-five (45) days after Lender’s delivery of the Payoff Statement (the “Par Payoff Date”) Borrower shall pay the Exit Debt to Lender. The funds in the Exit Account shall bear interest and be invested in Permitted Investments. Agent on behalf of Lender shall have a first-priority security interest in such Permitted Investments in the Exit Account pursuant to an account control agreement reasonably acceptable to Agent but in all cases consistent with the requirements of this Section 10.12 and the Exit Process. Such security interest shall remain in effect in favor of Agent as secured party for the benefit of Lender until the Exit Process is completed and the funds in the Exit Account are disbursed in accordance with (i) a joint written agreement of Lender and Borrower, or (ii) a final order of a court of competent jurisdiction with no further rights of appeal by Borrower or Lender (either (i) or (ii), a “Final Resolution”) whereupon such security interest shall be terminated and released. All interest earned on the funds in the Exit Account shall remain in such account and accrue and be paid to Borrower or Lender in proportion to the funds paid to each party under the Final Resolution.
10.12.5    Termination of Funding Obligations. Upon Borrower’s delivery of an Exit Notice in accordance with Section 10.12.4 above, all obligations of Agent and Lender to advance funds under the Loan Documents shall cease and be terminated and released.
10.12.6    Release of Collateral and Termination of Loan Documents. Provided the Minimum Yield Balance has been escrowed in accordance with Section 10.12.4, upon Borrower’s payment of the Exit Debt then due to Agent for the benefit of Lender, Agent shall terminate and release all liens on and all security interests in and release and assign all Collateral then held to secure the Debt back to Borrower (including without limitation the lien of the Mortgage against the Property, all security interests against all Accounts and all liens against Personal Property); excluding, however, Agent’s security interest in the Minimum Yield Balance held in escrow in the Exit Account pursuant to Section 10.12.4 and this Agreement and the other Loan Documents (including the Guaranty, Guaranty of Completion and Payment Guaranty) and all rights and obligations of the parties hereunder shall terminate except for (i) the rights and obligations under Sections 10.12.8, 10.12.9, 10.12.10 and 10.12.11; (ii) Borrower’s obligation to indemnify, defend and hold harmless the Indemnified Parties under Sections 10.13(b) and 10.13(c), (iii) the right and obligation if any amount payable by Borrower, Guarantor or Sunrise Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, that Borrower’s, Guarantor’s and Sunrise Guarantor’s obligations under the Loan Documents, if any, with respect to such payment shall be reinstated in the manner and to the extent provided for in any Loan Document, as though such payment had been due but not made at such time and (iv) any provisions that by their express terms survive the termination of such Loan Document. Such remaining security interest in the funds in the Exit Account shall only be terminated when the Exit Process in Section 10.12.4 is completed by a Final Resolution as provided in such Section. Further, upon Borrower’s escrow of the Minimum Yield Balance and payment of the Exit Debt in accordance with Section 10.12.4, the right of first offer in Article XII shall terminate and no longer be in force or effect.
10.12.7    Standstill. Once the Exit Notice is delivered to Agent and Lender, the escrow agreement has been entered into in accordance with Section 10.12.4 above, the Minimum Yield Balance is deposited in the Exit Account and the Account Control Agreement is executed by Borrower providing for a first-priority security interest in the funds in the Exit Account in favor of Agent; then following such deposit (a) Agent and Lender agree not to exercise or pursue any remedies or other legal action or proceedings under the Loan Documents for any Event of Default through the Par Payoff Date, but may do so only (i) to enforce the provisions of this Section 10.12; (ii) as provided in Section 10.12.8 and (iii) at any time and from time to time following the Par Payoff Date to the extent Agent did not receive full payment of the Exit Debt on or before the Par Payoff Date and (b) Borrower for the Borrower Group Members agrees not to exercise or pursue any remedies or other legal action or proceedings under the Loan Documents against Agent or Lender through the Par Payoff Date, but may do so (i) to enforce the provisions of this Section 10.12; and (ii) as provided in Section 10.12.8. In the event the foregoing standstill occurs, Borrower on behalf of the Borrower Group Members acknowledges and agrees that (i) all pending legal actions and proceedings and all rights by Agent and Lender to exercise any enforcement action under any of the Loan Documents (including all notices and deadline dates) are tolled through the Par Payoff Date and (ii) if the standstill occurs and Agent and Lender are not paid the Exit Debt by the Par Payoff Date then if either Agent of Lender suffers or incurs any loss, cost, expense, damage, liability, claim or other obligation as a result of the standstill Borrower shall owe and fully pay and reimburse Agent and/or Lender for all such losses, costs, expenses, damages, liabilities, claims or other obligations (including attorneys’ fees and costs incurred in connection with the same and any costs of enforcement or collection) arising out of, related to or in connection such standstill.
10.12.8    Resolution of Exit Account. Following Borrower’s escrow of the Minimum Yield Balance and the execution of the escrow agreement, each in accordance with Section 10.12.4, Borrower and Lender shall attempt to have senior business representatives meet at least once in the following thirty (30) days to negotiate a resolution to how the Minimum Yield Balance held in the Exit Account should be paid. Following such thirty (30) day period if no resolution has occurred then either party may file a legal action and litigate in accordance with Section 10.3 with respect to disputes under Section 10.12.2 to determine (i) any dispute over Lender or Agent’s calculation of the Minimum Yield Balance or the Exit Debt, and (ii) which party should be paid the Minimum Yield Balance held in the Exit Account it being understood and agreed that the prevailing party in such litigation shall be entitled to recover the entire Minimum Yield Balance together with accrued interest or other earnings in the Exit Account as stipulated and agreed to liquidated damages (and not as a penalty); provided, however, that in no event shall the amount of damages recoverable by either party against the other under Section 10.12.2 or this Section 10.12.8 exceed the sum of (i) the accrued balance in the Exit Account and (ii) recoverable attorney fees and costs under the following Section 10.12.
10.12.9    Expenses Related to Borrower Remedies. The party who prevails in any litigation regarding Borrower’s remedies for Lender default as provided in Sections 10.12.1 and 10.12.8 shall be entitled to seek to recover from the other party the costs and expenses (including reasonable attorney’s fees) of such litigation up to a total aggregate amount for all such costs and expenses not to exceed $2,000,000.00 in the aggregate for all such litigation. This provision in no way limits or restricts Agent’s or Lender’s rights to recover costs and expenses including reasonable attorneys’ fees outside of Section 10.12 whether under Section 10.13 or elsewhere in the Loan Documents for matters other than Borrower’s remedies under Section 10.12.
10.12.10    No Consequential or Indirect Damages.
NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM OR PROVISION OF THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER AND LENDER AGREES (BUT SOLELY WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING UNDER SECTIONS 10.12.1 OR 10.12.8) NOT TO ASSERT, AND HEREBY WAIVES, IN ANY

LEGAL ACTION OR OTHER PROCEEDING, ANY CLAIM ON ANY THEORY OF LIABILITY (WHETHER CONTRACT, TORT, EQUITABLE OR OTHERWISE), FOR (X) SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, EXPECTATION, EXTRA-CONTRACTUAL PUNITIVE DAMAGES OR OTHER SIMILAR DAMAGES OR (Y) TO THE EXTENT NOT COVERED BY THE PRECEDING CLAUSE (X), LOST PROFITS, FUTURE EARNINGS, MULTIPLES OF EARNINGS, DIMINUTION OF VALUE, OR LOSS OF SYNERGIES OR ANY OTHER LOSSES OR DAMAGES, IN EACH CASE WITH RESPECT TO THE PRECEDING CLAUSES (X) AND (Y), ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE LOAN OR THE USE OF THE PROCEEDS THEREOF. THIS WAIVER SHALL NOT IN ANY WAY LIMIT EITHER PARTY’S RIGHT TO RECOVER THE ENTIRE BALANCE IN THE EXIT ACCOUNT AS AGREED AND STIPULATED LIQUIDATED DAMAGES FOR MATTERS LITIGATED UNDER SECTION 10.12.8.
10.12.11    Limited Liability of Agent and Lender. None of the Agent, Lender nor any of their Affiliates (nor any managers, members, directors, officers, shareholders, general and limited partners, joint venturers, trustees, beneficiaries, principals, employees, agents, consultants or representatives of any of Agent, Lender or any of Lender’s or Agent’s Affiliates) shall have any liability for any of Agent’s or Lender’s obligations under the Loan Documents and any recovery against any of such parties (other than against Agent or Lender for specific performance under Section 10.12.1 and, if Borrower is a prevailing party, for legal costs as provided under Section 10.12.9) shall be solely out of and against Lender’s interest in the Minimum Yield Fee and solely limited to the remedies provided for herein.

Section 10.13.    Expenses; Indemnity.
(a)    Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Agent upon receipt of written notice from Agent for all actual out-of-pocket costs and expenses (including, without limitation, attorneys’ fees and disbursements) incurred by Agent, Lender or their Affiliates in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Agent or Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Mortgaged Property and/or the Collateral), including without limitation, any and all diligence costs, legal fees, consultant costs, accounting fees, costs of obtaining third party reports and underwriting costs; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the date of this Agreement, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Agent, Lender, Construction Consultant and Servicer’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower, Agent or Lender (except to the extent required to be paid by Lender under the other provisions hereof); (v) securing Borrower’s compliance with any requests made in accordance with provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Agent or Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Agent pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, the Collateral, or any other security given for the Loan; (viii) obtaining or acting upon advice with respect to rights and obligations of Borrower, Guarantor, Agent Lender or other parties relating to the Loan and under the Loan Documents; and (ix) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property and/or the Collateral (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the illegal acts, fraud, gross negligence or willful misconduct of Agent or Lender.
(b)    Borrower shall indemnify, defend and hold harmless Agent, Lender, Construction Consultant, Servicer and their Affiliates and each of their respective successors, assigns, employees, agents, officers, directors, shareholders and members (each, an “Indemnified Party” and together, the “Indemnified Parties”) from and against any and all other liabilities, obligations, demands, actual losses, actual damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for Agent or Lender or any other Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, alleged or asserted against such Indemnified Party in any manner by any Person (including, without limitation thereto, Borrower, Guarantor, any Affiliate thereof or any third party) relating to or arising out of (i) any breach by Borrower of its Obligations under, or any misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan, (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property, the Collateral or any interest in any of the foregoing, or receipt of any Rents or other Gross Revenue; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Mortgaged Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Mortgaged Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property, including without limitation, the construction of the Project; (viii) any failure of the Mortgaged Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Mortgaged Property or any part thereof, or any liability asserted against Agent or Lender with respect thereto; (x) the claims of any lessee of any portion of the Mortgaged Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (xi) any failure to pay any permit and application fees, violations, fines and/or any other penalty incurred in connection with ownership, use, leasing and/or development of the Mortgaged Property; (x) acting as Agent or Lender as required or permitted under the Loan Documents; (xi) the ownership, funding, enforcement, collection or receipt of payments and fees of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any such Indemnified Party hereunder to the extent that such Indemnified Liabilities arise by reason of the illegal acts, fraud, gross negligence or willful misconduct of Agent or Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence and Section 10.13(c) below may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by each Indemnified Party.
(c)    Upon request, Borrower and its Affiliates shall advance and pay to or on behalf of an Indemnified Party all costs, fees and expenses (including attorneys’ fees and expenses) incurred by such Indemnified Party in connection with any actual, threatened or pending Indemnified Liability during the course of any proceeding and in advance of the final disposition of such Indemnified Liability.
Section 10.14.    Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15.    Offsets, Counterclaims and Defenses. Any assignee of Agent’s or Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16.    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower, Agent and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, any other Borrower Group Member, Agent and Lender nor to grant Agent or Lender any interest in the Mortgaged Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Agent, Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Agent, Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Agent and Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Agent or Lender if, in Agent’s or Lender’s sole discretion, Agent or Lender deems it advisable or desirable to do so.

Section 10.17.    Exculpation of Lender. Neither Agent nor Lender undertakes nor assumes any responsibility or duty to Borrower or any other Person to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any Person of any matters or items contemplated in the Loan Documents, including, without limitation any approvals related to the construction of the Project Improvements, the Business Plan. Any such selection, review, inspection, examination and the like, any other due diligence conducted by Lender, and any approval right is solely for the purpose of protecting Agent and Lender's rights under the Loan Documents, and shall not render Agent or Lender liable to Borrower or any other Person for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 10.18.    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Agent, Lender or any of their Affiliates (other than such filings, statements, reports and disclosures as are required by law) shall be subject to the prior written approval of Agent. Agent and Lender shall have the right to have a sign at the Property in a form acceptable to Agent stating that Agent, Lender and their Affiliates are providing financing for the Project and including Agent’s, Lender’s or their Affiliates logos.

Section 10.19.    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshaling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Mortgaged Property, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the rights of Agent or Lender under the Loan Documents to a sale of the Property and/or the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Agent and Lender to the payment of the Debt out of the net proceeds of the Property and/or the Collateral in preference to every other claimant whatsoever.

Section 10.20.    Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent, Lender or their agents.

Section 10.21.    Conflict; Construction of Documents; Reliance.
(a)    In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Agent or Lender or any parent, subsidiary or Affiliate of Agent or Lender. Agent and Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to them under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by them or any parent, subsidiary or Affiliate of Agent or Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s or Lender’s exercise of any such rights or remedies. Borrower acknowledges that Agent, Lender and their Affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

(b)    Notwithstanding anything to the contrary set forth herein, in the event that Agent’s or Lender’s consent or approval is required to be reasonable or Agent or Lender is required to not unreasonably withhold, condition or delay their consent hereunder, notwithstanding any other reason that Agent or Lender may reasonably withhold, condition or delay its consent or approval, Agent and Lender may reasonably withhold, condition or delay their consent or approval in the event that (i) the granting of such consent shall have any material adverse effect on Borrower or the Project, including without limitation Borrower’s ability to complete the Project in accordance with the Loan Documents or such granting of consent may result in a decrease in the market value of the Project, (ii) as a result of such consent Borrower will not be able to achieve Final Completion with such amounts that remain unadvanced to Borrower under the Loan and will be advanced to Borrower in accordance with the terms and conditions of the Loan Documents, (iii) such consent will result in any impairment of the Lien, priority or enforceability of the Mortgage or the Loan Agreement or the enforceability of the other Loan Documents, or (iv) there exists any Event of Default.

Section 10.22.    Brokers and Financial Advisors. Borrower has dealt with Goldman Sachs in connection with the transactions contemplated by this Agreement, and its fees shall be paid in full by Borrower in accordance with the terms of its Agreement with Goldman Sachs. Borrower hereby agrees to indemnify, defend and hold Agent and Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Agent’s or Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, Agent or Lender in connection with the transactions contemplated herein and is owed any type of commission, fee, concession, reimbursement or other compensation. The provisions of this Section 10.22 shall survive the expiration and termination of this Agreement and the payment and performance of the Obligations.

Section 10.23.    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.24.    Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.25.    Negation of Implied Right to Cure Events of Default. Notwithstanding anything contained in this Agreement or any of the other Loan Documents, Agent shall not be required to accept a cure of any Event of Default after the occurrence of the same.

Section 10.26.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.1.

Section 10.27.    Confidentiality.
(a)    The parties acknowledge that Guarantor is a publicly traded entity and that, as a result, Guarantor and Borrower are required to disclose and make public filings of copies of this Agreement and related Loan Documents under the terms of the Securities Exchange Act of 1934 and its implementing regulations. Borrower shall cause Guarantor to file what is legally required and shall withhold or redact therefrom such parts of the Loan Documents as Lender requests and as Guarantor reasonably determines may be withheld or redacted from the Loan Documents in compliance with applicable law providing for withholding or redaction of nonmaterial information and Guarantor shall consider seeking confidential treatment of such portions of the Agreement as Agent may reasonably request where Guarantor reasonably determines such treatment may be allowed by applicable law. Borrower further agrees to make available to Agent what it intends to file with the SEC in advance of any proposed SEC filing so that Agent shall have the right to review such filing and comment thereon before such filing is made.
(b)    In no event shall Borrower solicit proposals for or respond to any proposals for financing offers from third party lenders or engage in any discussions about financing with third party lenders regarding Agent, Lender, the Loan, the Development Property or matters related thereto unless Agent has approved in writing such discussions or such discussions are in connection with Agent or Lender’s sale of the Loan pursuant to Article IX hereof; provided, however, that Borrower shall be permitted to solicit proposals for or respond to proposals for such financing offers or engage in discussions about financing with third party lenders regarding (i) replacement or permanent financing (x) following the issuance of an Exit Notice or (y) within one year of the Maturity Date to pay the Loan when due or (ii) that portion of the Development Property that does not constitute the Property but only after Borrower has complied with the procedures set forth in Section 2.5 and Article XII hereof with respect to such portion of the Development Property.
(c)    In no event shall Borrower issue any press release, advertisement, marketing material, internet posting or other public announcement (other than such filings, statements, reports and disclosures as are required by law and are made in compliance with this Section 10.27) regarding Agent, Lender, the Loan or matters related thereto unless Agent has approved in writing the issuance of such press release, advertisement, marketing material, internet posting or other public announcement and the form and substance thereof. Notwithstanding any term or provision in this Agreement or any existing confidentiality agreements including that dated November 7, 2018, Agent and Lender shall have the right to issue press and media releases regarding the Loan and the identity of Agent or Lender without the consent of Borrower or any other Person including the right to use and refer to information related to the Loan (such as, without limitation thereto, deal size, Agent’s and Lender’s role/title, Borrower’s and Guarantor’s company logo, Borrower’s and Guarantor’s company ownership, closing date, etc.) for “Trade Announcements” including press releases, Tombstone ads, etc.). Further, but subject to a confidentiality agreement for non-public or confidential information regarding Borrower Group Members as provided in Section 9.3, Agent and Lender may share information about this Loan and the Loan Documents with (i) current and prospective Agent’s and Lender’s and their affiliates’ limited partners and investors; (ii) Agent’s and Lender’s affiliates; (iii) potential transferees and purchasers; and (iv) where appropriate, with prospective transaction counterparties (e.g. service providers, lenders, deal counterparties, etc.).

ARTICLE XI

AGENT

Section 11.1.    Appointment. Lender hereby irrevocably designates and appoints Agent as Agent of Lender hereunder and under the other Loan Documents, including, without limitation, acting as collateral agent for Lender under the Loan Documents, or any of them. Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, Agent shall not have any duties or responsibilities to Lender, except those expressly set forth herein or therein, or any fiduciary relationship with Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against Agent and in favor of Lender.

Section 11.2.    Delegation of Duties. Agent may execute any of its duties under the Loan Documents by or through agents, attorneys-in-fact or Servicers and shall be entitled to receive and rely upon advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible to Lender for the negligence or misconduct of any agents, attorneys-in-fact or Servicers selected by it with reasonable care.

Section 11.3.    Exculpatory Provisions. Neither Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable to Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to Lender for any recitals, statements, representations or warranties made by Borrower or any officer of Borrower contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of Borrower.

Section 11.4.    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by Agent. As to Lender, Agent shall take any and all direction with regard to administration of the Loan Documents from Lenders holding such portion of the Loan as may be agreed by Lenders separately in writing. Notwithstanding anything to the contrary set forth herein: (1) Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of Lender or it shall first be indemnified to its satisfaction by Lenders ratably in accordance with its percentage share of the loan against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from Agent’s gross negligence or willful misconduct), (2) Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon Lender.

Section 11.5.    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent has received notice from Lender or Borrower referring to the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice and a Default has occurred, Agent shall promptly give notice thereof to Lender. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Lender; provided, however, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall determine to be advisable in the interest of Lender (except to the extent that this Agreement expressly requires that such action be taken or not taken by Agent with the consent or upon the authorization of Lender, in which case such action will be taken or not taken as directed by Lender).

Section 11.6.    Non-Reliance on Agent and Other Lenders. Lender expressly acknowledges that neither Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Agent to Lender. Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and made its own decision to make its loans hereunder and enter into this Agreement. Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lender by Agent hereunder, Agent shall not have any duty or responsibility to provide Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of Agent or any of their officers, directors, employees, Agent, attorneys-in-fact or affiliates.

Section 11.7.    Indemnification. Lender agrees to indemnify Agent, in their respective capacities as such (to the extent not reimbursed by Borrower and without limiting the obligation, if any, of Borrower to do so), ratably according to the respective amounts of their percentage share of the Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided, however, that Lender shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct, respectively. The provisions of this Section 11.7 shall survive the payment of the Obligations and the termination of this Agreement.

Section 11.8.    Agent in Its Individual Capacity. Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower and Affiliates as though Agent were not Agent hereunder. With respect to such loans made or renewed by it and any note issued to it, Agent shall have the same rights and powers under the Loan Documents as Lender and may exercise the same as though it was not Agent, and the term “Lender” shall include Agent in its individual capacity.

Section 11.9.    Successor Agent. Agent may resign as Agent under the Loan Documents upon thirty (30) days’ notice to Lender and Borrower. If Agent shall resign, then Lenders holding 51% of the Outstanding Principal Balance shall appoint a successor Agent, which, at all times prior to Final Completion, and further provided that no Event of Default is continuing, shall be an Eligible Assignee. The term “Agent” shall mean each such successor Agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Agent’s resignation hereunder as Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents. In no event shall there be more than one Agent hereunder.

Section 11.10.    Limitations on Agent’s Liability. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith (a) with the consent or at the request of Lenders or, where required by the terms of this Agreement, all of the Lenders, or (b) in the absence of its own gross negligence or willful misconduct. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of Borrower; (iii) the satisfaction of any condition specified in Article II, except receipt of items required to be delivered to Agent; (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith; or (v) the contents of any certificate, report or other document delivered hereunder or in connection herewith. Agent shall not incur any liability to any Lender by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, electronic mail or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to Agent by Borrower or a Lender. Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.

ARTICLE XII

RIGHT OF FIRST OFFER
TPG SPECIALTY LENDING, INC. (“TPG”), acting for itself or for any applicable Affiliate, shall have a right of first offer on any future debt financings sought by Borrower, Guarantor or any Affiliates thereof for up to $1,000,000,000.00 (inclusive of the Loan) of project financing to develop Additional Phases of the Development Property and any future Sunseeker-branded or other resort projects outside of Port Charlotte, Florida developed or sponsored by Guarantor or any of its Affiliates (each such development, a “ROFO Development”). Prior to Borrower, Guarantor or any Affiliates thereof seeking financing with respect to a ROFO Development, Borrower, Guarantor or such Affiliate shall first provide written notice (the “ROFO Notice”) of an offer to TPG to finance the ROFO Development (the “ROFO Offer”). Within ten (10) Business Days after receipt of the ROFO Notice, TPG shall provide a written notice (the “ROFO Election Notice”) to Borrower, Guarantor or such Affiliate electing to either (i) negotiate the financing of the ROFO Development or (ii) decline the ROFO Offer, it being understood that TPG’s failure to deliver a ROFO Election Notice to Borrower, Guarantor or such Affiliate within such ten (10) Business Day period shall be deemed a rejection of the ROFO Offer. If TPG makes a ROFO Election Notice, TPG and Borrower, Guarantor or such Affiliate shall negotiate exclusively and shall use commercially reasonable efforts to negotiate definitive terms for financing the ROFO Development within 45 days after the date of such ROFO Election Notice, subject to any extensions of time mutually agreed between TPG and Borrower, Guarantor or such Affiliate. If the parties are unable to come to a mutual agreement on definitive terms within such 45 days, Borrower, Guarantor or such Affiliate may seek financing from third party lenders for the ROFO Development, provided that, if such financing is on terms less favorable to Borrower, Guarantor or such Affiliate than the terms offered by TPG (or its Affiliate, as applicable) to Borrower, Guarantor or such Affiliate, Guarantor or such Affiliate shall not be permitted to finance the ROFO Development without first presenting such other financing terms to TPG (or its Affiliate, as applicable). The provisions of this Article XII shall survive the expiration and termination of this Agreement and the payment and performance of the Obligations for a term of five (5) years. TPG’s rights under this Article XII shall not be assignable except to an Affiliate of Lender.

[NO FURTHER TEXT CONTINUES ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:

SUNSEEKER FLORIDA, INC., a Florida corporation

By: /s/ John Redmond
Name: John Redmond
Title: President

AGENT:

TPG SPECIALTY LENDING, INC., a Delaware corporation

By:     /s/ Joshua Easterly
Name:    Joshua Easterly
Title:    Chief Executive Officer

LENDER:

TPG SPECIALTY LENDING, INC., a Delaware corporation

By:___/s/ Joshua Easterly
Name:    Joshua Easterly
Title:    Chief Executive Officer

SSPC 1, LLC, a Delaware limited liability company

By:___/s/ Joshua Peck
Name:    Joshua Peck
Title:    Vice President

SSPC 2, LLC, a Delaware limited liability company

By:___/s/ Joshua Peck
Name:    Joshua Peck
Title:    Vice President

SCHEDULE I

ORGANIZATIONAL CHART OF BORROWER
(Attached)

I-1

I-2

SCHEDULE II

BORROWER’S INTELLECTUAL PROPERTY

Website: www.sunseekerresorts.com

[Additional items to be obtained in accordance with Section 5.1.25.]

II-1

SCHEDULE III

FINANCIAL REPORTS AND BUDGETS

	Statement, Report, or Certification	Frequency	Delivery Deadline
1.	Certified Borrower financial statements (in accordance with Paragraph A below).	Quarterly	Within forty-five (45) days after each fiscal quarter end (excluding the fourth (4th) fiscal quarter).
2.
(a) Guarantor’s and Sunrise Guarantor’s liquidity and net worth statement(s) (i.e. bank, brokerage, etc.) certified by Guarantor and Sunrise Guarantor, respectively, to Agent as true and correct in all material respects.
(b) Appraisal value of aircraft and aircraft engines of Sunrise Guarantor in the form of the example attached as Schedule IIIA
		Quarterly	Within forty-five (45) days after each fiscal quarter end.
3.	STAR Report for the Hotel	Bi-Annually	Within forty-five (45) days after the first fiscal quarter end and third fiscal quarter end.
4.	Certified Guarantor financial statements (in accordance with Paragraph B below).	Annually	Within ninety (90) days after each calendar year end.
5.	Certified Borrower financial statements (in accordance with Paragraph C below).	Annually	Within ninety (90) days after each fiscal year end.
6.	Proforma projections and operating budget (in accordance with Paragraph D below).	Annually	On or before November 30 each upcoming fiscal year.

III-1

	Statement, Report, or Certification	Frequency	Delivery Deadline
7.	Copies of filed income tax returns of Borrower, Guarantor and Sunrise Guarantor (in accordance with Paragraph E below).	Annually	The earlier of (i) ninety (90) days after each calendar year end or (ii) fifteen (15) days after filing.
8.
Certification that all insurance required by this Agreement has been purchased by Borrower and is in full force and effect and all property taxes due and payable with respect to the Mortgaged Property have been paid in full.
		Annually	Within ten (10) Business Days following applicable renewal dates for each insurance policy.
9.	Copies of all audits (in accordance with Paragraph F below).	When received	Within three (3) Business Days after receipt.
10.	Notice of Defaults or Events of Default (in accordance with Paragraph G below).	Upon knowledge	Within three (3) Business Days after becoming aware.
11.	Notice of violations of Legal Requirements or investigations (in accordance with Paragraph H below).	Upon receipt	Within five (5) Business Days after receipt.
12.	Certification of Final Completion satisfaction (in accordance with Section 3.12).	When achieved	On or before the Final Completion Date.
13.	All litigation complaints or filings (in accordance with Paragraph I below).	When received	Within five (5) Business Days after filing or service.
14.	RevPAR summary, food and beverage summary, and hotel summary	Monthly	Within thirty (30) days after each calendar month end; provided, however, this monthly reporting obligation shall not commence until Hotel Opening.

III-2

	Statement, Report, or Certification	Frequency	Delivery Deadline
15.	Narrative Report (in accordance with Paragraph J below).	Upon request	Within thirty (30) days after request; provided, however, such request shall not be made more than quarterly unless an Event of Default exists.
16.	Other information reasonably requested from time to time by Lender.	Upon request	Within ten (10) Business Days after request.
In connection with the foregoing reporting requirements, Borrower covenants to deliver the following where denoted above:

A.
On or prior to the delivery deadline under this Schedule III, company prepared and company certified quarterly financial statements for Borrower and the Property. The quarterly financial statements shall include the following schedules: (i) a balance sheet and profit and loss statement, setting forth in comparative form the corresponding figures as at the end of the same quarter for the preceding fiscal year, and in comparison with the then-current Approved Operating Budget, as applicable; (ii) a cash summary detailing all cash flow activity and reconciling beginning and ending cash balances (after Hotel Opening); (iii) a schedule of aged accounts payable and aged accounts receivable for the preceding calendar quarter; (iv) reconciliations of the cash accounts to the cash balances recorded on the balance sheet for the preceding calendar quarter together with copies of the corresponding bank statements; (v) updated forecasts of financial results for the current fiscal year; (vi) a supplemental schedule that lists all capital expenditures; (vii) a current rent roll for the Property in form reasonably acceptable to Lender (after Final Completion); and (viii) such other reports in respect of the financial condition and operation of the Property as Agent may reasonably request. The preceding financial statements shall be certified by an officer of Borrower as fairly presenting the financial condition, results of operations and changes in financial position of the Property, in accordance with the GAAP, as at such date and for such periods, subject only to normal year-end adjustments.

B.
On or prior to the delivery deadline under this Schedule III, annual financial statements for Guarantor, which shall include Guarantor’s balance sheet, tax returns and statements of net worth and contingent liabilities, setting forth in comparative form the corresponding figures as at the end of the preceding fiscal year. The preceding financial statements shall (i) be prepared by Guarantor’s independent certified public accountants (which accountants shall be reasonably acceptable to Agent), (ii) certified by Guarantor to be true, correct and complete, and (iii) contain such backup and/or supporting information as may be reasonably requested by Agent.

C.
On or prior to the delivery deadline under this Schedule III, annual financial statements for Borrower prepared by an accounting firm acceptable to Agent. Such financial statements shall include at least the following: (i) a balance sheet and profit and loss statement, setting forth in comparative form the corresponding figures as at the end of the preceding fiscal year; (ii) a comparison of the actual cash flow activity for the previous year to the Approved Operating Budget together with a written explanation for material variances (after Hotel Opening); (iii) a statement of the equity in Borrower, setting forth in comparative form the corresponding figures for the previous fiscal year; (iv) a current rent roll for the Property in form reasonably acceptable to Lender (after Final Completion), and (v) such other reports in respect of the financial condition of the Property as Lender may reasonably request. The preceding financial statements shall be certified by an officer of

III-3

Borrower as fairly presenting the financial condition, results of operations and changes in financial position of the Property in accordance with GAAP (or such other accounting basis acceptable to Agent), as at such date and for such periods.

D.
On or prior to the delivery deadline under this Schedule III, a projection of gross revenues, operating expenses, capital expenditures, and debt service for the Property and Borrower on a month by month basis for the next succeeding calendar year, together with all supporting schedules certified by an officer of Borrower to be true, correct and complete. This projection shall be in substantially the same form as the Approved Operating Budget and shall be subject to Lender’s approval, which shall not be unreasonably withheld. Such statements shall contain all information reasonably required by Lender.

E.
On or prior to the delivery deadline under this Schedule III, Borrower shall provide to Lender a copy of Borrower’s, Guarantor’s and Sunrise Guarantor’s respective federal and state tax income returns and all schedules attached thereto, or if Borrower, Guarantor or Sunrise Guarantor has requested an extension within which to file such returns, a copy of all the forms filed in connection with such requests for extension.

F.	On or prior to the delivery deadline under this Schedule III, copies of any audit made of Borrower’s accounts or books.

G.
On or prior to the delivery deadline under this Schedule III, of becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action is being taken with respect thereto.

H.
On or prior to the delivery deadline under this Schedule III, Borrower shall give notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

I.
On or prior to the delivery deadline under this Schedule III, a copy of any complaint or petition filed by Borrower, any Guarantor (including Sunrise Guarantor) or any Affiliate of Borrower in connection with any litigation, arbitration or similar proceedings commenced by Borrower, any Guarantor (including Sunrise Guarantor) or any Affiliate of Borrower, related to the Property or the Loan and within five (5) Business Days of service, a copy of any complaint or petition filed in connection with any litigation, arbitration or similar proceedings commenced against Borrower, Guarantor, Sunrise Guarantor or any Affiliate of Borrower, Guarantor or Sunrise Guarantor related to the Property or the Loan.

J.
On or prior to the delivery deadline under this Schedule III, Borrower shall deliver to Agent a written narrative report in form, detail and scope reasonably acceptable to Agent describing the status and recent developments concerning: (i) Borrower’s marketing and advertising plans and activities; (ii) Borrower’s actions, if any, to sell the Property; (iii) Borrower’s current leasing activity; and (iv) the refinancing of the Loan. Notwithstanding the delivery deadline under this Schedule III, Borrower shall inform Agent in writing of any material developments not previously notified to Agent concerning any of the foregoing matters within five (5) Business Days of the occurrence of such development and shall provide to Agent notice of all executed letters of intent, term sheets, applications, offers or commitments or any other material correspondence received or delivered by Borrower with respect to thereto and copies of all marketing and advertising plans and brochures or other marketing and advertising materials within five (5) Business Days of Borrower’s receipt or delivery thereof, as applicable.

K.
As used in this Schedule III “certified” financial and other statements mean and refer to financial and other statements that are certified to be true, accurate and complete by a financial officer or other knowledgeable officer of the applicable Borrower Group Member.

III-4

Schedule IIIA

To be separately agreed upon by the parties.

III-5

SCHEDULE IV

MINIMUM PASSENGER VOLUME

        Minimum Passenger
Quarter            Traffic Inbound to PGD

Q4 2020             197,265
Q1 2021             225,707
Q2 2021             193,755
Q3 2021             161,439
Q4 2021             197,265
Q1 2022             225,707
Q2 2022             193,755
Q3 2022             161,439
Q4 2022             197,265
Q1 2023             225,707

IV-1

SCHEDULE V

CONTRACTS WITH BORROWER RELATED PARTIES

None.

V-1

SCHEDULE VI

ORGANIZATIONAL CHANGES

1. Conversion of Borrower to a Florida limited liability company
2. Conversion of Pledgor to a Nevada limited liability company

VI-1

SCHEDULE VII

LITIGATION

1.	Stacy Frick v. Allegiant Air

2.	Michelle Budwig v. Allegiant Air

3.	Layla Basiliali v. Allegiant

4.	Daniel Checkman v. Allegiant

5.	Blackburn v. Gallagher, et al.

6.	Mark Fullenkamp v. Gallagher, et al.

7.	Charlotte Woolery v. Gallagher, et al.

8.	Johnny Sells v. Allegiant Air, LLC

9.	Joseph Morano v. Allegiant Air, LLC

10.	Modern Font Applications v. Allegiant Travel Company

11.	Allegiant Air v. IBT

12.	Ryan Williams v. Allegiant Air

VII-1

SCHEDULE VIII

SECOND WRITTEN NOTICE RECIPIENTS

In addition to the notices required under Section 10.6 hereof, all second written notices to be delivered by Borrower pursuant to Sections 3.1.5, 3.2.5, 3.7 and 3.8 hereof shall be delivered in electronic format via email to the recipients listed below.

[…***…]: […***…]
[…***…]: […***…]
[…***…]: […***…]

Construction Consultant:

[…***…]: […***…]

Servicer:

[…***…]: […***…]

VIII-1

SCHEDULE IX

CLOSING PERMITTED ENCUMBRANCES

(See attached table)

Exception numbers correspond to Exception numbers listed in Schedule B-II of Old Republic National Title Insurance Company Commitment Number 671353 A3 dated March 1, 2019 at 11:00PM, issued by Farr Farr Emerich Hackett Carr & Holmes, P.A. (the “Title Commitment”)

Exception Number	Exception Description	Required Action
7
Any lien or claim of lien for services, labor or materials which may take priority over the estate or interest insured by reason of that certain Notice of Commencement recorded October 4, 2018, under O.R. Book 4365, Page 1044, Public Records of Charlotte County, Florida.

Borrower to obtain release.
11
Any lien or claim of lien for services, labor or materials which may take priority over the estate or interest insured by reason of that certain Notice of Commencement recorded December 10, 2018, under O.R. Book 4386, Page 1829, Public Records of Charlotte County, Florida.

Borrower to obtain release.
24
Charlotte County Utilities Service Agreement recorded in O.R. Book 1961, Page 311, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
26
Terms and conditions contained in Charlotte County Utility Agreement recorded in O.R. Book 1521, Page 1799,
Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
27
Terms and conditions contained in Charlotte County Utility Service Agreement (sewer) recorded in O.R. Book 1659, Page 115, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
30	Utility Easement to Storer Cable recorded in O.R. Book 977, Page 831, Public Records of Charlotte County, Florida.	Borrower to obtain termination.
31
Charlotte County Utilities Service and Payment Agreement recorded in O.R. Book 1675, Page 1711, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
40
Easement for maintaining and installing electric equipment, poles and wires in favor of Florida Power and Light Company, contained in instrument recorded March 11, 1966, in O.R. Book 226, Page 522, Public Records of Charlotte County, Florida.

Borrower to obtain termination.
41	Utility Easement in favor of Florida Power and Light Company contained in instrument recorded February 20, 1985, in O.R. Book 807, Page 341, Public Records of Charlotte County, Florida.	Borrower to obtain termination.
42	Electric Utility Easement in favor of Florida Power & Light Company recorded in O.R. Book 1216, Page 513, Public Records of Charlotte County, Florida.	Borrower to obtain termination.
45
Charlotte County Utility Agreement with Breakers Brew Pub, Inc. recorded in O.R. Book 1500, Page 1955, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.

46	Utility Easement in favor of Florida Power & Light Company as shown in O.R. Book 1510, Page 513, Public Records of Charlotte County, Florida.	Borrower to obtain termination.
48	Electric Utility Easement in favor of Florida Power & Light Company recorded in O.R. Book 1535, Page 1578, Public Records of Charlotte County, Florida.	Borrower to obtain termination.
49
Charlotte County Utilities Sewer Service Agreement recorded August 23, 1999 in O.R. Book 1727, Page 1374, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
50
Charlotte County Utilities Sewer Service Agreement recorded November 12, 1999 in O.R. Book 1747, Page 1356, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
51
Charlotte County Utilities Sewer Service Agreement recorded January 19, 2000 in O.R. Book 1763, Page 945, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
52
Charlotte County Utilities Service Agreement recorded in O.R. Book 1828, Page 253, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
54	Utility Easement in favor of Florida Power & Light Company recorded in O.R. Book 1101, Page 1617, Public Records of Charlotte County, Florida.	Borrower to obtain termination.
55
Charlotte County Utilities Service and Payment Agreement recorded in O.R. Book 1673, Page 286, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
56
Charlotte County Utilities Service Agreement (Sewer) recorded in O.R. Book 1588, Page 176, Public Records of Charlotte County, Florida, which establishes and provides without limitation for easements, fees and charges.

Borrower to obtain termination.
58	Restrictions as set out in Special Warranty Deed recorded in O.R. Book 1416, Page 320, Public Records of Charlotte County, Florida.	Borrower to obtain release.
59	Rights, terms and conditions as set out in Easement recorded in O.R. Book 1416, Page 314, Public Records of Charlotte County, Florida.	Borrower to obtain termination.
69	Rights of the lessees under unrecorded leases.	Borrower to obtain updated title commitment which deletes this exception.

75
Any lien or claim of lien for services, labor or materials which may take priority over the estate or interest insured by reason of that certain Notice of Commencement recorded January 29, 2019, under O.R. Book 4401, Page 516, Public Records of Charlotte County, Florida.

Borrower to obtain release.

Required Endorsements:
(8.1-06) Environmental Protection Lien
(9-06) Restrictions, Encroachments, Minerals
(14-06) Future Advance – Priority
Navigational Servitude Endorsement
Construction Loan – Loss of Priority[1]
Disbursement[2]
Borrower to obtain the required Endorsements.

1 Borrower to obtain upon each loan disbursement.
2 Borrower to obtain upon each loan disbursement.

SCHEDULE X

ENVIRONMENTAL WORK

Prior to the date of the Initial Funding, Borrower shall provide evidence satisfactory to Agent, in Agent’s sole discretion exercised in good faith, that each of the following have been completed:

1.
With respect to the contaminant isopropylbenzene (“IBP”) discovered in groundwater at the Property (the “IBP Condition”) and the contaminant arsenic discovered in soil at the Property (the “Arsenic Condition”): (a) perform additional soil and groundwater sampling to fully delineate the horizontal and vertical extent of the Arsenic Condition and the IBP Condition on the Property down to the lowest State of Florida groundwater cleanup target level (“GCTL”) and soil cleanup target level (“SCTL”) (collectively, “CTLs”), (b) complete reporting to the Florida Department of Environmental Protection (the “FDEP”) of any concentrations of IBP and arsenic detected above applicable CTLs , (c) prepare site assessment reports and remedial action plans, as required, for any condition reported to FDEP, and obtain FDEP’s approval of such submittals, and (d) obtain final resolution of any FDEP enforcement action resulting from alleged failure to earlier report CTL exceedances.. Final groundwater contamination delineation demonstrations will be made with monitoring wells that are installed consistent with applicable FDEP guidance.

2.
With respect to any former land use features or infrastructure, other than underground storage tanks (“USTs”) previously identified, which may have been present at or associated with the former Chevron service station, Seahorse Marina, Bay Service Station, Budget Rental Car or Kwik Lube facilities on the Property, and may have been contained hazardous substances or petroleum, including, but not limited to, oil/water separators, hydraulic lifts, septic tanks, stormwater management systems, and piping: (a) complete high resolution geophysical surveys to locate any such sub-grade land use features; (b) perform soil and groundwater sampling for relevant pollutant parameters at locations confirmed or suspected to have contained such features; (c) complete reporting to FDEP of any concentrations of chemicals detected above applicable CTLs, and (d) prepare site assessment reports and remedial action plans, as required, for any condition reported to FDEP, and obtain FDEP’s approval of such submittals.

3.
With respect to the portions of the Property historically used for agricultural purposes: (a) perform a comprehensive sampling effort for relevant parameters to evaluate if agrichemical-related contamination to soil or groundwater remains at the Property, (b) complete reporting to FDEP of any concentrations of chemicals detected above applicable CTLs; and (c) prepare site assessment reports and remedial action plans, as required, for any condition reported to FDEP, and obtain FDEP’s approval of such submittals.

4.
With respect to the portions of the Property created through historic filling activities: (a) complete high resolution geophysical surveys to locate buried waste which may have been placed during filling; (b) perform a comprehensive sampling effort for relevant parameters to assess the quality of materials used/deposited to create the land (e.g., dredge spoils), (c) complete reporting to FDEP of any concentrations of chemicals detected above applicable CTLs; and (d) prepare site assessment reports and remedial action plans, as required, for any condition reported to FDEP, and obtain FDEP’s approval of such submittals.

5.
With respect to the prior USTs associated with the Bay Service Station that are suspected of being in the right of way of Tamiami Trail: (a) perform further research to determine if UST removal documentation exists and, if so, obtain it, (b) perform sampling for relevant parameters in soil and groundwater on portions of the Property adjacent to the known or suspected location of these USTs, (c) complete reporting to FDEP of any concentrations of chemicals detected above applicable CTLs; and (d) prepare site assessment reports and remedial action plans, as required, for any condition reported to FDEP, and obtain FDEP’s approval of such submittals.

X-1

6.
All sampling/monitoring work is to be done in full compliance with FDEP’s most current version of its Standard Operating Procedures and the guidelines associated with Chapter 62-780, FAC. Work is to be overseen by a qualified Florida PG or PE.

7.
Prepare and submit to Lender: a schedule and scope of work for the activities to be undertaken pursuant to this Schedule; and the budgets for implementation of all efforts undertaken pursuant to this Schedule. Lender shall be provided with sufficient opportunity to review/comment on work efforts before and during implementation. Prior to any reporting, Lender and Borrower shall consult on the extent and applicability of reporting requirements due to any concentrations of chemicals detected above applicable CTLs based upon survey and sampling results.

X-2

SCHEDULE XI

ZONING WORK

Prior to the date of the Initial Funding, Borrower shall have obtained, to Agent’s satisfaction in its sole discretion exercised in good faith, each of the following:

1.    Final site plan approval by Charlotte County, Florida for the Project, materially consistent with the Sunseeker Resort – Phase I, Major Modification Submittal, submitted on February 21, 2019 by Banks Engineering on behalf of Sunseeker Florida, Inc (“Site Plan Submission”).

2.    (a) all permits and approvals related to, and (b) physical completion in accordance with such permits and approvals and other applicable law of, the infill of the existing boat basin located landward of the mean high waterline, provided that such approval shall only be required to the extent such approval is necessary for issuance of a building permit and commencement of construction of [Building 3] at the Project.

3.    Class I Phased Building Permit and Class II Phased Building Permit from Charlotte County, Florida, consistent with the Site Plan Submission and otherwise with the Approved Plans and Specifications.

XI-1

SCHEDULE XII
INSURANCE REQUIREMENTS

1.
At all times on and after the Closing Date but prior to the date of the Initial Advance, Borrower, at its sole cost and expense, shall obtain and maintain (or cause to be maintained by applicable Contractors) the insurance policies set forth below, with maximum required limits parenthetically set forth hereinafter:

a.	General Liability; ($1,000,000)

b.	Excess Liability; ($4,000,000)

c.
Builder's Risk (including, but not limited to, Owner Supplied Material, Existing Structure, Materials Stored Off Site, Loss of Gross Earnings, Loss of Rental Income, Soft Costs, ($5,000,000), which Builder’s Risk shall include windstorm ($5.000.000) and flood ($5,000,000);

d.	Workers’ Compensation (as required by statute);

e.	Pollution Legal Liability ($5,000,000);

f.	Hired Non-Owned Auto Liability ($1,000,000);

g.
Such other types and amounts of insurance with respect to the Property as may from time to time be reasonably required by Agent (including, for the avoidance of doubt, flood insurance if the Property is located in an area as identified by the Federal Emergency Management Agency as a Flood Zone).

2.
At all times on and after the date of the Initial Advance but prior to the Final Completion Date, Borrower, at its sole cost and expense, shall obtain and maintain (or cause to be maintained by applicable Contractors) the insurance policies set forth below with maximum required limits parenthetically set forth hereinafter:

h.	General Liability (Owner Controlled Insurance Program covering all contracting parties ($2,000,000);

i.	Excess Liability ($198,000,000);

j.
Builder’s Risk, including, but not limited to Project Contract Works, Soft Costs, and Delay in Completion (Total Contract Value) which Builder’s Risk shall include windstorm (per section 4 below) and flood (per section 4 below);

k.	Workers’ Compensation (as required by statute);

l.	Contractor’s Pollution Liability including mold and tail coverage ($25,000,000);

m.	Owner’s Protective Professional Liability ($25,000,000);

n.	Hired Non-Owned Auto Liability ($1,000,000) including umbrella; and

o.	Such other types and amounts of insurance with respect to the Property as may from time to time be reasonably required by Agent.

3.
At all times on and after the Final Completion Date, Borrower, at its sole cost and expense, shall obtain and maintain (or cause to be maintained by applicable Contractors and any manager of the Property) the insurance policies set forth below, with maximum required limits parenthetically set forth thereafter:

a.	General Liability (when combined with Excess Liability ($100,000,000);

b.	Excess Liability (when combined with General Liability ($100,000,000);

c.	Property Coverage (full replacement value);

XII-1

d.	Workers’ Compensation (as required by statute);

e.	Automobile Liability ($2,000,000);

f.	Garage Keepers’ Liability ($2,000,000);

g.	Cyber Liability ($5,000,000);

h.	Liquor Liability ($2,000,000) with coverage by excess liability in b. above;

i.	Management Liability: EPLI ($5,000,000), D&O ($50,000,000), Fiduciary Liability ($10,000,000);

j.	Crime Coverage ($5,000,000); and

k.
Such other types and amounts of insurance with respect to the Property as may from time to time be reasonably required by Agent, including, for the avoidance of doubt, flood insurance (per section 4 below) if the Property is located in an area as identified by the Federal Emergency Management Agency as a Flood Zone and windstorm (per section 4 below).

4.
Prior to the Initial Advance, Borrower shall obtain a Probable Maximum Loss (PML) study with determined limits for windstorm and flood insurance. Borrower shall submit the PML study to the Agent and its insurance consultant for review and evaluation. Using the information in the PML study and any additional studies or investigations as the Agent may reasonably require (with the reasonable cost thereof at Borrower’s expense), Borrower and Agent shall consult in an effort to come to agreement on the windstorm and flood insurance limits required under Sections 3 and 4, above; provided however that the final determination of windstorm and flood insurance limits shall be subject to the approval of the Agent in the reasonable exercise of its discretion.

XII-2

SCHEDULE XIII
ADDITIONAL PHASE PROPERTY DESCRIPTION

XIII-1

BANKS ENGINEERING

Professional Engineers, Planners & Land Surveyors

DESCRIPTION OF A PARCEL OF LAND
LYING IN SECTION 36, T-40-S, R-22-E,
CHARLOTTE COUNTY, FLORIDA

PHASE 2 PARCEL

A PORTION OF LASTINGERS ADDITION TO CHARLOTTE HARBOR, ACCORDING TO THE PLAT THEREOF AS RECORDED IN PLAT BOOK 1, PAGE 22, OF THE PUBLIC RECORDS OF CHARLOTTE COUNTY, FLORIDA AND A PORTION OF CHARLOTTE HARBOR SUBDIVISION, ACCORDING TO THE PLAT THEREOF AS RECORDED IN PLAT BOOK 1, PAGE 29, OF THE PUBLIC RECORDS OF CHARLOTTE COUNTY, FLORIDA AND A PORTION OF SECTION 36, TOWNSHIP 40 SOUTH, RANGE 22 EAST, CHARLOTTE COUNTY, FLORIDA, AND BEING FURTHER BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF BLOCK 12, SAID CHARLOTTE HARBOR SUBDIVISION; THENCE N.19°14'06"E. ALONG THE EAST RIGHT-OF-WAY OF MAIN STREET (60' WIDE), FOR 827.98 FEET TO THE NORTHWEST CORNER OF BLOCK 19, SAID CHARLOTTE HARBOR SUBDIVISION; THENCE S.70°29'22"E. ALONG THE NORTH LINE OF SAID BLOCK 19, FOR 5.09 FEET TO THE SOUTHWEST RIGHT-OF WAY LINE OF U.S. HIGHWAY #41 (STATE ROAD #45 TAMIAMI TRAIL 200' WIDE), SAID POINT BEING A POINT ON A CURVE TO THE RIGHT HAVING A RADIUS OF 11,459.16 FEET, DELTA ANGLE OF 0°23'16", CHORD BEARING S.39°03'54"E., CHORD DISTANCE OF 77.56 FEET; THENCE ALONG THE ARC OF SAID CURVE AND SAID RIGHT-OF-WAY, FOR 77.56 FEET TO THE POINT OF TANGENCY; THENCE S.38°52'16"E. FOR 1084.20 FEET ALONG SAID RIGHT-OF-WAY; THENCE ALONG THE SOUTHEASTERLY LINE OF PHASE 2 FOR THE FOLLOWING COURSES: S.51°07'44"W. FOR 31.63 FEET; THENCE S.16°45'35"E. FOR 56.42 FEET; THENCE S.51°05'10"W. FOR 240.40 FEET; TO THE BEGINNING OF CURVE TO THE RIGHT HAVING A RADIUS OF 42.91 FEET, DELTA ANGLE OF 74°46'58", CHORD BEARING S.79°23'40"W., CHORD DISTANCE OF 52.12 FEET; THENCE ALONG THE ARC OF SAID CURVE, FOR 56.01 FEET; THENCE N.63°12'51"W. FOR 11.47 FEET; THENCE S.01°19'40"E. FOR 120.87 FEET; THENCE S.24°07'44"W. FOR 14.34 FEET; THENCE S.65°52'16"E. FOR 5.49 FEET; THENCE S.24°11'15"W. FOR 66.31 FEET; TO THE MEAN HIGH WATER LINE OF CHARLOTTE HARBOR (ELEVATION – 0.11 FEET NORTH AMERICAN VERTICAL DATUM OF 1988); THENCE ALONG SAID MEAN HIGH WATER LINE THE FOLLOWING 27 COURSES: THENCE N.53°13'24"W. FOR 22.81 FEET; THENCE N.55°43'46"W. FOR 27.04 FEET; THENCE N.56°25'21"W. FOR 27.16 FEET; THENCE N.53°08'34"W. FOR 28.01 FEET; THENCE N.54°57'09"W. FOR 26.68 FEET; THENCE N.56°23'10"W. FOR 49.93 FEET; THENCE N.59°33'36"W. FOR 12.13 FEET; THENCE N.55°31'48"W. FOR 11.25 FEET; THENCE N.66°32'58"W. FOR 12.17 FEET; THENCE N.58°00'30"W. FOR 11.72 FEET; THENCE N.67°07'36"W. FOR 10.66 FEET; THENCE N.50°01'57"W. FOR 12.48 FEET; THENCE N.60°39'06"W. FOR 13.38 FEET; THENCE N.62°54'55"W. FOR 11.21 FEET; THENCE N.60°42'26"W. FOR 10.39 FEET; THENCE N.70°25'28"W. FOR 11.68 FEET; THENCE N.52°55'58"W. FOR 12.10 FEET; THENCE N.59°10'32"W. FOR 11.90 FEET; THENCE N.77°51'34"W. FOR 13.40 FEET; THENCE S.75°17'09"W. FOR 28.64 FEET; THENCE S.74°07'10"W. FOR 8.69 FEET; THENCE N.46°50'34"W. FOR 11.63 FEET; THENCE N.46°06'08"W. FOR 11.70 FEET; THENCE N.43°02'36"W. FOR 10.63 FEET; THENCE N.73°52'09"W. FOR 8.71 FEET;

SERVING THE STATE OF FLORIDA

4161 Tamiami Trail – Building 5, Unit 501, Port Charlotte, FL 33952
(941) 625-1165 • Fax (941) 625-1149 www.bankseng.com

XIII-2

THENCE N.65°50'16"W. FOR 9.67 FEET; THENCE S.58°14'01"W. FOR 11.67 FEET TO THE SOUTHWEST CORNER OF LOT 4, BLOCK 2, SAID CHARLOTTE HARBOR SUBDIVISION; THENCE N.19°16'28"E. LEAVING SAID MEAN HIGH WATER LINE AND ALONG THE WEST LINE OF SAID LOT 4, FOR 140.85 FEET TO THE NORTHWEST CORNER OF SAID LOT 4; THENCE N.17°13'22"W. ACROSS BAYSHORE ROAD (FORMERLY FRONT AVENUE), FOR 99.82 FEET TO THE SOUTHWEST CORNER OF BLOCK 13, SAID CHARLOTTE HARBOR SUBDIVISION; THENCE N.70°29'22"W. ALONG THE NORTH RIGHT-OF-WAY OF SAID BAYSHORE ROAD FOR 392.95 FEET TO THE POINT OF BEGINNING,

SAID PARCEL CONTAINS 14.10 ACRES, MORE OR LESS.

BEARINGS ARE BASED ON THE SOUTHWEST RIGHT-OF-WAY LINE OF U.S. HIGHWAY #41 (STATE ROAD #45 TAMIAMI TRAIL), SAID RIGHT-OF-WAY LINE AS BEARING S.38°52'16"E.

BANKS ENGINEERING
FLORIDA LICENSED BUSINESS NO. LB6690

MARCH 12, 2019

Richard M. Ritz

RICHARD M. RITZ. R.L.S.
REGISTERED LICENSED SURVEYOR
FLORIDA CERTIFICATION NO. 4009
NOT VALID WITHOUT SHEET 2 OF 2

SHEET 1 0F 2

SERVING THE STATE OF FLORIDA

4161 Tamiami Trail – Building 5, Unit 501, Port Charlotte, FL 33952
(941) 625-1165 • Fax (941) 625-1149 www.bankseng.com

XIII-3

NOTE:
BEARINGS BASED ON SOUTHWEST RIGHT-OF-WAY LINE OF U.S. HIGHWAY #41 BEARS S.38°52'16"E.

N
NORTHWEST CORNER BLOCK 18 (PB. 1, PG. 22)
MAIN STREET
EAST R/W LINE
POINT OF BEGINNING SOUTHWEST CORNER BLOCK 12 (PB. 1, PG. 22)
PHASE 2
14.10 AC. MORE OR LESS
U.S. HIGHWAY #41 (S.R. #45, TAMIAMI TRAIL)
SOUTHWEST R/W LINE
NORTH R/W LINE
BAYSHORE ROAD (F)
FRONT AVENUE (P)
SOUTHWEST CORNER BLOCK 13 (PB. 1, PG. 22)
NORTHWEST CORNER LOT 4, BLOCK 2 (PB. 1, PG. 22)
SOUTHWEST CORNER LOT 4, BLOCK 2 (PB. 1, PG. 22)
SOUTHEASTERLY LINE PHASE 2
PHASE 1
7.97 AC. MORE OR LESS
WESTERNMOST CORNER OF LANDS DESCRIBED IN OR. 394, PG. 441
SOUTHWEST BOUNDARY OF LANDS DESCRIBED IN OR. 281, PG. 395 & OR. 394, PG. 441
WESTERNMOST CORNER OF LANDS DESCRIBED IN OR. 2438, PG. 1749 & OR. 281, PG. 395
SOUTHWEST BOUNDARY OF LANDS DESCRIBED IN OR. 2438, PG. 1749
SOUTHEAST BOUNDARY OF LANDS DESCRIBED IN OR. 2438, PG. 1749

LINE CHART

LINE	BEARING	DISTANCE
L1	S.70°59'22"E.	5.69'
L2	S.51°01'44"W.	30.83'
L3	S.18°46'35"E.	56.47'
L4	S.51°06'19"W.	240.49'
L5	N.63°12'41"W.	11.47'
L6	S.01°13'40"E.	120.85'
L7	S.24°07'46"W.	14.34'
L8	S.65°52'16"E.	5.49'
L9	S.24°51'15"W.	66.31'
L10	N.53°17'24"W.	22.81'
L11	N.55°13'46"W.	27.04'
L12	N.26°23'21"W.	20.70'
L13	N.53°06'24"W.	28.01'
L14	N.54°57'09"W.	26.68'
L15	N.64°05'19"W.	48.83'
L16	N.59°33'35"W.	12.13'
L17	N.55°31'49"W.	11.25'
L18	N.66°32'36"W.	12.17'
L19	N.58°00'30"W.	11.72'
L20	N.61°57'36"W.	10.96'
L21	N.60°51'57"W.	12.46'
L22	N.60°36'05"W.	13.38'
L23	N.62°41'35"W.	11.29'
L24	N.60°17'25"W.	10.39'
L25	N.70°25'22"W.	11.60'
L26	N.59°53'58"W.	12.10'
L27	N.59°16'32"W.	11.90'
L28	N.77°51'34"W.	13.40'
L29	S.79°17'09"W.	20.64'
L30	S.74°57'10"W.	8.69'
L31	N.48°20'24"W.	11.62'
L32	N.40°06'08"W.	11.70'
L33	N.42°05'38"W.	10.83'
L34	N.73°57'06"W.	8.71'
L35	N.65°59'16"W.	9.67'
L36	S.58°14'01"W.	11.67'
L37	N.19°16'20"E.	149.85'
L38	N.17°17'22"W.	56.82'

LEGEND

(F)	FIELD DATA
(P)	PLAT DATA
PB.	PLAT BOOK
R/W	RIGHT OF WAY
O.R.	OFFICIAL RECORD
PG.	PAGE
C1	CURVE 1 OF CURVE TABLE
L1	LINE 1 OF LINE TABLE

NOT VALID WITHOUT SHEET 1 OF 2

CURVE CHART

CURVE	RADIUS	ARC LENGTH	CHORD LENGTH	CHORD BEARING	DELTA ANGLE
C1	11458.16'	77.36'	77.36'	S.39°03'24"E.	0°23'16"
C2	42.97'	56.00'	52.12'	S.75°22'40"W.	74°16'58"

BANKS ENGINEERING
ENGINEERING LICENSE # EB 6469 - SURVEY LICENSE # LB 6690
Professional Engineers, Planners & Land Surveyors
4161 TAMIAMI TRAIL - BLDG 5 UNIT 501
PORT CHARLOTTE, FLORIDA 33952
PHONE:(941)625-1165 FAX:(941)625-1149

SKETCH TO ACCOMPANY DESCRIPTION

SUN SEEKERS RESORT, PHASE 2

CHARLOTTE COUNTY, FLORIDA

DATE	PROJECT	DRAWING	DRAWN	CHECKED	SCALE	SHEET OF	FILE NO. (S-T-R)
03/11/19	4286FARR	SK-SHEADALL	JS	D.C.	1"=400'	2 2	36-40-22

XIII-4

SCHEDULE XIV
PROPERTY DESCRIPTION

XIV-1

BANKS ENGINEERING

Professional Engineers, Planners & Land Surveyors

DESCRIPTION OF A PARCEL OF LAND
LYING IN SECTION 36, T-40-S, R-22-E,
CHARLOTTE COUNTY, FLORIDA

PHASE I PARCEL

A PORTION OF LASTINGERS ADDITION TO CHARLOTTE HARBOR, ACCORDING TO THE PLAT THEREOF AS RECORDED IN PLAT BOOK 1, PAGE 22, OF THE PUBLIC RECORDS OF CHARLOTTE COUNTY, FLORIDA AND A PORTION OF CHARLOTTE HARBOR SUBDIVISION, ACCORDING TO THE PLAT THEREOF AS RECORDED IN PLAT BOOK 1, PAGE 29, OF THE PUBLIC RECORDS OF CHARLOTTE COUNTY, FLORIDA AND A PORTION OF SECTION 36, TOWNSHIP 40 SOUTH, RANGE 22 EAST, CHARLOTTE COUNTY, FLORIDA, AND BEING FURTHER BOUNDED AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF BLOCK 12, SAID CHARLOTTE HARBOR SUBDIVISION; THENCE N.19°14'06"E. ALONG THE EAST RIGHT-OF-WAY OF MAIN STREET (60' WIDE), FOR 827.98 FEET TO THE NORTHWEST CORNER OF BLOCK 19, SAID CHARLOTTE HARBOR SUBDIVISION; THENCE S.70°29'22"E. ALONG THE NORTH LINE OF SAID BLOCK 19, FOR 5.09 FEET TO THE SOUTHWEST RIGHT-OF WAY LINE OF U.S. HIGHWAY #41 (STATE ROAD #45 TAMIAMI TRAIL 200' WIDE), SAID POINT BEING A POINT ON A CURVE TO THE RIGHT HAVING A RADIUS OF 11459.16 FEET, DELTA ANGLE OF 00°23'16", CHORD BEARING S.39°03'54"E., CHORD DISTANCE OF 77.56 FEET; THENCE ALONG THE ARC OF SAID CURVE, FOR 77.56 FEET TO THE POINT OF TANGENCY; THENCE S.38°52'16"E. FOR 1084.20 FEET ALONG SAID SOUTHWEST RIGHT-OF-WAY TO THE POINT OF BEGINNING;

THENCE CONTINUE S.38°52'16"E. ALONG SAID SOUTHWEST RIGHT-OF-WAY, FOR 1323.11 FEET; THENCE S.51°07'44"W. ALONG SAID RIGHT-OF-WAY, FOR 25.00 FEET; THENCE S.38°52'16"E. ALONG SAID RIGHT-OF-WAY, FOR 150.00 FEET TO THE SOUTHEAST BOUNDARY OF LANDS DESCRIBED IN O.R. BOOK 2439, PAGE 1746; THENCE S.51°07'44"W.FOR 125.00 FEET; THENCE N.38°52'16"W. ALONG SAID SOUTHEAST BOUNDARY, FOR 150.00 FEET TO THE WESTERNMOST CORNER OF LANDS DESCRIBED IN O.R. BOOK 2439, PG. 1746, SAID POINT ALSO BEING THE SOUTHERNMOST CORNER OF LANDS DESCRIBED IN O.R. BOOK 281, PG. 390; THENCE N.54°51'11"W. ALONG THE SOUTHWEST BOUNDARY OF LANDS DESCRIBED IN O.R. BOOK 281, PG. 390 AND O.R. BOOK 284, PG. 441, FOR 312.06 FEET TO THE WESTERNMOST CORNER OF LANDS DESCRIBED IN O.R. BOOK 284, PG. 441; THENCE N.51°07'44"E. ALONG THE NORTHWEST BOUNDARY OF SAID LANDS DESCRIBED IN O.R. BOOK 284, PG. 441, FOR 116.94 FEET TO THE MEAN HIGH WATER LINE OF CHARLOTTE HARBOR (ELEVATION = 0.11 FEET NORTH AMERICAN VERTICAL DATUM OF 1988); THENCE ALONG SAID MEAN HIGH WATER LINE THE FOLLOWING 36 COURSES: THENCE N.36°58'24"W. FOR 25.28 FEET; THENCE N.35°49'04"W. FOR 27.01 FEET; THENCE N.39°36'44"W. FOR 27.37 FEET; THENCE N.39°08'58"W. FOR 27.96 FEET; THENCE N.43°41'59"W. FOR 26.93 FEET; THENCE N.44°00'33"W. FOR 27.61 FEET; THENCE N.45°59'20"W. FOR 27.05 FEET; THENCE

SERVING THE STATE OF FLORIDA

4161 Tamiami Trail – Building 5, Unit 501, Port Charlotte, FL 33952
(941) 625-1165 • Fax (941) 625-1149 www.bankseng.com

XIV-2

N.44°17'34"W. FOR 26.36 FEET; THENCE N.50°56'54"W. FOR 26.59 FEET; THENCE N.51°50'10"W. FOR 27.56 FEET; THENCE N.53°02'45"W. FOR 26.56 FEET; THENCE N.56°41'59"W. FOR 16.11 FEET; THENCE N.60°13'22"W. FOR 28.86 FEET; THENCE N.48°04'45"W. FOR 26.27 FEET; THENCE N.52°56'34"W. FOR 25.46 FEET; THENCE N.56°24'22"W. FOR 27.24 FEET; THENCE N.58°05'23"W. FOR 25.86 FEET; THENCE N.57°27'00"W. FOR 25.71 FEET; THENCE N.62°42'18"W. FOR 26.11 FEET; THENCE N.66°17'54"W. FOR 26.00 FEET; THENCE N.74°37'47"W. FOR 29.46 FEET; THENCE N.84°13'31"W. FOR 9.78 FEET; THENCE S.78°15'04"W. FOR 21.18 FEET; THENCE S.20°12'00"W. FOR 86.19 FEET; THENCE N.70°46'31"W. FOR 4.20 FEET; THENCE N.26°03'04"E. FOR 0.88 FEET; THENCE N.65°39'51"W. FOR 38.06 FEET; THENCE N.65°28'49"W. FOR 58.38 FEET; THENCE N.65°38'13"W. FOR 111.21 FEET; THENCE N.65°27'22"W. FOR 68.88 FEET; THENCE N.24°20'37"E. FOR 3.00 FEET; THENCE N.48°22'22"W. FOR 30.05 FEET; THENCE N.53°16'08"W. FOR 26.99 FEET; THENCE N.55°19'47"W. FOR 25.39 FEET; THENCE N.54°47'11"W. FOR 26.56 FEET; THENCE N.53°13'24"W. FOR 6.40 FEET TO THE NORTHWESTERLY LINE OF PHASE 1; THENCE ALONG SAID NORTHWESTERLY LINE THE FOLLOWING 9 COURSES: N.24°11'15"E. FOR 66.31 FEET; THENCE N.65°52'16"W. FOR 5.49 FEET; THENCE N.24°07'44"E. FOR 14.34 FEET; THENCE N.01°19'40"W. FOR 120.87 FEET; THENCE S.63°12'51"E. FOR 11.47 FEET TO THE BEGINNING OF CURVE TO THE LEFT HAVING A RADIUS OF 42.91 FEET, DELTA ANGLE OF 74°46'58", CHORD BEARING N.79°23'40"E., CHORD DISTANCE OF 52.12 FEET; THENCE ALONG THE ARC OF SAID CURVE, FOR 56.01 FEET; THENCE N.51°05'10"E. FOR 240.40 FEET; THENCE N.16°45'35"W. FOR 56.42 FEET; THENCE N.51°07'44"E. FOR 31.63 FEET; TO THE POINT OF BEGINNING,

CONTAINING 7.97 ACRES MORE OR LESS.

BEARINGS ARE BASED ON THE SOUTHWEST RIGHT-OF-WAY LINE OF U.S. HIGHWAY #41 (STATE ROAD #45 TAMIAMI TRAIL), SAID RIGHT-OF-WAY LINE AS BEARING S.38°52'16"E.

BANKS ENGINEERING
FLORIDA LICENSED BUSINESS NO. LB6690

MARCH 12, 2019

RICHARD M. RITZ, R.L.S.
REGISTERED LICENSED SURVEYOR
FLORIDA CERTIFICATION NO. 4009
NOT VALID WITHOUT SHEET 2 OF 2

SHEET 1 OF 2

SERVING THE STATE OF FLORIDA

4161 Tamiami Trail – Building 5, Unit 501, Port Charlotte, FL 33952
(941) 625-1165 • Fax (941) 625-1149 www.bankseng.com

XIV-3

NOTE:
BEARINGS BASED ON SOUTHWEST RIGHT-OF-WAY LINE OF U.S. HIGHWAY #41 BEARS S.38°52'16"E.

NORTHWEST CORNER BLOCK 10 (PB. 1, PG. 22)
MAIN STREET (50' WIDE PUBLIC R/W)
EAST R/W LINE
POINT OF COMMENCEMENT SOUTHWEST CORNER BLOCK 12 (PB. 1, PG. 22)
U.S. HIGHWAY #41 (S.R. #45, TAMIAMI TRAIL)
PHASE 2
14.10 AC. MORE OR LESS
SOUTHWEST R/W LINE
BAYSHORE ROAD (F)
FRONT AVENUE (P)
SOUTHWEST CORNER BLOCK 13 (PB. 1, PG. 22)
POINT OF BEGINNING
NORTHWESTERLY LINE PHASE 1
SOUTHWEST CORNER LOT 4, BLOCK 2 (PB. 1, PG. 22)
PHASE 1
7.97 AC. MORE OR LESS
NORTHWEST BOUNDARY OF LANDS DESCRIBED IN OR. 284, PG. 441
WESTERNMOST CORNER OF LANDS DESCRIBED IN OR. 284, PG. 441
SOUTHWEST BOUNDARY OF LANDS DESCRIBED IN OR. 281, PG. 380 & OR. 281, PG. 441
WESTERNMOST CORNER OF LANDS DESCRIBED IN OR. 2439, PG. 1716 & OR. 281, PG. 380
SOUTHEAST BOUNDARY OF LANDS DESCRIBED IN OR. 2439, PG. 1716
SOUTHWEST BOUNDARY OF LANDS DESCRIBED IN OR. 2439, PG. 1716

LINE CHART

LINE	BEARING	DISTANCE
L1	S.76°26'25"E.	5.00'
L2	S.51°31'44"W.	25.00'
L3	S.38°57'16"E.	150.00'
L4	S.51°31'44"W.	125.00'
L5	N.38°52'16"W.	150.00'
L6	N.52°52'31"W.	212.00'
L7	N.51°57'14"E.	116.84'
L8	N.35°58'24"W.	23.78'
L9	N.35°19'04"W.	27.61'
L10	N.15°38'44"W.	27.37'
L11	N.35°08'50"W.	27.69'
L12	N.43°40'59"W.	26.83'
L13	N.44°08'33"W.	27.61'
L14	N.45°58'20"W.	27.66'
L15	N.44°17'24"W.	26.36'
L16	N.50°58'54"W.	26.59'
L17	N.61°50'08"W.	27.56'
L18	N.53°09'45"W.	28.56'
L19	N.56°47'29"W.	19.11'
L20	N.60°13'27"W.	28.85'
L21	N.48°04'40"W.	26.27'
L22	N.55°58'34"W.	25.48'
L23	N.56°24'28"W.	27.24'
L24	N.58°06'25"W.	25.86'
L25	N.57°27'90"W.	22.71'
L26	N.62°41'18"W.	26.11'
L27	N.66°17'34"W.	25.00'
L28	N.74°37'17"W.	29.45'
L29	N.84°12'31"W.	9.78'
L30	S.78°15'04"W.	21.18'
L31	S.20°17'00"W.	86.19'
L32	N.70°48'31"W.	4.20'
L33	N.26°00'04"E.	0.60'
L34	N.65°30'51"W.	38.66'
L35	N.55°28'47"W.	38.38'
L36	N.49°28'12"W.	114.81'
L37	N.65°27'22"W.	58.58'
L38	S.24°26'37"W.	5.00'
L39	S.48°22'22"E.	30.00'
L40	N.53°11'08"W.	26.59'
L41	N.55°19'47"W.	25.18'
L42	N.54°47'11"W.	28.58'
L43	N.53°15'24"W.	6.40'
L44	N.24°11'15"E.	48.31'
L45	N.65°52'16"W.	5.49'
L46	N.24°07'44"E.	14.34'
L47	N.01°19'40"W.	130.87'
L48	S.63°22'31"E.	11.47'
L49	N.51°05'30"E.	240.40'
L50	N.15°45'25"W.	56.42'
L51	N.51°57'44"E.	37.53'

LEGEND

(F)	FIELD DATA
(P)	PLAT DATA
PB.	PLAT BOOK
R/W	RIGHT OF WAY
O.R.	OFFICIAL RECORD
PG.	PAGE
C1	CURVE 1 OF CURVE TABLE
L1	LINE 1 OF LINE TABLE

NOT VALID WITHOUT SHEET 1 OF 2

CURVE CHART

CURVE	RADIUS	ARC LENGTH	CHORD LENGTH	CHORD BEARING	DELTA ANGLE
C1	11459.16	77.56'	77.56'	S.37°22'54"E.	0°23'16"
C2	42.97'	55.00'	52.12'	N.79°27'40"E.	74°46'58"

BANKS ENGINEERING
ENGINEERING LICENSE # EB 6469 • SURVEY LICENSE # LB 6690
Professional Engineers, Planners & Land Surveyors
4161 TAMIAMI TRAIL - BLDG 5 UNIT 501
PORT CHARLOTTE, FLORIDA 33952
PHONE: (941)625-1165 FAX: (941)625-1149

SKETCH TO ACCOMPANY DESCRIPTION

SUN SEEKERS RESORT, PHASE 1

CHARLOTTE COUNTY, FLORIDA

DATE	PROJECT	DRAWING	DRAWN	CHECKED	SCALE	SHEET OF	FILE NO. (S-T-R)
03/11/13	4200FA00	SK-04C0A1L	JS	DJC	1"=400'	2 2	36-40-22

XIV-4

EXHIBIT A-1

PROJECT SCOPE

To be separately agreed upon by the parties.

A-1-1

EXHIBIT A-2

CONSTRUCTION SCHEDULE

To be separately agreed upon by the parties.

A-2-1

EXHIBIT A-3

PLANS & SPECIFICATIONS

To be separately agreed upon by the parties.

A-3-1

EXHIBIT A-4

PROJECT BUDGET

To be separately agreed upon by the parties.

A-4-1

EXHIBIT B

SUBSTANTIVE PROVISIONS OF
CONSTRUCTION LOAN UPDATE ENDORSEMENT (CLU)

1.	The liability of the Company is increased by $___________ to include disbursements made pursuant to draw request number __________ for a cumulative total to date of $ ______________.

2.
The Company insures that there have been no instruments filed among the Public Records of Charlotte County affecting title to the lands described in Schedule A from __________ though _________, other than the following: __________________.

The Company insures each of the foregoing is subordinate to the lien of the insured mortgage except: __________________

B-1

EXHIBIT C

FORM ASSIGNMENT OF CONTRACTS
ASSIGNMENT OF PLANS, SPECIFICATIONS, PERMITS,
CONTRACTS, LICENSES, ENTITLEMENTS AND INTANGIBLES
This ASSIGNMENT OF PLANS, SPECIFICATIONS, PERMITS, CONTRACTS, LICENSES, ENTITLEMENTS AND INTANGIBLES (this “Assignment”) is executed as of March 18, 2019, by SUNSEEKER FLORIDA, INC., a Florida corporation, having its principal place of business at 1201 N. Town Center Drive, Las Vegas, NV 89144 (together with its permitted successors and/or assigns, “Borrower”), in favor of TPG SPECIALTY LENDING, INC., a Delaware corporation, having an address at 2100 McKinney Avenue, Suite 1030, Dallas, TX 75201 (together with its successors and assigns, hereinafter referred to as “Agent”), for the benefit of TPG SPECIALTY LENDING, INC., a Delaware corporation, SSPC 1, LLC, a Delaware limited liability company, and SSPC 2, LLC, a Delaware limited liability company, each having an address at 2100 McKinney Avenue, Suite 1030, Dallas, TX 75201, collectively, as lender (together with their respective successors and assigns, individually or collectively as the context may require, “Lender”).
W I T N E S S E T H:
A.    Borrower is the owner of fee simple title to certain parcel(s) of real property located in Port Charlotte, Florida and legally described on Exhibit A attached to this Assignment (the “Property”), and the structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and other improvements now or hereafter located thereon (the “Improvements”);
B.    Borrower, Lender and Agent have entered into a certain Loan Agreement, dated as of the date hereof (as amended, modified, restated, consolidated or supplemented from time to time, the “Loan Agreement”), pursuant to which Lender has agreed to make a secured loan to Assignor in the maximum principal amount of ONE HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($175,000,000.00) (the “Loan”). Capitalized terms used herein and not herein defined shall have the meanings assigned to such terms in the Loan Agreement.
C.    Borrower has executed those certain Promissory Notes of even date herewith in favor of Lender, which are secured by, inter alia, that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (as the same may be amended, modified, consolidated, split, supplemented, replaced or otherwise modified from time to time, the “Mortgage”) on the Mortgaged Property and Improvements.
D.    To induce Lender to make the Loan and to secure payment of the Debt, Borrower has agreed to the execution and delivery of this Assignment.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower agrees as follows:
1.Assignment. Borrower hereby irrevocably, absolutely and unconditionally assigns (to the greatest degree assignable by Borrower) and transfers to Agent, for the benefit of Lender, all of Borrower’s assignable right, title and interest in, to and under all of the following:
(i)    all contract rights (including, without limitation, voting rights) and benefits, documents, insurance policies, contracts, agreements, bonds, deposits and other instruments relating to, affecting, associated with or in connection with the Mortgaged Property or any part thereof and all other contractual arrangements creating a right in Borrower as a result of its ownership, operation, maintenance, repair, replacement, or improvement of or to all or any part of the Mortgaged Property, whether written or verbal, now or hereafter in existence or arising, including, without limitation, all Contracts (as defined in the Loan Agreement) including subcontracts; the Architect’s Contract; any Lease; and all union contracts, service contracts, management agreements, development agreements, leasing, rental and brokerage agreements, operating agreements, equipment leasing agreements, condominium documents, reciprocal easement agreements and other agreements or instruments containing any conditions, covenants or restrictions benefitting, burdening or otherwise affecting the Mortgaged Property or any part thereof, and warranties and guaranties relating to the Mortgaged Property or any equipment, appliances or fixtures now or hereafter located on, placed upon or used in connection with the Mortgaged Property, including all deposits or bonds associated with the foregoing (collectively, the “Assigned Contracts”);
(ii)    all surveys, plans, specifications and other documents, and all permits, certificates of use and occupancy (or their equivalent), entitlements, licenses, authorizations, applications and approvals issued by any governmental authority or agency, including, without limitation, hotel/motel licenses, health permits, restaurant licenses, liquor licenses and agreements with any utility companies, all deposits associated with the foregoing, and any other consents and approvals, including without limitation the Plans and Specifications and any and all Governmental Approvals, in each case whether now or hereafter in existence or arising, with respect to or in connection with the design, construction, ownership, management, operation, occupation and/or use of the Mortgaged Property or respecting any business or activity conducted thereon (collectively, the “Permits”); and
(iii)    all tradenames, trademarks, servicemarks, logos, copyrights, goodwill, books and records and all other general intangibles relating to or used in connection with the operation of the Mortgaged Property, including, without limitation, the use of the Sunseeker Resort brand, in each case whether now or hereafter licensed to Borrower or otherwise in existence or arising (collectively, the “Intangibles”, and together with the Assigned Contracts and the Permits, collectively, the “Assigned Documents”).
2.    Nature of Assignment. This Assignment is intended by Borrower, Agent and Lender to create, and shall be construed to create an absolute collateral assignment to Agent, for the benefit of Lender, subject only to the terms and provisions hereof and the other Loan Documents. This Assignment is effective immediately. Notwithstanding the foregoing, Agent hereby grants to Borrower, not as a limitation or condition hereof, but as a personal covenant available only to Borrower, and not to any lessee or other person, an exclusive, revocable license to perform under the Assigned Documents, and to retain, use and enjoy, perform and enforce all of the terms, conditions, covenants, entitlements and benefits of and under the same. Such license shall be revoked automatically only upon the occurrence and during the continuance of any Event of Default as set forth in the Loan Documents, and otherwise shall remain in full force and effect throughout the term hereof.
3.    Florida Statutes. It is Borrower’s and Agent’s mutual desire and intention that all provisions of this Assignment be read and interpreted to be in compliance with Section 718.202, Florida Statutes, if applicable. If any part of this Assignment would result in a breach of the provisions of Section 718.202, Florida Statutes, the offending part or parts are to be judicially modified, if at all possible, to come as close to possible to the expressed intent of such part or parts without being in conflict with Section 718.202, Florida Statutes, and then are to be enforced as so modified.
4.    Rights to Enforce. Subject to the license granted pursuant to Section 2 above and the terms of the Loan Agreement, and following the revocation of such as described in Section 2 above, Borrower does hereby authorize and empower Agent to enforce the Assigned Documents and does hereby direct each and all of the contractual obligors of Borrower to perform any obligations on its or their part to be performed, upon demand for performance thereof by Agent, and upon the occurrence and during the continuance of an Event of Default such obligors of Borrower shall perform the obligations owing to Lender and Agent upon such demand without further inquiry. Until the revocation of the license described in Section 2 above, Borrower is authorized to enforce or continue enforcing the Assigned Documents, but such privilege shall not operate to permit the demand for performance by Borrower of any obligation in advance of the date prescribed in the instrument providing therefor.
The sole signature of Agent shall be sufficient for the exercise of any rights under this Assignment. Borrower hereby irrevocably constitutes and appoints Agent the attorney-in-fact and agent of Borrower, which appointment shall be coupled with an interest, for the purpose of during the continuance of an Event of Default executing and delivering any notice in connection with this Assignment.
5.    No Other Assignments. Borrower hereby covenants and warrants that, other than pursuant to the Mortgage and the other applicable Loan Documents, it has not executed any prior assignment or pledge of any of the

Assigned Documents, nor performed any act or executed any other instrument which might prevent Agent from operating under any of the terms and conditions of this Assignment, or which would limit Agent in such operation.
6.    No Further Assignments. Borrower hereby agrees that so long as the Debt, or any part thereof, shall remain unpaid, or any other Obligation is outstanding, without the prior written consent and approval of Agent in each instance, Borrower will not assign, pledge, hypothecate or otherwise encumber any of the rights under the Assigned Documents.
7.    Certain Covenants with Respect to Assigned Documents. Except (A) to the extent expressly provided for in or permitted under the Loan Agreement or other Loan Documents (which shall control in the event of any conflict with this Section 7) and (B) with respect to all Excluded Contracts (as defined below), other than with respect to clause (xi) of this Section 7 which shall apply to all Excluded Contracts, Borrower agrees that at its sole expense it: (i) will duly and punctually perform and comply with any and all representations, warranties, covenants, terms and provisions to be performed or complied with by it in any of the Assigned Documents; (ii) will not terminate, accept a voluntary surrender of, cancel, abridge, otherwise modify or waive its rights or the obligations of any other party under any of the Permits, to the extent doing so will adversely impact construction or development of the Project or operation of the Property, without the express written consent of Agent; (iii) will maintain the Permits in full force and effect except to the extent that termination of any Permit is necessary or appropriate to the construction and development of the Project or operation of the Property; (iv) will, except in connection with such activities as are permitted under the preceding two clauses (ii) and (iii),enforce the Permits in accordance with their terms; (v) will not terminate, accept a voluntary surrender of, cancel, abridge, otherwise modify any of the material terms of or waive any of its or the obligations of any other party under any of the Assigned Contracts, except in the ordinary course of Borrower’s business, or to the extent the other party to such Assigned Contract is in material default, beyond the expiration of applicable notice and/or cure periods, or otherwise expressly provided in the Loan Documents; provided, however, in no event shall Borrower fail to perform such covenant with respect to any Major Contracts, without Agent’s prior express written consent; (vi) will maintain the Assigned Contracts in full force and effect, except in the ordinary course of Borrower’s business; provided, however, in no event shall Borrower fail to perform such material covenant with respect to any Major Contracts, without Agent’s prior express written consent; (vii) will enforce the Assigned Contracts in accordance with their terms, except in the ordinary course of Borrower’s business; provided, however, in no event shall Borrower fail to perform such covenant with respect to any Major Contracts, without Agent’s prior express written consent; (viii) will not terminate, other than in the ordinary course of business, accept a voluntary surrender of, cancel, abridge, otherwise modify or waive its rights or the obligations of any other party under any of the Intangibles, without the express written consent of Agent (except as expressly permitted under the Loan Documents); (ix) will, except for such terminations, modifications and revisions that are undertaken in the ordinary course of business, maintain the Intangibles in full force and effect; (x) except in connection with ordinary course of business activities permitted under the preceding clauses (viii) and (ix), enforce the Intangibles in accordance with their terms; (xi) will appear in and defend any action or proceeding arising under or in any manner connected with any of the Assigned Documents or the representations, warranties, covenants and agreements of it or the other party or parties thereto; (xii) will furnish Agent, within five (5) Business Days of written request therefor, with original executed counterparts of all Assigned Documents now or hereafter created relating to the Mortgaged Property; (xiii) at the request of Agent, will diligently seek to obtain the consent and attornment of the counterparty to an Assigned Contract; and (xiv) will take all additional action that is consistent with the foregoing covenants as from time to time may be reasonably requested in writing by Agent. Any such action in violation of this paragraph shall be voidable at the option of Agent. The following shall constitute “Excluded Contracts” for purposes of this Section 7: (a) the Architect’s Contract, the Construction Manager’s Agreement, the Major Contracts, and any guaranteed maximum price or fixed price contract entered into by Borrower which, in each case, shall be and remain governed by the covenants in Section 5.1.22 of the Loan Agreement to the extent applicable thereto; and (b) any Assigned Contract that does not account for Borrower costs and expenses in excess of 10% of total budgeted expenses set forth in the Approved Operating Budget for the year in which such Assigned Contract is entered into by Borrower.
8.    Indemnification of Lender and Agent. Neither Lender nor Agent shall be obligated to perform or discharge any obligation of Borrower as a result of the assignment hereby effected, and Borrower agrees to indemnify, defend and hold Lender and Agent harmless against any and all liability, cost, expense, loss or damage which it may incur by reason of any act of Lender or Agent under this Assignment, except only for liability to the extent directly arising out of the gross negligence or willful misconduct of Lender or Agent. Should Lender or Agent incur any such liability, cost, expense, loss or damage by reason of this Assignment, or in defense against any such claims or demands, the amount thereof, including costs, expenses, reasonable attorney’s fees and paraprofessional fees (pre-trial, trial and all levels of appeal) and disbursements, together with interest thereon at the Default Rate if not paid within five (5) days of Lender’s written demand shall be included in the Debt, and Borrower shall reimburse Lender therefor promptly upon written demand.

9.    Further Assurances. Borrower agrees from time to time to execute, acknowledge and deliver all such instruments and to take all such reasonable action for the purpose of effectuating this Assignment and the carrying out of the terms hereof as may be requested by Agent.
10.    Agent, Lender Not a Mortgagee-In-Possession. Nothing herein contained shall be construed as making Lender or Agent, or either Lender’s or Agent’s successors or assigns a mortgagee-in-possession; nor shall Lender or Agent, or either Lender’s or Agent’s be liable for laches or failure to collect or enforce the Assigned Contracts or Permits. Borrower acknowledges and agrees that neither Lender nor Agent shall be deemed in any manner to have assumed any obligation or liability with respect to the Assigned Documents and neither Lender nor Agent shall be liable to any persons or entities as a result of this Assignment prior to the date either Agent or Lender exercises its rights thereunder.
11.    No Release; No Waiver. Neither the execution of this Assignment nor any action or inaction on the part of Lender or Agent under this Assignment shall release Borrower from any of its obligations under any or all of the Assigned Documents or constitute an assumption of any such obligations on the part of the Lender or Agent. No action or failure to act on the part of Borrower shall adversely affect or limit, in any way, the rights of Lender or Agent under this Assignment or, through this Assignment, under any and all of the Assigned Documents. Neither the existence of this Assignment nor the exercise of its privilege to collect or enforce the Assigned Documents hereunder shall be construed as a waiver by Lender or Agent or Lender’s or Agent’s successors or assigns of the right to enforce payment of the Debt in strict accordance with the terms and provisions of the Note and other Loan Documents. No waiver of any term or condition of this Assignment, whether by delay, omission or otherwise, shall be effective unless in writing and signed by the party or parties sought to be charged, and then such waiver shall be effective only in the specific instance and for the purpose for which given.
12.    Release of this Assignment. This Assignment shall be deemed released, terminated and of no further force or effect whatsoever upon the indefeasible payment in full of the Obligations without the need to execute any further instruments.
13.    Savings Clause. This Assignment shall be of no force or effect with respect to any Assigned Documents with respect to which an assignment would cause a termination thereof without the consent of any party thereto other than Borrower (but only to the extent such consent has not been given), and this Assignment shall be construed so as not to assign such Assigned Documents. Upon the request of Agent, with respect to each Major Contract and/or contract with Other Design Professionals, Borrower shall obtain and deliver to Agent a Performance Letter as provided for in the Loan Agreement with such commercially reasonable revisions as may be required by such applicable parties.
14.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns. Agent and Lender shall have the right to assign or transfer its rights under this Assignment in connection with any assignment of the Loan and the Loan Documents in accordance with the Loan Documents. Any assignee, successor or transferee of Lender or Agent shall be entitled to all the benefits afforded to Lender or Agent, respectively, under this Assignment. Borrower shall not have the right to assign or Transfer its rights or obligations under this Assignment except as expressly provided in the Loan Documents, and any attempted assignment without such consent shall be null and void.
15.    Notices. All notices, demands, requests, consents, approvals or other communications required, permitted or desired to be given hereunder shall be delivered in accordance with Section 10.6 of the Loan Agreement.
16.    Severability. Wherever possible, each provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assignment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assignment.
(a)    Governing Law; Jurisdiction; Service of Process. (a) THIS ASSIGNMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED

PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS ASSIGNMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) (EXCLUDING THE LIEN LAW OF THE STATE OF NEW YORK) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED BY THE MORTGAGE IN REAL AND PERSONAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER, AGENT AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS ASSIGNMENT, AND THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST AGENT, LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS ASSIGNMENT MAY AT AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER, AGENT AND LENDER WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER, AGENT AND LENDER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CHRISTY SCHAEFFER
MANAGING CLERK
GREENBERG TRAURIG
METLIFE BUILDING
200 PARK AVE
NEW YORK, NEW YORK 10166

AS ITS AUTHORIZED AGENT FOR PERSONAL SERVICE OF PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. BORROWER FURTHER AGREES THAT PERSONAL SERVICE OF PROCESS UPON SAID AGENT AT AGENT’S ADDRESS IN THE STATE OF NEW YORK SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, IF ANY, AND (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT IN THE STATE OF NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS). NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT OR LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

17.    WAIVER OF TRIAL BY JURY. BORROWER, AGENT AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS ASSIGNMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AGENT AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. AGENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
18.    Headings. The headings of the articles, sections and subsections of this Assignment are for the convenience of reference only and shall not constitute a part of this Assignment for any other purpose.
19.    Recitals. The Recitals set forth at the beginning of this Assignment are hereby incorporated into and made a part of the substantive provisions of this Assignment.
20.    No Amendment. Nothing contained in this Assignment shall be construed to amend, modify, alter, change or supersede the terms and provisions of the Loan Agreement or any of the other Loan Documents. In the event of a conflict between the terms hereof and the terms of the Loan Agreement, the terms of the Loan Agreement shall govern and control.
21.    Recourse. The liability of Borrower hereunder is full recourse pursuant to Section 9.4 of the Loan Agreement.
22.    Entire Agreement. This Assignment constitutes the entire and final agreement amongst the parties with respect to the subject matter hereof and may not be changed, terminated or otherwise varied, except by a writing duly executed by the parties.
23.    Exit Process Standstill. Notwithstanding any other provision of this Assignment, in the event Borrower properly initiates and complies with the Exit Process under Section 10.12 of the Loan Agreement, the Standstill provisions of the Loan Agreement shall commence and continue with respect to this Assignment and any and all enforcement hereof for the same period and to the same extent as provided in the Loan Agreement.
[NO FURTHER TEXT CONTINUES ON THIS PAGE]

IN WITNESS WHEREOF, Borrower has executed this Assignment as of the day and year first above written.
BORROWER:

SUNSEEKER FLORIDA, INC., a Florida corporation

By:
Name:
Title:

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT D-1

FORM OF ARCHITECT’S CONTRACT

To be separately agreed upon by the parties.

D-1-1

EXHIBIT D-2

FORM OF ARCHITECT’S PERFORMANCE LETTER
[Letterhead of Borrower’s Architect]

_____________________, 201__
TPG SPECIALTY LENDING, INC.,
as agent
2100 McKinney Avenue, Suite 1030
Dallas, TX 75201
Attention: [____________]
Re:    Property Address:
        Project Name: [                ]
        Borrower: [                    ]
        Change Order Amount: ____ of Contract
Ladies and Gentlemen:
The undersigned (“Architect”), architect on the captioned project (the “Project”), understands that TPG SPECIALTY LENDING, INC., a Delaware corporation, having an address at 2100 McKinney Avenue, Suite 1030, Dallas, TX 75201 (together with its successors and assigns, “TSSP”), and the other lenders party to the Loan Agreement (as defined below) (together with TSSP and such other co-lenders as may exist from time to time, collectively, “Lender”), are about to make a loan (the “Loan”) and will continue to make advances under the Loan to SUNSEEKER FLORIDA, INC., a Florida corporation (“Borrower”), which Loan and such advances, among other things, will be used to finance construction by Borrower of the improvements (the “Improvements”) at the Project and will be advanced pursuant to that certain Construction Loan Agreement (the “Loan Agreement”) entered into by TPG SPECIALTY LENDING, INC., a Delaware corporation, as agent for Lender (“Agent”), Lender and Borrower as of March 18, 2019. Attached hereto is a true and complete copy of our agreement with Borrower’s Developer Affiliate, dated [________________], 20[ ], to provide architectural and other services with respect to the Improvements (the “Contract”) in accordance with the plans and specifications set forth with respect to such portion of the Improvements as more particularly described in the Contract.
Architect hereby agrees with Agent and Lender as follows:
1.    If Borrower defaults beyond applicable notice and cure periods under the documents evidencing the Loan, or if there is a foreclosure of any mortgage securing payment of the Loan, or if Borrower becomes insolvent, at the election and option of Agent by notice from Lender to Architect, either (i) Subcontractor will complete its obligations under the Subcontract with respect to the Improvements for the benefit of Agent (for the benefit of Lender), its nominee, subsidiary or assign(s), provided that Agent shall pay Subcontractor only for work and services rendered pursuant to the Contract subsequent to such election, for which Architect has not otherwise received payment, or (ii) the Contract shall terminate and at Agent’s election Architect shall immediately assign all of its rights under any sub-contracts to Agent. In the event that Agent elects to have Architect continue performance on Agent’s behalf under the Contract, the time periods set forth in the Contract for performance by owner of its obligations thereunder shall be deemed extended by the period of time necessary to allow Agent to obtain possession of the Property in the manner Agent decides pursuant to its remedies under the Loan Documents.
2.    Architect hereby acknowledges and consents to a collateral assignment of the Contract to Agent (for the benefit of Lender), which assigns all of Borrower’s rights, if any, under the Contract to Agent. In the event Agent, its nominee, subsidiary, successor(s) or assign(s) (the “Successor”), succeeds to the rights of Borrower under the

D-2-1

Contract, then, at the request of the Successor, and upon Successor’s written agreement to accept Architect’s attornment, Subcontractor shall attorn and shall promptly execute and deliver any instrument the Successor may require to evidence such attornment. Upon such attornment, the Contract shall continue in full force and effect as if it were a direct agreement between the Successor and Architect.
3.    Architect shall not agree to any amendment, modification, release or discharge (in whole or in part) of the Contract, nor waive or claim any waiver in any respect of any provision thereof, without first obtaining the prior written consent of Agent, and no such amendment, modification, release, discharge or waiver, without such consent, shall be binding upon Agent or Lender.
4.    Architect shall send copies to Agent of all notices of default sent by Architect to Borrower or by Borrower to Architect pursuant to the Contract and no such notice shall be effective for any purpose unless and until a copy thereof shall have been received by Agent. Architect shall not terminate the Contract on account of any default of Borrower thereunder without written notice to Agent and first providing Agent and Lender a reasonable opportunity, but not less than the greater of (i) thirty (30) days and (ii) the cure period set forth in the Contract, to effect a cure of the default or to declare Borrower in default under the Loan Agreement or any of the Loan Documents and commence to complete or cause the completion of construction of the Improvements. In the event Agent or Lender so elects to complete or cause the completion of the Improvements, Architect agrees not to terminate, and agrees to diligently continue to perform its services under, the Contract so long as the defaults of Borrower thereunder are cured by Agent or Lender. Nothing contained herein, however, shall require either Agent or Lender to cure any default of Borrower under the Contract, but shall only give Agent and Lender the option to do so if Agent desires that Architect continue performance under the Contract. If Agent elects not to cure such default, Architect shall not be required to continue any work under the Contract except work for which it has been paid. Agent, for the benefit of Lender, shall have the right to retain possession of and use any applicable surveys, plans, specifications and other documents provided by Architect or its agents, without additional cost to Agent or Lender.
Architect hereby represents and warrants to Agent that (i) the Contract is valid and enforceable, and attached hereto as Exhibit A is a true, complete, and final copy of such contract, together with all amendments, modifications, and exhibits thereto, (ii) Architect has not previously assigned, and has no notice that Borrower has previously assigned, the Contract, and Architect will not cause or agree to any future assignment of the Contract, (iii) neither Architect nor Borrower is in default under the Contract, (iv) all covenants, conditions and agreements have been performed as required therein except those not due to be performed until after the date hereof, (v) $______________ has been paid to Architect under the Contract and $____________ has been earned but not paid to this date, and (vi) Architect is duly licensed to conduct its business in the jurisdiction where its services are to be performed and will maintain said license in full force and effect throughout the life of the Contract.
5.    Architect agrees that it shall not to enter into any Material Change Order without the prior written consent of Agent. “Material Change Order” shall mean any Change Order that (i)(a) increases construction costs by more than $1,000,000.00, provided that, if a Change Order increases construction costs by more than $1,000,000.00, such Change Order is subject to Agent’s consent in its reasonable discretion exercised in good faith, and provided further that, if a Change Order increases construction costs by more than $10,000,000.00, such Change Order is subject to Agent’s consent in its sole discretion exercised in good faith, or (b) when taken together with all other Change Orders entered into without Agent’s consent, results in an increase in construction costs by more than $10,000,000.00, (ii) changes the floor area or square footage of the Project (other than to a de minimis extent), (iii) changes the basic layout of the Project Improvements, (iv) involves the use of materials, furniture, fixtures or equipment that is not at least of equal quality to that set forth in the final Plans and Specifications approved by Agent, (v) constitutes a material change in the architectural or structural design or value of the Project (vi) adversely affects the Lien or priority of the Lien of the Mortgage, (vii) is inconsistent with the requirements of any Legal Requirements or Operations Agreement, or would give any party under such agreements the right to terminate, rescind or modify the same, (viii) affects a structural element, building system or the exterior of the Project Improvements, or (ix) would affect the overall efficiency of operating systems of the Project.
6.    The person executing this letter on behalf of Architect hereby certifies that he or she has the authority to do so and that Architect has full authority under all state and local laws and regulations to perform all of its obligations under the Contract in accordance with the terms thereof.

D-2-2

7.    The provisions set forth in this letter shall be binding upon Architect and Architect’s successors and assigns and shall inure to the benefit of Agent, Lender and their respective successors and assigns.
Very truly yours,

[                    ]

By:
Name:
Title:

D-2-3

Exhibit A
(Copy of Contract)
(Attached)

D-2-4

EXHIBIT D-3

FORM OF AIA DOCUMENT NO. G704
(See attached)

D-3-1

AIA® Document G704™ – 2000

Certificate of Substantial Completion

PROJECT: *(Name and address)*

PROJECT NUMBER:

CONTRACT FOR:

CONTRACT DATE:

TO OWNER: *(Name and address)*

TO CONTRACTOR: *(Name and address)*

OWNER ☐
ARCHITECT ☐
CONTRACTOR ☐
FIELD ☐
OTHER ☐

PROJECT OR PORTION OF THE PROJECT DESIGNATED FOR PARTIAL OCCUPANCY OR USE SHALL INCLUDE:

The Work performed under this Contract has been reviewed and found, to the Architect's best knowledge, information and belief, to be substantially complete. Substantial Completion is the stage in the progress of the Work when the Work or designated portion is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work for its intended use. The date of Substantial Completion of the Project or portion designated above is the date of issuance established by this Certificate, which is also the date of commencement of applicable warranties required by the Contract Documents, except as stated below:

ARCHITECT	**BY**	**DATE OF ISSUANCE**

A list of items to be completed or corrected is attached hereto. The failure to include any items on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents. Unless otherwise agreed to in writing, the date of commencement of warranties for items on the attached list will be the date of issuance of the final Certificate of Payment or the date of final payment.

Cost estimate of Work that is incomplete or defective: $ ____________________

The Contractor will complete or correct the Work on the list of items attached hereto within
(   ) days from the above date of Substantial Completion.

CONTRACTOR	**BY**	**DATE**

The Owner accepts the Work or designated portion as substantially complete and will assume full possession at
(time) on *(date)*

OWNER	**BY**	**DATE**

The responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance shall be as follows: *(Note: Owner's and Contractor's legal and insurance counsel should determine and review insurance requirements and coverage.)*

AIA Document G704™ – 2000. Copyright © 1963, 1978, 1992 and 2000 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. Purchasers are permitted to reproduce ten (10) copies of this document when completed. To report copyright violations of AIA Contract Documents, e-mail The American Institute of Architects' legal counsel, copyright@aia.org.

D-3-2

EXHIBIT E-1

FORM OF PERFORMANCE LETTER
[Letterhead of Major Contractor]

_____________________, 201__
TPG SPECIALTY LENDING, INC.,
as agent
2100 McKinney Avenue, Suite 1030
Dallas, TX 75201
Attention: [____________]
Re:    Property Address:
        Project Name: [                ]
        Borrower: [                    ]
        Change Order Amount: ____ of Contract
Ladies and Gentlemen:
The undersigned, a [contractor] [subcontractor] (“Contractor”) on the captioned project (the “Project”), understands that TPG SPECIALTY LENDING, INC., a Delaware corporation, having an address at 2100 McKinney Avenue, Suite 1030, Dallas, TX 75201 (together with its successors and assigns, “TSSP”), and the other lenders party to the Loan Agreement (as defined below) (together with TSSP and such other co-lenders as may exist from time to time, collectively, “Lender”), are about to make a loan (the “Loan”) and will continue to make advances under the Loan to SUNSEEKER FLORIDA, INC., a Florida corporation (“Borrower”), which Loan and such advances, among other things, will be used to finance construction by Borrower of the improvements (the “Improvements”) at the Project and will be advanced pursuant to that certain Construction Loan Agreement (the “Loan Agreement”) entered into by TPG SPECIALTY LENDING, INC., a Delaware corporation, as agent for Lender (“Agent”), Lender and Borrower as of March 18, 2019. Attached hereto is a true and complete copy of our agreement with [Borrower], dated [________________], 20[ ], to construct a portion of the Improvements (including the Conditions attached thereto, the “Contract”) in accordance with the plans and specifications set forth with respect to such portion of the Improvements as more particularly described in the Contract.
Contractor hereby agrees with Agent and Lender as follows:
8.    If Borrower defaults beyond applicable notice and cure periods under the documents evidencing the Loan, or if there is a foreclosure of any mortgage securing payment of the Loan, or if Borrower becomes insolvent, at the election and option of Agent by notice from Lender to Contractor, either (i) Subcontractor will complete its obligations under the Subcontract with respect to the construction of the Improvements for the benefit of Agent (for the benefit of Lender), its nominee, subsidiary or assign(s), provided that Agent shall pay Subcontractor only for work and services rendered pursuant to the Contract subsequent to such election, for which Contractor has not otherwise received payment, or (ii) the Contract shall terminate and at Agent’s election Contractor shall immediately assign all of its rights under any sub-contracts to Agent. In the event that Agent elects to have Contractor continue performance on Agent’s behalf under the Contract, the time periods: set forth in the Contract for performance by owner of its obligations thereunder shall be deemed extended by the period of time necessary to allow Agent to obtain possession of the Property in the manner Agent decides pursuant to its remedies under the Loan Documents.
9.    Contractor hereby acknowledges and consents to a collateral assignment of the Contract to Agent (for the benefit of Lender), which assigns all of Borrower’s rights, if any, under the Contract to Agent. In the event Agent, its nominee, subsidiary, successor(s) or assign(s) (the “Successor”), succeeds to the rights of Borrower under

E-1-1

the Contract, then, at the request of the Successor, and upon Successor’s written agreement to accept Contractor’s attornment, Subcontractor shall attorn and shall promptly execute and deliver any instrument the Successor may require to evidence such attornment. Upon such attornment, the Contract shall continue in full force and effect as if it were a direct agreement between the Successor and Contractor.
10.    Contractor shall not agree to any amendment, modification, release or discharge (in whole or in part) of the Contract, nor waive or claim any waiver in any respect of any provision thereof, without first obtaining the prior written consent of Agent, and no such amendment, modification, release, discharge or waiver, without such consent, shall be binding upon Agent or Lender.
11.    Contractor shall send copies to Agent of all notices of default sent by Contractor to Borrower or by Borrower to Contractor pursuant to the Contract and no such notice shall be effective for any purpose unless and until a copy thereof shall have been received by Agent. Contractor shall not terminate the Contract on account of any default of Borrower thereunder without written notice to Agent and first providing Agent and Lender a reasonable opportunity, but not less than the greater of (i) thirty (30) days and (ii) the cure period set forth in the Contract, to effect a cure of the default or to declare Borrower in default under the Loan Agreement or any of the Loan Documents and commence to complete or cause the completion of construction of the Improvements. In the event Agent or Lender so elects to complete or cause the completion of the Improvements, Contractor agrees not to terminate, and agrees to diligently continue to perform its services under, the Contract so long as the defaults of Borrower thereunder are cured by Agent or Lender. Nothing contained herein, however, shall require either Agent or Lender to cure any default of Borrower under the Contract, but shall only give Agent and Lender the option to do so if Agent desires that Contractor continue performance under the Contractor. If Agent elects not to cure such default, Contractor shall not be required to continue any work under the Contract except work for which it has been paid. Agent, for the benefit of Lender, shall have the right to retain possession of and use any applicable surveys, plans, specifications and other documents provided by Contractor or its agents, without additional cost to Agent or Lender.
Contractor hereby represents and warrants to Agent that (i) the Contract is valid and enforceable, and attached hereto as Exhibit A is a true, complete, and final copy of such contract, together with all amendments, modifications, and exhibits thereto, (ii) Contractor has not previously assigned, and has no notice that Borrower has previously assigned, the Contract, and Contractor will not cause or agree to any future assignment of the Contract, (iii) neither Contractor nor Borrower is in default under the Contract, (iv) all covenants, conditions and agreements have been performed as required therein except those not due to be performed until after the date hereof, (v) $______________ has been paid to Contractor under the Contract and $____________ has been earned but not paid to this date, and (vi) Contractor is duly licensed to conduct its business in the jurisdiction where such construction is to be performed and will maintain said license in full force and effect throughout the life of the Contract.
12.    Contractor agrees that it shall not to enter into any Material Change Order without the prior written consent of Agent. “Material Change Order” shall mean any Change Order that (i)(a) increases construction costs by more than $1,000,000.00, provided that, if a Change Order increases construction costs by more than $1,000,000.00, such Change Order is subject to Agent’s consent in its reasonable discretion exercised in good faith, and provided further that, if a Change Order increases construction costs by more than $10,000,000.00, such Change Order is subject to Agent’s consent in its sole discretion exercised in good faith, or (b) when taken together with all other Change Orders entered into without Agent’s consent, results in an increase in construction costs by more than $10,000,000.00, (ii) changes the floor area or square footage of the Project (other than to a de minimis extent), (iii) changes the basic layout of the Project Improvements, (iv) involves the use of materials, furniture, fixtures or equipment that is not at least of equal quality to that set forth in the final Plans and Specifications approved by Agent, (v) constitutes a material change in the architectural or structural design or value of the Project (vi) adversely affects the Lien or priority of the Lien of the Mortgage, (vii) is inconsistent with the requirements of any Legal Requirements or Operations Agreement, or would give any party under such agreements the right to terminate, rescind or modify the same, (viii) affects a structural element, building system or the exterior of the Project Improvements, or (ix) would affect the overall efficiency of operating systems of the Project.

E-1-2

13.    The person executing this letter on behalf of Contractor hereby certifies that he or she has the authority to do so and that Contractor has full authority under all state and local laws and regulations to perform all of its obligations under the Contract in accordance with the terms thereof.
14.    The provisions set forth in this letter shall be binding upon Contractor and Contractor’s successors and assigns and shall inure to the benefit of Agent, Lender and their respective successors and assigns.
Very truly yours,

[                    ]

By:
Name:
Title:

E-1-3

Exhibit A
(Copy of Contract)
(Attached)

E-1-4

EXHIBIT E-2

FORM OF PERFORMANCE LETTER (OTHER DESIGN PROFESSIONALS)
[Letterhead of Other Design Professional]
______________, 201_
TPG SPECIALTY LENDING, INC.,
as agent
2100 McKinney Avenue, Suite 1030
Dallas, TX 75201
Attention: [___________]

Re:    Property Address:
        Project Name: [                ]
        Borrower: [                    ]
        Change Order Amount: ____ of Contract
Ladies and Gentlemen:
The undersigned, a [contractor] [subcontractor] (“Contractor”) on the captioned project (the “Project”), understands that TPG SPECIALTY LENDING, INC., a Delaware corporation, having an address at 2100 McKinney Avenue, Suite 1030, Dallas, TX 75201 (together with its successors and assigns, “TSSP”), and the other lenders party to the Loan Agreement (as defined below) (together with TSSP and such other co-lenders as may exist from time to time, collectively, “Lender”), are about to make a loan (the “Loan”) and will continue to make advances under the Loan to SUNSEEKER FLORIDA, INC., a Florida corporation (“Borrower”), which Loan and such advances, among other things, will be used to finance construction by Borrower of the improvements (the “Improvements”) at the Project and will be advanced pursuant to that certain Construction Loan Agreement (the “Loan Agreement”) entered into by TPG SPECIALTY LENDING, INC., a Delaware corporation, as agent for Lender (“Agent”), Lender and Borrower as of March 18, 2019. Attached hereto is a true and complete copy of our agreement with Borrower, dated [__________], 20[ ], to construct a portion of the Improvements (including the Conditions attached thereto, the “Contract”) in accordance with the plans and specifications set forth with respect to such portion of the Improvements as more particularly described in the Contract.
Contractor hereby agrees with Agent and Lender as follows:
1.    If Borrower defaults beyond applicable notice and cure periods under the documents evidencing the Loan, or if there is a foreclosure of any mortgage securing payment of the Loan, or if Borrower becomes insolvent, at the election and option of Agent by notice from Lender to Contractor, either (i) Contractor will complete its obligations under the Contract with respect to the construction of the Improvements for the benefit of Agent (for the benefit of Lender), its nominee, subsidiary or assign(s), provided that Agent shall pay Subcontractor only for work and services rendered pursuant to the Contract subsequent to such election, for which Contractor has not otherwise received payment, or (ii) the Contract shall terminate and at Agent’s election Contractor shall immediately assign all of its rights under any sub-contracts to Agent. In the event that Agent elects to have Contractor continue performance on Agent’s behalf under the Contract, the time periods set forth in the Contract for performance by owner of its obligations thereunder shall be deemed extended by the period of time necessary to allow Agent to obtain possession of the Property in the manner Agent decides pursuant to its remedies under the Loan Documents.
2.    Contractor hereby acknowledges and consents to a collateral assignment of the Contract to Agent (for the benefit of Lender), which assigns all of Borrower’s rights, if any, under the Contract to Agent. In the event Agent, its nominee, subsidiary, successor(s) or assign(s) (the “Successor”), succeeds to the rights of Borrower under the Contract, then, at the request of the Successor, and upon Successor’s written agreement to accept Contractor’s

E-2-1

attornment, Contractor shall attorn and shall promptly execute and deliver any instrument the Successor may require to evidence such attornment. Upon such attornment, the Contract shall continue in full force and effect as if it were a direct agreement between the Successor and Contractor.
3.    Contractor shall not agree to any amendment, modification, release or discharge (in whole or in part) of the Contract, nor waive or claim any waiver in any respect of any provision thereof, without first obtaining the prior written consent of Agent, and no such amendment, modification, release, discharge or waiver, without such consent, shall be binding upon Agent or Lender.
4.    Contractor shall send copies to Agent of all notices of default sent by Contractor to Borrower or by Borrower to Contractor pursuant to the Contract and no such notice shall be effective for any purpose unless and until a copy thereof shall have been received by Agent. Contractor shall not terminate the Contract on account of any default of Borrower thereunder without written notice to Agent and first providing Agent and Lender a reasonable opportunity, but not less than the greater of (i) thirty (30) days and (ii) the cure period set forth in the Contract, to effect a cure of the default or to declare Borrower in default under the Loan Agreement or any of the Loan Documents and commence to complete or cause the completion of construction of the Improvements. In the event Agent or Lender so elects to complete or cause the completion of the Improvements, Contractor agrees not to terminate, and agrees to diligently continue to perform its services under, the Contract so long as the defaults of Borrower thereunder are cured by Agent or Lender. Nothing contained herein, however, shall require either Agent or Lender to cure any default of Borrower under the Contract, but shall only give Agent and Lender the option to do so if Agent desires that Contractor continue performance under the Contractor. If Agent elects not to cure such default, Contractor shall not be required to continue any work under the Contract except work for which it has been paid. Agent, for the benefit of Lender, shall have the right to retain possession of and use any applicable surveys, plans, specifications and other documents provided by Contractor or its agents, without additional cost to Agent or Lender.
5.    Contractor hereby represents and warrants to Agent that (i) the Contract is valid and enforceable, and attached hereto as Exhibit A is a true, complete, and final copy of such contract, together with all amendments, modifications, and exhibits thereto, (ii) Contractor has not previously assigned, and has no notice that Borrower has previously assigned, the Contract, and Contractor will not cause or agree to any future assignment of the Contract, (iii) neither Contractor nor Borrower is in default under the Contract, (iv) all covenants, conditions and agreements have been performed as required therein except those not due to be performed until after the date hereof, (v) $__________ has been paid to Contractor under the Contract and $_____________ has been earned but not paid to this date, and (vi) Contractor is duly licensed to conduct its business in the jurisdiction where such construction is to be performed and will maintain said license in full force and effect throughout the life of the Contract.
6.    Contractor agrees that it shall not to enter into any Material Change Order without the prior written consent of Agent. “Material Change Order” shall mean any Change Order that (i)(a) increases construction costs by more than $1,000,000.00, provided that, if a Change Order increases construction costs by more than $1,000,000.00, such Change Order is subject to Agent’s consent in its reasonable discretion exercised in good faith, and provided further that, if a Change Order increases construction costs by more than $10,000,000.00, such Change Order is subject to Agent’s consent in its sole discretion exercised in good faith, or (b) when taken together with all other Change Orders entered into without Agent’s consent, results in an increase in construction costs by more than $10,000,000.00, (ii) changes the floor area or square footage of the Project (other than to a de minimis extent), (iii) changes the basic layout of the Project Improvements, (iv) involves the use of materials, furniture, fixtures or equipment that is not at least of equal quality to that set forth in the final Plans and Specifications approved by Agent, (v) constitutes a material change in the architectural or structural design or value of the Project (vi) adversely affects the Lien or priority of the Lien of the Mortgage, (vii) is inconsistent with the requirements of any Legal Requirements or Operations Agreement, or would give any party under such agreements the right to terminate, rescind or modify the same, (viii) affects a structural element, building system or the exterior of the Project Improvements, or (ix) would affect the overall efficiency of operating systems of the Project.
7.    The person executing this letter on behalf of Contractor hereby certifies that he or she has the authority to do so and that Contractor has full authority under all state and local laws and regulations to perform all of its obligations under the Contract in accordance with the terms thereof.

E-2-2

8.    The provisions set forth in this letter shall be binding upon Contractor and Contractor’s successors and assigns and shall inure to the benefit of Agent, Lender and their respective successors and assigns.
Very truly yours,

[                    ]

By:
Name:
Title:

E-2-3

Exhibit A

(Copy of Contract)
[Attached]

E-2-4

EXHIBIT F

ANTICIPATED COSTS REPORT FORM

To be separately agreed upon by the parties.

F-1

EXHIBIT G

FORM OF LIEN WAIVERS
WAIVER AND RELEASE OF LIEN
UPON FINAL PAYMENT

The undersigned lienor, in consideration of the sum of $___________, hereby waives and releases its lien and right to claim a lien for labor, services, or materials furnished to _________________ on the job of ___________________ to the following property:

______________________________________
______________________________________
______________________________________

Print Name:
Title:
Company:

STATE OF _________
COUNTY OF ____________

Acknowledged before me this _______ day of _____________, 200__.

Notary Public/State of

Printed/Typed Name of Notary Public

Personally Known ¨ OR Produced Identification ¨
Type of Identification Produced ___________________

G-1

UNCONDITIONAL WAIVER AND RELEASE OF LIEN
UPON PROGRESS PAYMENT

The undersigned lienor, in consideration of the sum of $__________, hereby waives and releases its lien and right to claim a lien for labor, services, or materials furnished through the ____ day of _____________, 20 ____ to ___________________________ on the job of _________________________________ to the following property:

______________________________________
______________________________________
______________________________________

This waiver and release does not cover any retention or labor, services, or materials furnished after the date specified.

DATED this _____ day of ________________, 20 ____.

__________________________ [signature]
Print Name: _______________
Title: _______________
Company: _______________

STATE OF FLORIDA
COUNTY OF ____________

Acknowledged before me this _______ day of _____________, 200__.

Notary Public/State of

Printed/Typed Name of Notary Public

Personally Known ¨ OR Produced Identification ¨
Type of Identification Produced ___________________

G-2

EXHIBIT H

FORM OF BORROWER’S REQUISITION
[Letterhead of Borrower]

_________________, 201__

TPG SPECIALTY LENDING, INC.,
as agent
2100 McKinney Avenue, Suite 1030
Dallas, TX 75201
Attention: [______________]

Re:    _________________________
Ladies and Gentlemen:
This Certificate is being furnished in accordance with that certain Construction Loan Agreement (the “Loan Agreement”) dated as of March 18, 2019, among TPG SPECIALTY LENDING, INC., a Delaware corporation, as agent (“Agent”), the lenders party thereto (together with their respective successors and assigns, collectively, “Lender”) and Sunseeker Florida, Inc., a Florida corporation (“Borrower”). This Certificate will serve as Borrower’s Requisition requesting the sum of $______________ under the Loan Agreement. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Loan Agreement.
The draw amount for this month is as follows:

Current Total Draw Amount:	$

less Lender holdbacks for reimbursements:	$

Net Amount of Wire:	$

Please wire the funds on [DATE] as follows:
Amount:
Bank:
ABA#:
Account:
Account Number:

The support for the above Advances is provided in the attached draw schedules. Please advise the undersigned as soon as the Advance has been credited.
Borrower represents and warrants to Agent and Lender as of the date hereof as follows:

(i)	The undersigned is an authorized officer of Borrower.

H-1

(ii)	This Certificate and the requisition contained herein meets all applicable conditions contained in the Loan Agreement (as applicable to such Advance).

(iii)
All amounts shown on all previous Borrower’s Requisitions have been paid in full and all amounts requested herein have been paid or will be paid in full from the proceeds of the disbursement requested hereby. The amount requested to be disbursed does not exceed the amount available to Borrower as an Advance as of the date of this Certificate and the date on which such disbursement is to be made, such that at no time shall Lender be obligated to pay amounts to Borrower in excess of the total amount available to Borrower as an Advance at the time of disbursement.

(iv)
All work on the Property to the date of this Certificate has been performed in substantial accordance with the Plans and Specifications and otherwise in accordance with the terms and conditions set forth in the Loan Documents and there have been no changes to the Plans and Specifications except as approved by Agent in writing.

(v)
All labor, materials, and/or services shown on each draw schedule, for which funds have been or are requested, are incorporated into the Property at this date, or in the case of Stored Materials, have been stored in accordance with, and otherwise satisfy the requirements of, the Loan Agreement.

(vi)
None of the amounts for which payment is requested in this Certificate have been included in any prior Borrower’s Requisition. All Construction Costs for which the current disbursement is sought have been incurred and are included as part of the most recently approved Project Budget.

(vii)	All required Governmental Approvals of the Plans and Specifications by any Governmental Authority have been obtained.

(viii)
All building permits required for the commencement of construction of the Improvements in accordance with the Plans and Specifications and Construction Schedule, to the extent the same may be issued given the stage of construction, have been obtained in accordance with all Legal Requirements and are in full force and effect;

(ix)	To the best of Borrower’s knowledge, all work on the Property, which has been completed or which is in progress as of this date does not violate any applicable Legal Requirement.

(x)	There is no Event of Default continuing.

(xi)
The representations and warranties reaffirmed by this request for disbursement of Loan proceeds pursuant to the Loan Agreement are true and correct in all material respects on and as of the date of this Certificate and will be true and correct in all material respects on and as of the date of such disbursement.

(xii)	The Improvements have not been injured or damaged by fire, explosion, accident, flood or other casualty, except as previously disclosed in writing to Lender.
Very truly yours,

SUNSEEKER FLORIDA, INC., a Florida corporation

By:

Name:
Title:

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EXHIBIT I

APPLICATION AND CERTIFICATE FOR PAYMENT (AIA FORM G702)
(Attached)

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AIA® Document G702™ – 1992

Application and Certificate for Payment

TO OWNER:	PROJECT:	APPLICATION NO:	Distribution to:
		PERIOD TO:	OWNER ☐
		CONTRACT FOR:	ARCHITECT ☐
FROM CONTRACTOR:	VIA ARCHITECT:	CONTRACT DATE:	CONTRACTOR ☐
		PROJECT NOS:	FIELD ☐
			OTHER ☐

CONTRACTOR'S APPLICATION FOR PAYMENT

Application is made for payment, as shown below, in connection with the Contract. AIA Document G703™, Continuation Sheet, is attached.

1. ORIGINAL CONTRACT SUM .... $______
2. NET CHANGE BY CHANGE ORDERS .... $______
3. CONTRACT SUM TO DATE *(Line 1 ± 2)* .... $______
4. TOTAL COMPLETED & STORED TO DATE *(Column G on G703)* .... $______
5. RETAINAGE:
   a. ____% of Completed Work *(Column D + E on G703)* $______
   b. ____% of Stored Material *(Column F on G703)* $______

   Total Retainage *(Lines 5a + 5b, or Total in Column I of G703)* .... $______
6. TOTAL EARNED LESS RETAINAGE .... $______
   (Line 4 minus Line 5 Total)
7. LESS PREVIOUS CERTIFICATES FOR PAYMENT .... $______
   (Line 6 from prior Certificate)
8. CURRENT PAYMENT DUE .... $______
9. BALANCE TO FINISH, INCLUDING RETAINAGE
   (Line 3 minus Line 6) $______

CHANGE ORDER SUMMARY	ADDITIONS	DEDUCTIONS
Total changes approved in previous months by Owner	$	$
Total approved this month	$	$
TOTAL	$	$
NET CHANGES by Change Order	$	

The undersigned Contractor certifies that to the best of the Contractor's knowledge, information and belief the Work covered by this Application for Payment has been completed in accordance with the Contract Documents, that all amounts have been paid by the Contractor for Work for which previous Certificates for Payment were issued and payments received from the Owner, and that current payment shown herein is now due.

CONTRACTOR:

By: ______________________ Date: ______________

State of:

County of:

Subscribed and sworn to before me this day of

Notary Public:

My commission expires:

ARCHITECT'S CERTIFICATE FOR PAYMENT

In accordance with the Contract Documents, based on on-site observations and the data comprising this application, the Architect certifies to the Owner that to the best of the Architect's knowledge, information and belief the Work has progressed as indicated, the quality of the Work is in accordance with the Contract Documents, and the Contractor is entitled to payment of the AMOUNT CERTIFIED.

AMOUNT CERTIFIED .... $______

(Attach explanation if amount certified differs from the amount applied. Initial all figures on this Application and on the Continuation Sheet that are changed to conform with the amount certified.)

ARCHITECT:

By: ______________________ Date: ______________

This Certificate is not negotiable. The AMOUNT CERTIFIED is payable only to the Contractor named herein. Issuance, payment and acceptance of payment are without prejudice to any rights of the Owner or Contractor under this Contract.

CAUTION: You should sign an original AIA Contract Document, on which this text appears in RED. An original assures that changes will not be obscured.

AIA Document G702™ – 1992. Copyright © 1953, 1963, 1965, 1971, 1978, 1983 and 1992 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. Purchasers are permitted to reproduce ten (10) copies of this document when completed. To report copyright violations of AIA Contract Documents, e-mail The American Institute of Architects' legal counsel, copyright@aia.org.

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